Exhibit 2.1

ASSET PURCHASE AND SALE AGREEMENT

dated as of

October 29, 2003,

among

EXPANETS, INC.,

NORTHWESTERN CORPORATION,

NORTHWESTERN GROWTH CORPORATION,

NORTHWESTERN CAPITAL CORPORATION,

and

AVAYA INC.

i

Schedules

Schedule 2.01(a)(i)	Company Real Property
Schedule 2.01(a)(ii)	Company Leaseholds
Schedule 2.01(b)(i)	Equipment
Schedule 2.01(b)(ii)	Fixtures
Schedule 2.01(b)(iii)	Inventory
Schedule 2.01(c)	Assigned Agreements
Schedule 2.01(f)	Securities
Schedule 2.01(g)	Intellectual Property
Schedule 2.01(h)	Benefit Plans
Schedule 2.03(a)(iv)	Capitalized Leases
Schedule 2.05(a)	Employment Offer Persons
Schedule 2.05(c)	Certain Other Employees
Schedule 3.04	Allocation of Purchase Price
Schedule 4.02(i)	Certain Collateral
Schedule 4.03(i)(i)	Employment Agreement Persons
Schedule 4.03(i)(ii)	Non-Competition Agreement Persons
Schedule 5.04	Company Consents
Schedule 5.05(a)	Capitalization
Schedule 5.05(b)	Rights, Options and Warrants
Schedule 5.05(c)	Shareholder Agreements
Schedule 5.06(a)	Subsidiaries
Schedule 5.07(a)	Balance Sheets
Schedule 5.07(b)	Other Financial Statements
Schedule 5.07(e)	Guarantees
Schedule 5.07(f)	Certain Accounts Payable and Accounts Receivable
Schedule 5.07(g)	Certain Accounting Changes
Schedule 5.07(h)	Non-Recurring Items

Schedule 5.08(c)	Audits
Schedule 5.08(f)	Tax Liens
Schedule 5.09	Litigation
Schedule 5.10(a)	Required Permits
Schedule 5.10(c)	Certain Permit Notices
Schedule 5.11	Absence of Certain Changes or Events
Schedule 5.13(b)	Certain Real Property Liens
Schedule 5.13(d)	Condemnation or Eminent Domain
Schedule 5.13(e)	Company Leases
Schedule 5.15(a)	Material Contracts
Schedule 5.15(d)	Liens
Schedule 5.15(e)	Debt
Schedule 5.15(f)	Certain Maintenance Contracts
Schedule 5.16(d)	Certain Intellectual Property Matters
Schedule 5.17	Insurance
Schedule 5.18(a)	Certain Books and Records
Schedule 5.18(b)	Chief Executive Office
Schedule 5.18(c)	Bank Accounts
Schedule 5.18(d)	Officers and Directors
Schedule 5.19(a)	Customers
Schedule 5.19(b)	Suppliers
Schedule 5.20	Environmental Matters
Schedule 5.21(a)	Employees
Schedule 5.21(b)	Employment Agreements
Schedule 5.21(c)	Employee Benefit Plans
Schedule 5.21(e)	Certain Labor Matters
Schedule 5.21(g)	Transaction Entitlements
Schedule 5.22(a)	Certain Transactions
Schedule 5.22(b)	Related Party Transactions
Schedule 5.22(c)	Transactions with the Shareholders
Schedule 5.23	Warranties
Schedule 6.04	Seller Consents
Schedule 8.06(c)	Vendor Deposits
Schedule 9.07	Certain Leases
Schedule 11.07(c)	Specified Liabilities

Exhibits

Exhibit 3.01	Form of Purchaser Note

v

ASSET PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of October 29, 2003 among (a) EXPANETS, INC., a Delaware corporation (the “Company”), (b) NORTHWESTERN CORPORATION (the “Parent”), (c) NORTHWESTERN GROWTH CORPORATION (“NGC”), (d) NORTHWESTERN CAPITAL CORPORATION (“NCC”, and collectively with the Parent and NGC, each a “Shareholder”, and collectively, the “Shareholders”), and (e) AVAYA INC., a Delaware corporation (the “Purchaser”).

RECITALS

A.           The Parent owns all of the outstanding capital stock of NGC.

B.             NGC owns all of the outstanding (i) shares of Series B, Series C, Series F and Series G preferred stock of the Company, and (ii) capital stock of NCC.

C.             NCC owns all of the outstanding shares of Class B common stock of the Company.

D.            Collectively, NGC and NCC control approximately 99% of the voting rights allocated to all classes of equity of the Company.

E.              The Company owns the Purchased Assets (as defined below).

F.              On the terms and subject to the conditions set forth in this Agreement, the Purchaser desires to acquire from the Company, and the Company wishes to sell to the Purchaser, the Purchased Assets, as set forth herein.

AGREEMENT

In consideration of the premises and the mutual covenants and the agreements herein set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

Defined Terms

Section 1.01.                             Definitions.  As used in this Agreement, the following terms have the meanings stated:

“2001 Audited Financial Statements” means the audited consolidated balance sheet, statement of operations, statements of changes in shareholders’ equity and statements of cash flows of the Company and its Subsidiaries as of, and for the 12-month period ending, December 31, 2001, in the forms attached hereto as Schedule 5.07(a) and 5.07(b) hereof.

“Accounts Receivable” has the meaning stated in Section 2.01(d).

“Action” means an action, suit, litigation, arbitration, investigation, complaint, contest, hearing or other proceeding, whether civil, criminal, administrative, investigative or appellate, in law or equity before any arbitrator or Governmental Body, and any settlement or compromise of any of the foregoing.

“Additional Assumed Liabilities” has the meaning stated in Section 2.04(c).

“Affiliate” of a Person means any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person or any of its Subsidiaries.  The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Alternative Transaction” means any transaction involving the sale of all or substantially all of the Purchased Assets by the Company and the assumption of all or substantially all of the Assumed Liabilities by the purchaser, in substantially the same manner as the Transactions, but does not include the Transactions.

“Assets” has the meaning stated in Section 5.12(c).

“Assigned Agreements” has the meaning stated in Section 2.01(c).

“Assignment and Assumption Agreement” has the meaning stated in Section 4.03(d)(ii).

“Assumed Liabilities” has the meaning stated in Section 2.03.

“Assumption Agreement” has the meaning stated in Section 4.02(e).

“Avaya” means Avaya Inc.

“Avaya Credit Agreement” means the Credit and Security Agreement, dated as of March 31, 2001, between the Company and Avaya, as amended up through the date of this Agreement.

“Avaya Debt” means all Debt, including without limitation, letters of credit, and other amounts, including, without limitation, principal, interest, fees, costs, indemnification payments and any other amounts, outstanding (whether or not then due or owing) under the Avaya Credit Agreement as of the Closing Date.

“Benefit Plan” means any employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code, and  any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, stock purchase, restricted stock, stock appreciation rights, phantom stock, retirement, supplemental retirement, vacation, severance, termination, disability, death benefit, hospitalization, retiree medical or other plan, program, insurance, arrangement, agreement, commitment or understanding

(whether or not legally binding) providing benefits to any current or former employee, officer, director or shareholder of the Company or any of its Subsidiaries, including any such plan or program maintained outside the United States.

“Bill of Sale” has the meaning stated in Section 4.03(d)(i).

“Board” means the Board of Directors of the Company.

“Business” means the business and operations of the Company and its  Subsidiaries as conducted by the Company and its Subsidiaries on the date of this Agreement and as proposed to be conducted by the Company and its Subsidiaries as of the date of this Agreement.

“Business Day” means any day that is not a Saturday, Sunday or a day on which banks are required or authorized by Law to be closed in New York.

“Capitalized Lease” means any lease that in accordance with GAAP is capitalized and appears on the balance sheet of the lessee.

“Capitalized Lease Amount” means the aggregate dollar amount of all Capitalized Leases of the Company and its Subsidiaries as of the Closing Date.

“Cash Amount” means an amount equal to $112,500,000, minus the aggregate dollar amount of the Additional Assumed Liabilities, if any.

“Cash Proceeds” means an aggregate amount equal to the sum of (a) the Cash Purchase Price, plus (b) the aggregate amount of cash payments made by the Purchaser to the Company under the Purchaser Note (including for this purpose any amounts that would have been paid by the Purchaser to the Company under the Purchaser Note but are set-off against by the Purchaser pursuant to Section 11.06 of this Agreement), plus (c) the aggregate amount of Non-Compete Payments made by the Purchaser to the Company pursuant to Section 9.03(e) of this Agreement (including for this purpose any Non-Compete Payments that would have been paid by the Purchaser to the Company under Section 9.03(e) of this Agreement but are set-off against by the Purchaser pursuant to Section 11.06 of this Agreement).

“Cash Purchase Price” means an amount equal to (a) the Cash Amount, minus (b) the Final Company Debt Amount (as finally determined pursuant to Section 3.03), minus (c) the excess, if any, of Required Net Current Assets, over Final Net Current Assets (as finally determined pursuant to Section 3.03).

“Claims” has the meaning stated in Section 9.05.

“Closing” has the meaning stated in Section 4.01.

“Closing Balance Sheet” has the meaning stated in Section 3.03(a).

“Closing Date” has the meaning stated in Section 4.01.

“Code” means the Internal Revenue Code of 1986, as amended, and the related regulations and published interpretations thereunder.

“Common Stock” means the Class A, Class B and Class C common stock of the Company.

“Company” means Expanets, Inc., a Delaware corporation.

“Company Debt Amount” means the sum of (a) the Capitalized Lease Amount, plus (b) the Avaya Debt, plus (c) the Congress Debt.

“Company Indemnified Person” means the Company, the Shareholders and each of their respective shareholders, partners, members, managers, directors, officers, employees, agents and Affiliates.

“Company Lease” has the meaning stated in Section 5.13(e).

“Company Leaseholds” has the meaning stated in Section 5.13(a).

“Company Outside Date” means December 15, 2003.

“Company Parties” means the Company’s Subsidiaries, Affiliates, directors, officers, employees or agents or any investment banker, financial advisor, attorney, accountant, representative, or any other Person acting on behalf of the Company or any of its Subsidiaries.

“Company Real Property” has the meaning stated in Section 5.13(a).

“Company Required Consents” means the Consents set forth on Schedule 5.04 and Schedule 6.04, in each case, that are marked with an asterisk.

“Company’s Accountants” means Deloitte & Touche LLP.

“Competing Business” means any business one or more of whose products or services, including, without limitation, products or services in the planning or development stage during the Non-Compete Period, compete, directly or indirectly, in whole or in part, with one or more of the products or services, including, without limitation, products or services in the planning or development stage during the Non-Compete Period, produced, provided or engaged in by the Company or any of its Subsidiaries at any time during the Non-Compete Period.

“Competing Transaction” means any transaction or series of transactions including, without limitation, an Alternative Transaction involving a sale or other Transfer of securities or assets, or merger or other combination, whereby at the conclusion of such transaction or transactions the Parent either directly or indirectly does not own (a) at least 75% of the outstanding economic and voting interests of the Company (on a fully-diluted basis) and (b) at least 75% of the assets of the Company and its Subsidiaries, taken as a whole, as constituted on the date of this Agreement, other than the Transactions.

“Confidential Information” means all information, data, “know-how”, documents, reports, agreements, interpretations, plans, studies, forecasts and records (whether in oral or written form, electronically stored or otherwise) containing or otherwise reflecting information concerning the Purchaser, the Company, any of their respective Subsidiaries or Affiliates, the Business, the Assets or the Transactions, including, without limitation, “know-how”, trade secrets and information not available to the public generally, but does not include (a) information that is not related to the Purchaser, the Business, the Purchased Assets or the Assumed Liabilities, (b) information which is or becomes generally available to the public other than as a result of a disclosure by the Shareholders or the Company in violation of this Agreement, and (c) information that was or becomes available to the Shareholders or the Company on a non-confidential basis from a Person other than the Purchaser or any other Person who is not otherwise bound by any obligation not to transmit or disclose the information to the Shareholders or the Company.

“Confidentiality Agreement” means the existing confidentiality agreement, if any, among the Parent, the Company and the Purchaser.

“Congress” means Congress Financial Corporation (Western).

“Congress Credit Agreement” means the Credit Agreement, dated as of June 13, 2003, between the Company and Congress, as amended as of the date of this Agreement.

“Congress Debt” means all Debt, including without limitation, letters of credit, and other amounts, including, without limitation, principal, interest, fees, costs, indemnification payments and any other amounts, outstanding (whether or not then due or owing) under the Congress Credit Agreement as of the Closing Date; provided, however, that for purposes of calculating Cash Purchase Price and Estimated Cash Purchase Price, letters of credit up to $7,325,000 shall not be included in the definition of Company Debt Amount.

“Consents” means any approval, consent, authorization or order of, notice to or registration or filing with, or any other action by, any Governmental Body or other Person.

“Contract” means any agreement, contract, license, lease, instrument, document, note, bond, mortgage, indenture, guarantee, purchase order, letter of credit, undertaking, obligation, commitment, or other legally binding commitment or obligation, whether or not written, each as amended or modified from time to time.

“Controlled Group” for any Person at any date means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Person, are treated as a single employer under Sections 414(b), 414(c), 414(m) or 414(o) of the Code.

“Credit Agreements” means the Avaya Credit Agreement and the Congress Credit Agreement.

“Current Assets” of the Company and its Subsidiaries at any date means all assets of the Company and its Subsidiaries that would properly be classified in accordance with GAAP as current assets as of such date, which for purposes of the Sale Documents (a) shall not include any payment received after June 30, 2003 on or in respect of any employee or shareholder notes owed to the Company or any of its Subsidiaries, but (b) shall include the Company’s or its Subsidiaries’ cash deposits (but not letters of credit) with vendors to secure future performance to the extent that such cash deposits are not otherwise included in Current Assets as of such date, after deducting adequate reserves in each case where a reserve is proper, determined as of such date.

“Current Property” means all sites, facilities, locations, Real Property and Leaseholds presently owned, leased, used or operated by the Company or any of its Subsidiaries.

“Debt” of a Person at any date means, without duplication (a) all obligations of the Person (i) for borrowed money, (ii) evidenced by bonds, debentures, notes or other similar instruments, (iii) under conditional sale, title retention, installment payment or other similar agreements or arrangements creating an obligation with respect to the payment of the deferred purchase price of property or services, (iv) as lessee under Capitalized Leases, (v) under letters of credit or Guarantees issued for the account of the Person and (vi) arising under acceptance facilities, (b) all obligations of the type referred to in clause (a) above of others Guaranteed by the Person, (c) all obligations of the type referred to in clause (a) above of others secured by a Lien on any asset of the Person whether or not such obligation is assumed or Guaranteed by the Person, (d) interest rate, currency and total return swaps, hedges and similar arrangements, and (e) the aggregate Unfunded Vested Liabilities under each Benefit Plan of the Person.

“Deed” has the meaning stated in Section 4.03(d)(iv).

“Dollars” and “$” refer to United States dollars and other lawful currency of the United States of America from time to time in effect.

“Effective Time” means the time when the Company actually receives the Initial Cash Payment Amount.

“Environmental Claims” means any complaint, summons, citation, notice, directive, order, Action, notice of violation, judicial or administrative proceeding, judgment, letter or other communication from any Governmental Body, or any third party involving violations of Environmental Laws or Releases of Hazardous Materials from (a) any assets, properties or businesses of the Company, any of its Subsidiaries or any predecessors in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by the Company, any of its Subsidiaries or any predecessors in interest.

“Environmental Laws” means all federal, state, local and foreign Laws relating to pollution, human health, safety or protection of the environment and all similar Laws.

“Environmental Liabilities” means any monetary obligations, losses, liabilities (including strict liability), damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable out-of-pocket fees, disbursements and expenses of counsel, out-of-pocket expert and consulting fees and out-of-pocket costs for environmental site assessments, remedial investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any Environmental Claim filed by any Governmental Body or any third party which relate to any violations of Environmental Laws, Remedial Actions, Releases or threatened Releases of Hazardous Materials from or onto (a) any property presently or formerly owned by the Company or any of its Subsidiaries or a predecessor in interest, or (b) any facility which received Hazardous Materials generated by the Company or any of its Subsidiaries or a predecessor in interest.

“Environmental Reports” means all written reports, studies, analyses, tests or monitoring in the possession of or initiated by the Company or any of its Subsidiaries pertaining to Hazardous Materials in, on, beneath or adjacent to any Relevant Property, or regarding the Company’s or any of its Subsidiaries’ compliance with applicable Environmental Laws.

“Equipment” means all tangible personal property of a Person, including, without limitation, all equipment and machinery in all of its forms, wherever located, now or hereafter existing.

“Equity Securities” of a Person means (a) shares of capital stock, limited liability company membership interests, joint venture interests, partnership interests or other equity securities, stock or shares of any kind of such Person, (b) securities directly or indirectly convertible into or exercisable or exchangeable for any of the securities referred to in (a) above, (c) rights, warrants, options, calls, subscriptions or commitments of any kind or character relating to, or entitling any Person directly or indirectly to purchase or otherwise acquire, any of the securities or rights referred to in (a) or (b) above, and (d) equity equivalents, interests in the ownership or earnings of, or equity appreciation, phantom stock or other similar rights of, or with respect to, such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the related regulations and published interpretations.

“Escrow Agent” means JPMorgan Chase Bank, a New York corporation, or such other Person as may be mutually acceptable to the Shareholders, the Company and the Purchaser.

“Escrow Agreement” has the meaning stated in Section 4.03(d)(v).

“Escrow Amount” has the meaning stated in Section 11.07(c).

“Estimated Balance Sheet” has the meaning stated in Section 3.02(a).

“Estimated Cash Purchase Price” means an amount equal to (a) the Cash Amount, minus (b) the Estimated Company Debt Amount, minus (c) the excess, if any, of Required Net Current Assets, over Estimated Net Current Assets.

“Estimated Company Debt Amount” has the meaning stated in Section 3.02(a).

“Estimated Net Current Assets” has the meaning stated in Section 3.02(a).

“Excluded Assets” has the meaning stated in Section 2.02.

“Excluded Liabilities” has the meaning stated in Section 2.04(a).

“Expense Amount” has the meaning stated in Section 10.03(c).

“Extended Term” has the meaning stated in Section 9.03(e).

“Extinguished Liability” has the meaning stated in Section 11.07(c).

“Fees and Expenses” has the meaning stated in Section 10.03(a).

“Final Closing Balance Sheet” has the meaning stated in Section 3.03(c).

“Final Company Debt Amount” has the meaning stated in Section 3.03(c).

“Final Net Current Assets” has the meaning stated in Section 3.03(c).

“Fixtures” means, to the extent not covered by the definition of Equipment, all fixtures appurtenant to Real Property or Leaseholds in all of their forms, wherever located.

“Fundamental Representations” means the representations and warranties set forth in Sections 5.01, 5.02, 5.03, 5.04, 5.05(a), 5.07, 5.12, 5.15(d) and (e), 6.01, 6.02, 6.03 and 6.04.

“Fundamental Representation Indemnification” means the indemnification under Section 11.01(a)(i) with respect to the Fundamental Representations.

“GAAP” means (a) with respect to the 2001 Audited Financial Statements, generally accepted accounting principles in the United States and (b) other than with respect to the 2001 Audited Financial Statements, generally accepted accounting principles in the United States as applied by the Company in the preparation of the 2001 Audited Financial Statements, except as otherwise specifically set forth on Schedule 5.07(g); provided, however, to the extent the 2001 Audited Financial Statements were not prepared in accordance with generally accepted accounting principles in the United States, “GAAP” means generally accepted accounting principles in the United States.

“General Escrow Amount” has the meaning stated in Section 11.07(c).

“Governmental Body” means any government or any agency, bureau, commission, court, whether supranational, national, federal, state, regional, provincial, local, domestic or foreign.

“Guarantee” means any guarantee, assurance of performance, standby letter of credit, or other obligation by which any Person agrees to pay, perform or be responsible for, in whole or in part, the obligations or Liabilities of any other Person, whether or not contingent upon any other event or circumstance.

“Hazardous Materials” means, without regard to amount and/or concentration (a) any element, compound, or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substances, extremely hazardous substance or chemical, hazardous waste, medical waste, biohazardous or infectious waste, special waste, or solid waste under Environmental Laws, (b) petroleum, petroleum-based or petroleum-derived products, (c) polychlorinated biphenyls, (d) any substance exhibiting a hazardous waste characteristic including but not limited to corrosivity, ignitibility, toxicity or reactivity as well as any radioactive or explosive materials, and (e) any raw materials, building components, including but not limited to asbestos-containing materials and manufactured products containing Hazardous Materials.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the related regulations and published interpretations.

“Indemnification Notice” has the meaning stated in Section 11.02(a).

“Indemnitee” has the meaning stated in Section 11.02(a).

“Indemnitor” has the meaning stated in Section 11.02(a).

“Indemnity Payment” has the meaning stated in Section 11.07.

“Independent Accounting Firm” means PriceWaterhouseCoopers, LLP.

“Initial Cash Payment Amount” means an amount equal to (a) the Estimated Cash Purchase Price, minus (b) the Escrow Amount.

“Intellectual Property” means all copyrights, uncopyrighted works, trademarks, trademark rights, trademark registrations, patents, including, without limitation, all reissues, divisions, continuations and extensions thereof, patent rights, unpatented inventions, service marks, logos, trade names, trade name rights, corporate names, computer software licenses, data, software, permits, trade secrets, know-how, protected models, designs, methods, concepts, plans, specifications, schematics, formulas, inventions, technology, processes and intellectual property rights and other proprietary rights, whether or not subject to statutory registration, together with applications and licenses for, and the goodwill of the Business relating to, any of the foregoing.

“Intellectual Property Assignment Agreement” has the meaning stated in Section 4.03(d)(iii).

“Inventory” means all finished products, work in process, raw materials, goods in transit, goods at customer sites and other inventory or goods held for sale of a Person in all of its forms, wherever located, now or hereafter existing.

“Knowledge of the Company” means the knowledge, after reasonable inquiry and  review of such person’s own files and inquiry of those other officers and employees of the Company who would reasonably be expected to have knowledge of the specific matter at issue, of any of Marty Snella, Christopher Younger, Lonnie Clark, Regina Vegliante, Tim Atkinson, and the Company’s and its Subsidiaries’ directors and executive officers, Regional Presidents and the Company’s Director of Human Resources.

“Law” means each applicable treaty, statute, law, rule, regulation or order by any Governmental Body and each judgment, injunction, order, writ, decree or award of any Governmental Body.

“Leaseholds” means all real property interests as lessee, together with all tenements, hereditaments, easements, rights of way, privileges and appurtenances to those interests and improvements and Fixtures on or to those interests.

“Liability” of any Person means any Debt, liability, commitment, or obligation of any kind or character, whether or not arising under any Guarantee or other Contract, whether or not secured by any Lien, and whether or not accrued, fixed, absolute, contingent, matured, unmatured, liquidated, unliquidated, due or to become due.

“Lien” means any security interest, lien (statutory or otherwise), claim, pledge, mortgage, deed of trust, hypothecation, charge, easement, deposit arrangement, preference, priority, license, lease, conveyance of any right, option, right of first refusal or offer, conditional sales or other title retention agreement, restriction, covenant, condition or encumbrance of any kind, including, without limitation, any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership, and the filing of or agreement to give any financing statement under the uniform commercial code or comparable law of any jurisdiction to evidence any of the foregoing.

“Losses” means any and all liabilities, obligations, losses, damages, costs, expenses, claims, penalties, Actions, judgments, diminution in value, disbursements of any kind or nature whatsoever, interest, fines, cleanup costs, settlements, costs of preparation and investigation, costs incurred in enforcing any of the Sale Documents and reasonable attorneys’ fees and expenses, including without limitation, any Taxes arising out of or resulting from any payment under Article XI hereof.

“Maintenance Fee Agreement” means the Maintenance Fee Agreement, dated as of March 31, 2000, between the Company and Avaya (as successor to Lucent Technologies Inc.), as amended by Amendment No. 1 effective as of March 31, 2001.

“Material Adverse Effect” means (a) a material adverse effect upon any of (i) the Business, management, employees, results, operations, the Assets, the liabilities, condition (financial or otherwise), or prospects of the Company and its Subsidiaries taken as a whole, or (ii) the legality, validity or enforceability of the Sale Documents, or (b) the impairment, hindrance or adverse effect in any material respect upon the ability of the Company, any of its Subsidiaries or the Shareholders to perform any of their obligations under the Sale Documents.

“Material Contract” has the meaning stated in Section 5.15(a).

“Net Current Assets” means an amount equal to the aggregate dollar amount of (a) the Current Assets of the Company and its Subsidiaries included in the Purchased Assets as of the Closing Date, minus (b) the Total Liabilities of the Company and its Subsidiaries as of the Closing Date.

“Newly-Hired Employees” means any employee of the Company as of the Closing Date who becomes an employee of the Purchaser as of the Closing Date.

“Newly-Hired Employees’ Liabilities” has the meaning stated in Section 2.05(b).

“Non-Compete Payments” has the meaning stated in Section 9.03(e).

“Non-Compete Period” means the three-year period beginning on the Closing Date.

“Other Employees” has the meaning stated in Section 2.05(c).

“Other Employees’ Liabilities” has the meaning stated in Section 2.05(c).

“Other Leases” has the meaning stated in Section 9.07.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permit” means any permit, license, approval, consent, permission, notice, franchise, confirmation, endorsement, waiver, certification, registration, qualification, clearance, variance or other authorization issued, granted or given by or under the authority of any Governmental Body or pursuant to any federal, state, local or foreign Law.

“Permitted Liens” means (a) Liens for Taxes incurred in the ordinary course of business consistent with past practice, if a specific reserve shall have been made therefor on the Closing Balance Sheet (as finally agreed upon pursuant to Section 3.03), (b) statutory Liens of landlords, Liens of carriers, warehouse persons, mechanics and material persons and other Liens imposed by Law incurred in the ordinary course of business consistent with past practice, if a specific reserve shall have been made therefor on the Final Closing Balance Sheet, (c) purchase money Liens incurred in the ordinary course of business, consistent with past practice, provided that such Liens (i) do not exceed the value of the Equipment or Inventory so acquired and (ii) were not incurred in violation of any representation, warranty, covenant or agreement contained in the Sale Documents, (d) easements, rights-of-way, restrictions and other similar covenants or encumbrances which, in the aggregate, do not materially interfere with the normal and ordinary operation of the Business, and (e) Liens securing the Company Debt Amount.

“Person” means any individual, corporation, partnership, limited liability company, association, joint venture, trust or any other entity or organization, including, without limitation, any Governmental Body.

“Personnel” means all former and current employees, agents, consultants and independent contractors of the Company and its Subsidiaries who have contributed to or participated in the conception or development of any of the Required Intellectual Property.

“Post-Closing Extinguished Liability Amount” has the meaning stated in Section 11.07(e).

“Pre-Closing Extinguished Liability Amount” has the meaning stated in Section 11.07(c).

“Preferred Stock” means the Series A, Series B, Series C, Series D, Series E, Series F and Series G preferred stock of the Company.

“Prohibited Transaction” means any transaction described in Section 406 of ERISA or Section 4975 of the Code, for which an exemption does not apply.

“Purchase Price” means the sum of (a) the Cash Purchase Price, plus (b) the aggregate principal amount of the Purchaser Note, plus (c) the sum of all of the Non-Compete Payments.

“Purchased Assets” has the meaning stated in Section 2.01.

“Purchaser” has the meaning stated in the heading of this Agreement, and its successors and permitted assigns.

“Purchaser Indemnified Person” means the Purchaser and its Affiliates and each of their respective shareholders, partners, members, managers, directors, officers, employees, agents and Affiliates.

“Purchaser Note” has the meaning stated in Section 3.01.

“Purchaser Outside Date” means December 15, 2003.

“Purchaser Required Consents” means the Consents set forth on Schedule 7.04.

“Purchaser’s Accountants” means PricewaterhouseCoopers LLC.

“Real Property” means all real property interests, other than as lessee, together with all tenements, hereditaments, easements, rights of way, privileges and appurtenances to those interests and improvements and fixtures on or to those interests.

“Release” means any spilling, leaking, pumping, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, or disposing of Hazardous Materials (including the abandonment or discarding of barrels, containers or other closed receptacles containing Hazardous Materials) into the environment.

“Relevant Property” means all sites, facilities, locations, Real Property and Leaseholds (a) presently or formerly owned, leased, used or operated by the Company or any of its Subsidiaries (whether or not such properties are currently owned, leased, used or operated by the Company or any of its Subsidiaries), (b) at which any Hazardous Material has been transported, disposed, treated, stored or released by or on behalf of the Company or any of its Subsidiaries, or (c) that are directly adjacent to any sites, facilities, locations, Real Property or Leaseholds presently or formerly owned, leased, used or operated by the Company or any of its Subsidiaries.

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate or in any other way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a Release or threatened Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities, or (d) any other actions authorized by Environmental Laws.

“Reportable Event” means any event stated in Section 4043 of ERISA for which reporting has not been waived by the Department of Labor.

“Required Intellectual Property” has the meaning stated in Section 5.16(a).

“Required Leases” has the meaning stated in Section 9.07.

“Required Net Current Assets” means (a) $51,000,000.00, minus (b) the Vendor Deposit Reduction Amount as of the Closing Date.

“Required Permits” has the meaning stated in Section 5.10(a).

“Restricted Payment” means (a) any dividend or other distribution of any kind on or in respect of any Equity Securities, and (b) any payments in cash or otherwise, on account of the purchase, redemption, retirement or acquisition of (i) any Equity Securities, or (ii) any option, warrant or other right to acquire any Equity Securities.

“Sale Documents” means this Agreement, the Purchaser Note, the Transitional Services Agreement, each other document, agreement and instrument to be executed and delivered by any of the Shareholders, the Company, any of the Company’s Subsidiaries or the Purchaser pursuant to Article IV of this Agreement, and all other documents and instruments by which the Purchased Assets are transferred by the Company to the Purchaser and the Confidentiality Agreement and the Escrow Agreement.

“Schedule Updates” has the meaning stated in Section 8.03(a).

“Securities” means (a) Equity Securities, (b) notes, bonds, debentures, certificates of deposit and all other evidences of indebtedness or Debt, (c) securities directly or indirectly convertible into or exercisable or exchangeable for any of the securities referred to in (b) above, (d) rights, warrants, options, calls, subscriptions or commitments of any kind or character relating to, or entitling any Person to purchase or otherwise acquire, any of the securities or rights referred to in (b) or (c) above, and (d) all other securities of any type.

“Securities Act” means the Securities Act of 1933, as amended, and the related regulations and published interpretations.

“Solvent” means, with respect to the Company, that as of the date of determination (a) the sum of the Company’s Debt (including contingent liabilities, but excluding Liabilities to the Shareholders and their Affiliates) does not exceed all of the Company’s property, at a fair valuation, (b) the present fair saleable value of the property of the Company is not less than the amount that will be required to pay the probable Liabilities of the Company’s then existing Debts (excluding Liabilities to the Shareholders and their Affiliates) as they become absolute, and matured, and (c) the Company does not intend to incur, or believe (nor should it reasonably believe) that it will incur, Debt beyond its ability to pay such Debt as it becomes due.  For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Specified Liability Amount” has the meaning stated in Section 11.07(c).

“Specified Liability Escrow Amount” has the meaning stated in Section 11.07(c).

“Subsidiary” of any Person means any Person (a) of which such first Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the Equity Securities of such other Person, the holders of which are generally entitled to vote for the election of the board of directors, general partner, the manager or other governing body of, or otherwise control the business and affairs of, such other Person, or (b) the operations of which are consolidated with such first Person, pursuant to GAAP, for financial reporting purposes.  Unless the context otherwise requires, references to one or more Subsidiaries are references to Subsidiaries of the Company.

“Subsidiary Assets” has the meaning stated in Section 5.12(b).

“Target Date” means the date which is five Business Days after October 29, 2003, and if such date is not a Business Day, the next succeeding Business Day after such date.

“Tax” or “Taxes” means all taxes, charges, fees, levies, duties, imposts, deposits, withholdings, restrictions, fines, interests, penalties, additions to tax or other tax, assessment or charge of any kind, including, without limitation, income, excise, personal property, real property, withholding, sales, use, gross receipts, value added, franchise, profits, capital, premium, occupational, production, severance, ad valorem, occupancy, stamp, transfer, employment, payroll, unemployment insurance, social security, disability, workers compensation, custom duties, license recording, documentation and registration fees imposed by any Governmental Body, and all interest and penalties thereon and additions thereto.

“Tax Indemnification” means the indemnification under Section 11.01(a)(iv).

“Tax Return” means any federal, state, local or foreign return, report, claim for refund, declaration, statement or other form relating to Taxes, including, without limitation, any schedule thereto or amendment thereof.

“Termination Fee” has the meaning stated in Section 10.03(d).

“Third Party Claim” has the meaning stated in Section 11.02(b).

“Threshold Amount” means an amount equal to $1,000,000.

“Total Liabilities” means an amount equal to the aggregate dollar amount of all Liabilities of the Company and its Subsidiaries as of the Closing Date included in Assumed Liabilities, but not including the Company Debt Amount.

“Transactions” means the transactions contemplated by, or described in, the Sale Documents, including, without limitation, the sale, transfer, assignment, conveyance and delivery of the Purchased Assets by the Company to the Purchaser.

“Transfer” means a direct or indirect offer, transfer, sale, assignment, pledge, conveyance, hypothecation, license, sublicense or other disposition of all or any interest.

“Transitional Services Agreement” has the meaning stated in Section 4.03(d).

“Unfunded Vested Liabilities” of a Person means, with respect to any Benefit Plan at any time, the excess, if any, of (a) the present value of all vested nonforfeitable benefits under the Benefit Plan, over (b) the fair market value of all Benefit Plan assets allocable to those benefits, all determined as of the then most recent valuation date for the Benefit Plan, but only to the extent that the excess represents a potential liability of the Person or any member of its Controlled Group to the PBGC or the Benefit Plan under Title IV of ERISA.

“Vendor Deposit Reduction Amount” has the meaning stated in Section 8.06(c).

“Vendor Deposits” has the meaning stated in Section 8.06(c).

“WARN Act” means the Workers Adjustment and Retraining Notification Act, 29 U.S.C. § 2101, et. seq.

ARTICLE II

The Transaction

Section 2.01.                             Purchase and Sale of the Purchased Assets.  Upon the terms and subject to the conditions of this Agreement, at the Closing, for the consideration payable by the Purchaser to the Company in accordance with Article III, the Company will, and the Shareholders, jointly and severally, will cause the Company and its Subsidiaries to, sell, transfer, assign, convey and deliver to the Purchaser, and the Purchaser will purchase, accept and acquire from the Company and all of its Subsidiaries, all of the Company’s and its Subsidiaries’ right, title and interest in, to and under all of the Purchased Assets, free and clear of Liens, except for Permitted Liens.

The term “Purchased Assets” means all the business, goodwill, operations as a going concern, assets, properties, interests and rights owned, leased, licensed or used by, or relating to or arising out of the business or operations of, the Company and all of its Subsidiaries, of every kind and character, real, personal and mixed, tangible and intangible, and wherever situated as of the Effective Time, including, without limitation, the following, but excluding only the Excluded Assets:

(a)                                  all (i) Real Property and (ii) Leaseholds in which the Company or one of its Subsidiaries has an interest, including, without limitation, those set forth on Schedule 2.01(a)(i) and Schedule 2.01(a)(ii), respectively;

(b)                                 all (i) Equipment, (ii) Fixtures and (iii) Inventory in which the Company or one of its Subsidiaries has an interest or which relates to, is used in the business or operations of, or arises out of the business or operations of, the Company or its Subsidiaries, whether owned, rented or leased by, or on loan to the Company or one of its Subsidiaries, including, without limitation, those set forth on Schedule 2.01(b)(i), Schedule 2.01(b)(ii) and Schedule 2.01(b)(iii), respectively;

(c)                                  all right, title and interest of the Company and its Subsidiaries now or hereafter existing, in, to and under any Contracts, including, without limitation, all Material Contracts and those Contracts set forth on Schedule 2.01(c) (collectively, the “Assigned Agreements”), as each of the Assigned Agreements may have been amended or otherwise modified prior to the date of this Agreement;

(d)                                 the accounts receivable of the Company and its Subsidiaries, including, without limitation, (i) invoiced accounts receivable, (ii) accrued but uninvoiced accounts receivable, and (iii) all other rights to payment for goods or services sold, delivered or performed, in each case other than any accounts receivable from the Shareholders or any Affiliate of the Shareholders (collectively, the “Accounts Receivable”);

(e)                                  all security deposits, refunds, deposits and prepaid expenses of the Company and its Subsidiaries and all vendor rebate accounts and prospective rebates, whether soft dollar or hard dollar;

(f)                                    all Securities in which the Company or one of its Subsidiaries has an interest, including, without limitation, the Securities set forth on Schedule 2.01(f), but not including any Equity Securities which represent an interest in any of the Company’s Subsidiaries;

(g)                                 all Intellectual Property in which the Company or one of its Subsidiaries has an interest, including, without limitation, the Intellectual Property set forth on Schedule 2.01(g) and the Company’s and its Subsidiaries’ names and all trade names (and associated marks, logos and styles) used at any time by the Company or any of its Subsidiaries;

(h)                                 all right, title and interest of the Company and its Subsidiaries in, to and under, and all assets of, the Benefit Plans set forth on Schedule 2.01(h);

(i)                                     all other rights, assets and goodwill of the Company and its Subsidiaries, including, without limitation, all (i) buildings, (ii) tangible and intangible personal property, (iii) Permits, (iv) the right to carry on the Business, (v) books of account, general, financial and accounting records, files, invoices and customer’s and supplier’s lists, and (vi) causes of action, claims and demands of whatever nature arising from or in connection with the business and operation of the Company and its Subsidiaries; and

(j)                                     all proceeds and products of any and all of the foregoing Purchased Assets.

Section 2.02.                             Excluded Assets.  The Company and its Subsidiaries will retain (and the Purchased Assets will not include) the following (collectively, the “Excluded Assets”):

(a)                                  all of the Company’s rights under the Sale Documents;

(b)                                 the Purchase Price payable to the Company pursuant to Article III;

(c)                                  the articles of incorporation, minute books, and stock books of the Company and its Subsidiaries;

(d)                                 all Tax-related assets of the Shareholders, the Company and their respective  Subsidiaries; and

(e)                                  all Equity Securities which represent an interest in any Subsidiary of the Company.

Section 2.03.                             Assumption of the Assumed Liabilities.  Upon the terms and subject to the conditions of this Agreement, at the Closing, the Purchaser will execute and deliver to the Company the Assumption Agreement, pursuant to which the Purchaser will, effective as of the Effective Time, assume only the Assumed Liabilities.

The term “Assumed Liabilities” means:

(a)                                  the (i) accounts payable of the Company and its Subsidiaries arising out of the purchase of goods and services by the Company in the ordinary course of business, but only to the extent such Liabilities are specifically and expressly set forth on the Closing Balance Sheet (subject to adjustment pursuant to Section 3.03), (ii) accrued Liabilities of the Company and its Subsidiaries for employee compensation, including Liabilities for accrued and unpaid employee bonuses for 2003, but excluding unpaid employee bonuses (whether or not accrued) arising out of or relating to any period prior to January 1, 2003, lease payments and other Liabilities of the Company and its Subsidiaries arising in the ordinary course of business, but only to the extent such Liabilities are specifically and expressly set forth on the Closing Balance Sheet (subject to adjustment pursuant to Section 3.03), (iii) payments relating to the agreement by the Company to reimburse employees of Lucent that became employees of the Company in connection with the GEM acquisition for pension benefits that such employees forfeited in connection with such transaction, but only with respect to Newly-Hired Employees, and only to the extent such Liabilities are specifically and expressly set forth on the Closing Balance Sheet (subject to adjustment pursuant to Section 3.03), (iv) the Liabilities assumed by the Purchaser under Section 2.05(c), and (v) obligations of the Company and its Subsidiaries under the Assigned Agreements arising after the Effective Time, in each case, excluding Liabilities not paid in the ordinary course of business consistent with past practice;

(b)                                 the Company’s obligations (i) for the Avaya Debt and the Congress Debt, and (ii) under the Capitalized Leases set forth on Schedule 2.03(b), in an amount not to exceed the Capitalized Lease Amount used for purposes of calculating the Final Company Debt Amount in Section 3.03 hereof; and

(c)                                  the Additional Assumed Liabilities, if any, elected to be assumed by the Purchaser pursuant to Section 2.04(c) below,

in each case, only if and to the extent the same have not been paid or discharged prior to the Closing Date.

Section 2.04.                             Excluded Liabilities.

(a)                                  Purchaser Not Assuming Excluded Liabilities.  Notwithstanding any provision of the Sale Documents to the contrary, the Purchaser will not accept, acquire, assume or become liable to pay, perform or discharge, the Excluded Liabilities.

The term “Excluded Liabilities” means any of the following Liabilities:

(i)                                     any Liability owed to either of the Shareholders or any of their Affiliates or any other inter-company Debt, Liabilities or other obligations, including, without limitation, any accrued or declared dividends, distributions or other obligations;

(ii)                                  any Liability with respect to any Debt of the Company or any of its Subsidiaries, except as expressly provided in Section 2.03(b) above;

(iii)                               any Liability of the Company or any of its Subsidiaries arising out of, based upon, relating to or otherwise attributable to any Action (A) that is pending, threatened or completed on or prior to the Effective Time, or (B) that arises out of or is based upon any act, omission, event, condition or circumstance (actual or alleged) taking place or existing prior to the Effective Time, including, without limitation, (aa) the Settlement Agreement and General Release dated as of March 1, 2003, between the Company and Joel A. Schleicher, (bb) the settlement with respect to the termination of Jim Walker’s employment with the Company, (cc) any securities law Actions or class action lawsuits, (dd) litigation involving the Company’s and its Subsidiaries’ trade creditors, and (ee) discrimination and sexual harassment claims;

(iv)                              any Liability related to or arising out of any obligation to repurchase, redeem or otherwise acquire any Common Stock or other Securities of the Company, any of its Subsidiaries or any other Person, whether arising out of a “put” option, right of rescission or otherwise, or to pay any dividends or make any distributions in respect of the Common Stock or other Equity Securities of the Company;

(v)                                 any Tax Liability of the Shareholders, the Company, their Subsidiaries or any of their Affiliates, or Liabilities due to the failure (or alleged failure) of any Shareholder, the Company, their Subsidiaries or any of their Affiliates to timely and fully pay such Taxes;

(vi)                              any Liability (A) which arises out of, relates to or results from any income, sales, use or other Tax or any expense arising from or associated with the conveyance and transfer to the Purchaser of the Purchased Assets, or (B) with respect to Taxes related to the operation of the Business by the Company and its Subsidiaries or ownership by the Company or its Subsidiaries of their assets, or otherwise relates to any period of time prior to the Closing Date, including without limitation, any Liability relating to or resulting from, any state sales Tax audit of the Company and its Subsidiaries;

(vii)                           any Liability of the Company, any of its Subsidiaries, the Shareholders or any of their Affiliates arising out of or in connection with any generation, use, storage, transportation, disposal, cleanup or release of any Hazardous Materials or violation of Environmental Laws which occurred or exists on or prior to the Effective Time, regardless of whether it was discovered or was capable of discovery on or prior to the Effective Time;

(viii)                        any Liability which arises out of, relates to, or is otherwise attributable to any of the Excluded Assets, or arises out of or results from any income, sales, use or other Tax or any expense arising from the distribution to, or ownership by, the Company, any of its Subsidiaries or the Shareholders of any of the Excluded Assets or associated with the realization of the benefits of any of the Excluded Assets;

(ix)                                any Liability (A) of the Company or any of its Subsidiaries which is inconsistent with any representation or warranty of the Company, any of its Subsidiaries or either of the Shareholders contained in the Sale Documents or which was incurred in violation of any covenant, agreement or condition contained in the Sale Documents, or (B) for breach or violation of any Law on or prior to the Effective Time;

(x)                                   any Liability of the Company incurred on or after the Effective Time;

(xi)                                any Liability (A) for breach or non performance of any Contract on or prior to the Effective Time, including, without limitation, the Assigned Agreements, (B) under any Contract which is not set forth on Schedule 2.01(c), (C) under any Contract which the Purchaser shall not have received a correct and complete copy of prior to the date of this Agreement, except for the Company’s maintenance Contracts that are substantially similar to the standard form of agreement provided to the Purchaser prior to the date of this Agreement, (D) except as may expressly be agreed to by the Purchaser in writing, under any Contract (I) with any Shareholder or any Affiliate of the Company or any Shareholder, or (II) relating to any foreign exchange or similar transactions, (E) relating to the disgorgement, refund or reimbursement of any payments under the Maintenance Fee Agreement, including, without limitation, any such Liabilities arising out of the audit of the payments due under the Maintenance Fee Agreement, or (F) with respect to leases for unoccupied facilities;

(xii)                             any Liability (A) under or in connection with any Benefit Plan, (B) arising out of or by reason of a complete or partial withdrawal from a multi-employer pension plan within the meaning of ERISA or termination or withdrawal from any other Benefit Plan, as of a date prior to or as of the Effective Time by any Shareholder, the Company or any other Person who is part of a Controlled Group with the Company, (C) that constitutes an Unfunded Vested Liability, (D) that constitutes the Other Employees’ Liabilities, (E) for stay bonuses, change of control payments or other similar items, including, without limitation, any retention payments to Chris Younger or Marty Snella, or (F) for unpaid employee bonuses (whether or not accrued) arising out of or relating to any period prior to January 1, 2003;

(xiii)                          any Liability relating to the employees of the Company or any of its Subsidiaries or the employment or termination of any employee, including, without limitation, any Liability relating to compensation, salary, bonus, vacation, benefits, severance, pensions, unemployment insurance and related Taxes accruing, arising, or based on or relating to facts, issues or circumstances occurring, prior to the Effective Time, other than for Newly-Hired Employees’ Liabilities and the Liabilities assumed by the Purchaser under Section 2.05(c);

(xiv)                         any Liability in respect of any claim, regardless of when made or asserted, which arises from, out of or is based upon the negligence, strict liability of, or any express or implied representation, warranty, agreement or guarantee made by, the Company or any of its Subsidiaries, or alleged to have been made, or which is imposed or asserted to be imposed by operation of law, in connection with any product sold, shipped or manufactured by or on behalf of the Company or any of its Subsidiaries, or any service provided or sold by or on behalf of the Company or any of its Subsidiaries, including, without limitation, any claim relating to the repair or replacement of any such product and any claim seeking recovery for property damage, consequential damage, lost revenue or income or personal injury, except to the extent included in accounts payable or accrued liabilities as set forth on the Closing Balance Sheet (subject to adjustment pursuant to Section 3.03);

(xv)                            any Liability arising out of, relating to, or for any rebate, refund, return of product sold, or Inventory consignment, except to the extent included in accounts payable or accrued liabilities as set forth on the Closing Balance Sheet (subject to adjustment pursuant to Section 3.03); and

(xvi)                         any other Liability not expressly included in the Assumed Liabilities.

(b)                                 Company and Shareholders to Perform Excluded Liabilities.  The Purchaser will acquire the Purchased Assets free and clear of all Liabilities except for the Assumed Liabilities.  The Shareholders and the Company, jointly and severally, will remain responsible for and will, subject to any defenses, claims, set-offs or other rights or mutual agreements the Company or the Shareholders may have, duly and timely pay, perform and discharge in full all Excluded Liabilities; provided, however, that neither (i) the exercise by the Shareholders and/or the Company of any or all such defenses, claims, set-offs or other rights or agreements, nor (ii) the failure of the Shareholders and the Company to fully satisfy any or all of the Excluded Liabilities, shall in any way impose any Liability on the Purchaser, its Subsidiaries or Affiliates.

(c)                                  Additional Assumed Liabilities.  Notwithstanding the provisions of Sections 2.04(a) and (b) above, on the date which is at least one Business Day prior to the Closing Date, the Purchaser may, but shall not be obligated to, without the consent of the Company or the Shareholders, elect in writing to (i) assume any Excluded Liabilities relating to, owed to, or in respect of, current or former employees of the Company and its Subsidiaries (such assumed liabilities being the “Additional Assumed Liabilities”), and (ii) reduce the Cash Amount, and consequently the Purchase Price, dollar-for-dollar by the aggregate dollar amount of the Additional Assumed Liabilities assumed by the Purchaser.  In such an event, the Additional Assumed Liabilities shall (x) be considered to be “Assumed Liabilities”, and (y) not be considered to be “Excluded Liabilities”.  Nothing in this Section 2.04(c) shall confer any rights or remedies under or by reason of this Agreement or any other Sale Document on any Person, and no third party shall have any right to enforce any provision of this Section 2.04(c).

Section 2.05.                             Employees.

(a)                                  Employment Offers.  The Purchaser will make employment offers to substantially all of the employees of the Company listed on Schedule 2.05(a) hereto.  Except as listed on Schedule 2.05(a), such employment offers will be offers of at will employment at substantially the same compensation for each employee as such employee receives as of the date of this Agreement.  The Purchaser may, in its sole discretion, modify or amend any employment offer or any employment terms or benefits at any time after the Closing Date for any reason.

(b)                                 Newly-Hired Employees.  With respect to all Newly-Hired Employees, the Purchaser will be responsible for, and shall pay, all liabilities and obligations to the Newly-Hired Employees, but only to the extent that such liabilities and obligations either (i) relate to the period after the Effective Time, or (ii) represent accrued salaries and wages from the date of the last regular payroll date of the Company prior to the Closing Date through the Closing Date and, as such, are specifically, accurately and fully reserved for and included in Current Liabilities on the Closing Balance Sheet (as deemed final under Article III) (such liabilities and obligations being the “Newly-Hired Employees’ Liabilities”).  Except (A) for the Newly-Hired Employees’ Liabilities, (B) for the Purchaser’s liabilities and obligations expressly set forth in Section 2.06 below with respect to the Benefit Plans referred to therein, or (C) for accrued salaries and wages referred to in clause (ii) above that are specifically, accurately and fully reserved for and included in Current Liabilities on the Closing Balance Sheet (as deemed final under Article III), the Company will be responsible for, and shall duly and timely pay, perform and discharge, all liabilities and obligations to the Newly-Hired Employees, including, without limitation, all bonus or similar payments accrued (or that should be accrued) with respect to the portion of the Company’s fiscal year completed prior to the Closing Date under the Company’s bonus plans and employment policies in effect as of the date hereof, which accrued bonuses shall be set aside and paid to the Newly-Hired Employees entitled thereto on the Closing Date.

(c)                                  Other Employees.  The Purchaser will not assume or become responsible for any Liability (the “Other Employees’ Liabilities”) to any current or former employees of the Company and its Subsidiaries other than the Newly-Hired Employees (all such employees being the “Other Employees”), except that the Purchaser shall assume and be responsible for severance payable to the Other Employees (except for the Other Employees set forth on Schedule 2.05(c) to this Agreement) due to such Other Employees’ termination of employment with the Company on the Closing Date in connection with the consummation of the Transactions.  The Company will be responsible for, and shall duly and timely pay, perform and discharge, all liabilities and obligations to the Other Employees.

(d)                                 No Rights of Officers or Employees.  The parties hereto expressly acknowledge and agree that the matters and agreements set forth in Section 2.05 and Section 2.06 of this Agreement are strictly agreements among the Shareholders, the Company and the Purchaser and no present or former officer or employee of the Company or any of its Subsidiaries has any rights (directly, as a third party beneficiary or otherwise) under Section 2.05 and Section 2.06 and shall not have any right to enforce any of the agreements set forth in such Sections.

(e)                                  COBRA.  The Parent or a member of its Controlled Group shall provide continuation coverage mandated by Part 6 of Title I of ERISA or Section 49080B of the Code or state Laws for Other Employees who are not Newly-Hired Employees, including for all “M&A Qualified Beneficiaries”  and neither the Purchaser nor any member of its Controlled Group shall have any responsibility or obligation to provide such coverage, unless required pursuant to applicable Law.

(f)                                    WARN.  In the event that the termination of Other Employees who are not Newly-Hired Employees results in an event that is subject to the WARN Act, the Purchaser shall provide payment to the Parent or a member of the Controlled Group, as applicable, for any resulting wage and/or benefits liabilities under the WARN Act relating to such termination(s).  Purchaser shall bear no responsibility for any other liabilities or responsibilities under the WARN Act with respect to such termination(s) other than that stated above.

Section 2.06.                             Benefit Plans.  As of the Effective Time, the Purchaser will have in effect Benefit Plans providing benefits to the Newly-Hired Employees which are consistent (taken as a whole) with the benefits provided to employees of similarly situated companies operating in the same business and in the same geographic location as the Company.  Each Newly-Hired Employee participating in the Company’s Benefit Plans as of the Effective Time will become a participant in the Purchaser’s Benefit Plans as of the Effective Time with credit for service with the Company for participation, eligibility purposes and vesting, but not for accrual of benefits. The Purchaser may, in its sole discretion, modify or amend any such Benefit Plan or the terms or benefits provided thereunder at any time after the Closing.

ARTICLE III

Consideration; Adjustments

Section 3.01.                             Consideration.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, as payment in full of the Purchase Price for the purchase of the Purchased Assets, which Purchase Price shall be subject to adjustment after the Closing Date as provided in this Article III, the Purchaser will:

(a)                                  pay, or cause to be paid, to the Company, by wire transfer of immediately available funds, an amount in cash equal to the Initial Cash Payment Amount;

(b)                                 issue to the Company a promissory note, in the aggregate principal amount of $27,500,000, in substantially the form of, and having the terms set forth on, Exhibit 3.01 attached hereto (the “Purchaser Note”);

(c)                                  pay, or cause to be paid, to the Escrow Agent, by wire transfer of immediately available funds, an amount in cash equal to the Escrow Amount; and

(d)                                 assume the Assumed Liabilities.

Section 3.02.                             Calculation of the Initial Cash Payment Amount.

(a)                                  Preparation of Estimated Balance Sheet.  On or prior to the date which is two Business Days prior to the Closing Date, the Purchaser, after consulting with the Company, shall prepare and deliver to the Company a detailed balance sheet (the “Estimated Balance Sheet”) which reasonably estimates the financial position of the Company and its Subsidiaries as of the Closing Date in conformity with GAAP and sets forth a detailed calculation of the Purchaser’s estimate of (i) the Company Debt Amount as of the Closing Date (the “Estimated Company Debt Amount”), and (ii) the Net Current Assets as of the Closing Date (the “Estimated Net Current Assets”).

(b)                                 Calculation of Initial Cash Payment Amount.  Simultaneously with the delivery of the Estimated Balance Sheet to the Company, the Purchaser shall prepare and deliver to the Company a statement setting forth the calculation of the Estimated Cash Purchase Price and the Initial Cash Payment Amount using the Estimated Company Debt Amount and the Estimated Net Current Assets shown on the Estimated Balance Sheet and the Escrow Amount.

Section 3.03.                             Post-Closing Adjustment to Cash Purchase Price.

(a)                                  Preparation of Closing Balance Sheet.  As promptly as practicable, but in any event within 90 calendar days following the Closing Date, the Purchaser will deliver to the Company a balance sheet (the “Closing Balance Sheet”), certified by the Purchaser as fairly presenting the financial position of the Company and its Subsidiaries on the Closing Date in conformity with GAAP and setting forth a calculation of the Company Debt Amount and the Net Current Assets as of the Closing Date.  Subject to Section 3.03(c), the Closing Balance Sheet and the calculation of Company Debt Amount and Net Current Assets delivered by the Purchaser to the Company will be deemed to be and will be final, binding and conclusive on the parties hereto.

(b)                                 Calculation of Cash Purchase Price.  Simultaneously with the delivery of the Closing Balance Sheet to the Company, the Purchaser shall prepare and deliver to the Company a written statement (the “Purchase Price Statement”) setting forth the calculation of the Cash Purchase Price using the Company Debt Amount and the Net Current Assets shown on the Closing Balance Sheet.

(c)                                  Right to Review and Dispute.

(i)                                     During the 30 calendar day period following the Company’s receipt of the Closing Balance Sheet and the Purchase Price Statement, the Company will be permitted to review the working papers of the Purchaser relating to the preparation of the Closing Balance Sheet and the Purchase Price Statement and the calculation of Company Debt Amount and Net Current Assets and the Cash Purchase Price shown on the Purchase Price Statement.

(ii)                                  The Company may dispute the preparation of the Closing Balance Sheet, the Purchase Price Statement and/or the determination of Company Debt Amount and Net Current Assets and the Cash Purchase Price set forth thereon; provided, however, that the Company must notify the Purchaser in writing of each disputed item, specifying the amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute, within 30 calendar days of the Purchaser’s delivery of the Closing Balance Sheet and the Purchase Price Statement to the Company.  In the event written notice of such a dispute is received by the Purchaser in a timely manner, such a dispute will be resolved in accordance with the provisions of Section 3.03(d) below.

(iii)                               The Closing Balance Sheet, the Purchase Price Statement and the calculation of Company Debt Amount, Net Current Assets and the Cash Purchase Price will be deemed final for the purposes of this Article III upon the earliest to occur of (A) the failure of the Company to notify the Purchaser of a dispute in accordance with this Agreement within 30 calendar days of the Purchaser’s delivery of the Closing Balance Sheet and the Purchase Price Statement to the Company, (B) the resolution of all disputes in writing by the Company and the Purchaser, (C) the resolution of all disputes pursuant to Section 3.03(d) by the Purchaser’s Accountants and the Company’s Accountants, and (D) the resolution of all disputes pursuant to Section 3.03(d) by the Independent Accounting Firm.  The Closing Balance Sheet, the Company Debt Amount

and Net Current Assets, as deemed final pursuant to this Section 3.03(c)(iii), are referred to herein as the “Final Closing Balance Sheet”, the “Final Company Debt Amount” and the “Final Net Current Assets”, respectively.

(d)                                 Resolution of Disputes Under This Section 3.03.  In the event that written notice of a dispute is received by the Purchaser under Section 3.03(c) in a timely manner, the Purchaser and the Company shall attempt in good faith to resolve their dispute for a period of 15 calendar days.  In the event that the Purchaser and the Company are unable to resolve such dispute within such period, the Purchaser’s Accountants and the Company’s Accountants will attempt to reconcile their differences, and any resolution by them as to any disputed amounts will be final, binding and conclusive on the parties hereto.  If the Purchaser’s Accountants and the Company’s Accountants are unable to reach a resolution with such effect within 30 calendar days after receipt of such written notice of dispute under Section 3.03(c), the Purchaser’s Accountants and the Company’s Accountants will submit the items (together with their respective positions thereon and reasons therefor) remaining in dispute for resolution to the Independent Accounting Firm.  The Independent Accounting Firm will be instructed to determine the appropriate amount of each disputed item in accordance with GAAP and render a report to the Purchaser and the Company within 20 calendar days after such submission; provided, however, that in no case may such determination of any such disputed item be outside the range established by the respective positions of the Purchaser’s Accountants and the Company’s Accountants.  The report of the Independent Accounting Firm as to the disputed items will be conclusive as to each disputed item and will be final and binding on the parties hereto.  The fees and expenses of the Independent Accounting Firm for such determination shall be paid by the parties based upon the degree to which the Independent Accounting Firm accept the respective positions of the parties.  For example, if it is Purchaser’s position that the adjustment owed is $300, the Company’s position that the adjustment owed is $100 and the Independent Accounting Firm’s finding that the adjustment owed is $150, then Purchaser shall pay 75% (300-150 / 300-100) of the Independent Accounting Firm’s fees and expenses and the Company shall pay 25% (150-100 / 300-100) of the Independent Accounting Firm’s fees and expenses.  Other than the expense of retaining the Independent Accounting Firm, the expense of preparing the Closing Balance Sheet and the Purchase Price Statement shall be borne by the Purchaser and the expense of the Company’s review shall be borne by the Company and the Shareholders.

(e)                                  Adjustment of Cash Purchase Price and Payment of Adjustment Amount.  In the event that the Cash Purchase Price set forth in the Purchase Price Statement (as finally determined in accordance with this Article III) is (i) less than the Estimated Cash Purchase Price, the Purchaser shall have the right to withdraw an amount in cash equal to the shortfall from the Escrow Amount pursuant to the provisions of Section 11.07 hereof, and if the amount of such shortfall exceeds the Escrow Amount, then the Company and the Shareholders, jointly and severally agree promptly to pay to the Purchaser the amount of such excess, in cash in immediately available funds, and (ii) greater than the Estimated Cash Purchase Price, the Company shall have the right to withdraw an amount in cash equal to the amount of such excess from the Escrow Amount, and if the amount of such excess exceeds the Escrow Amount, then the Purchaser agrees promptly to pay to the Company the amount of such excess, in cash in immediately available funds; provided, however, that in no event shall the Cash Purchase Price exceed the Cash Amount, and in no event shall the sum of (aa) the amount of such withdrawal by the Company from the Escrow Amount, plus (bb) Purchaser’s payment of any such excess set forth in clause (ii) above, plus (cc) the Initial Cash Payment Amount, exceed an amount equal to the Cash Amount minus the Company Debt Amount.

Section 3.04.                             Allocation of Purchase Price for Tax Purposes.  On or before the Closing Date, the Company and the Purchaser will agree upon an allocation of the Purchase Price covering the Purchased Assets for federal, state and local Tax purposes.  Upon reaching such agreement, such allocation will be set forth on Schedule 3.04 hereto.  The Company and its Subsidiaries and the Purchaser will implement, report and accept the allocation set forth on Schedule 3.04 for federal, state and local Tax purposes.  The parties agree that such allocations will not in any way limit their respective rights and obligations under the Sale Documents in respect of representations, warranties, covenants and agreements and the breach thereof or damages therefor.

ARTICLE IV

The Closing; Conditions to Closing

Section 4.01.                             The Closing.

(a)                                  Time and Place of Closing.  The consummation of the Transactions (the “Closing”), will take place at the offices of  Sidley Austin Brown & Wood LLP, 787 Seventh Avenue, New York, New York 10019, at 10:00 a.m. (New York City time), on the Target Date, or at such other location or time as the parties may agree in writing; provided, however, that if any of the conditions to Closing contained in the Sale Documents (except for conditions which can only be satisfied at Closing) are not satisfied or effectively waived as of the Target Date or such other agreed-upon date, the Closing shall take place on the second Business Day after the date on which all of the conditions to Closing contained in the Sale Documents (except for conditions which can only be satisfied at Closing) are satisfied or effectively waived (the date of the Closing being hereinafter referred to as the “Closing Date”).

(b)                                 Effective Time and Risk of Loss.  The sale, transfer, assignment, conveyance and delivery of the Purchased Assets and the assumption of the Assumed Liabilities described in the Sale Documents will be effective as of the Effective Time.  Until the Effective Time, any loss of or damage to any of the Purchased Assets from fire, casualty or any other occurrence will be the sole responsibility of the Company.

Section 4.02.                             Conditions Precedent to the Obligations of the Shareholders and the Company.  The obligations of the Shareholders and the Company to consummate the Transactions under the Sale Documents are expressly subject to the fulfillment of each of the following conditions, unless waived by the Company and the Parent in writing, at or before the Closing:

(a)                                  Representations and Warranties; Performance of Agreements.  (i) All of the representations and warranties of the Purchaser set forth in the Sale Documents that are qualified as to materiality shall be true and correct in all respects and all of the representations and warranties of the Purchaser set forth in the Sale Documents that are not qualified as to materiality shall be true and correct in all material respects, in each case, on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.  (ii) The Purchaser shall have performed and complied in all material respects with all of its covenants and other obligations set forth in the Sale Documents required to be performed or complied with by the Purchaser at or before the Closing.  (iii) The Company shall have received a certificate of the president or a vice president of the Purchaser as to the fulfillment of the conditions set forth in clauses (i) and (ii) above, which certificate shall have the effect of a representation and warranty of the Purchaser as to the matters set forth therein.

(b)                                 Purchaser Required Consents.  The Company shall have received copies of all of the Purchaser Required Consents, and all such Purchaser Required Consents shall be in form and substance reasonably satisfactory to the Company and shall be in full force and effect as of the Closing Date.  In addition, the applicable waiting period required under the HSR Act and all similar Laws with respect to the Transactions shall have expired or have been terminated early.

(c)                                  No Actions.  There shall be no (i) Action by any Governmental Body or by any other Person (A) challenging or seeking to restrain or prohibit the Transactions or (B) seeking to obtain from any Shareholder, the Company or any of their Affiliates in connection with the Transactions any damages that are material in relation to any Shareholder, the Company, their Affiliates or the Purchase Price, or (ii) Law in effect that has had or could reasonably be expected to have any of the consequences referred to in clause (i) above.

(d)                                 Consideration.  The Company shall have received (i) the Initial Cash Payment Amount by wire transfer of immediately available funds, and (ii) the Purchaser Note, in each case, in accordance with the provisions of Section 3.01 hereof.  The Purchaser shall have delivered the Escrow Amount to the Escrow Agent by wire transfer of immediately available funds in accordance with the provisions of Section 3.01 hereof.

(e)                                  Ancillary Agreements.  The Company shall have received the following, each dated the Closing Date and in full force and effect as of the Closing Date, in form and substance satisfactory to the Company and its counsel:

(i)                                     the Assumption Agreement, duly executed by the Purchaser, in the form previously agreed to by the Shareholders, the Company and the Purchaser (the “Assumption Agreement”); and

(ii)                                  the Escrow Agreement, duly executed by the Purchaser; and

(iii)                               the Transitional Services Agreement, duly executed by the Purchaser.

(f)                                    Secretary’s Certificate.  The Company shall have received a certificate of the secretary of the Purchaser with respect to (i) the certificate of incorporation of the Purchaser, (ii) the bylaws of the Purchaser, (iii) the resolutions of the board of directors of the Purchaser approving each Sale Document to which the Purchaser is a party and the other documents to be delivered by the Purchaser under the Sale Documents and the performance of the obligations of the Purchaser thereunder and (iv) the names and true signatures of the officers of the Purchaser authorized to sign each Sale Document to which it is a party and the other documents to be delivered by it under the Sale Documents.

(g)                                 Good Standing Certificate.  The Company shall have received a certificate of the Secretary of State of the jurisdiction in which the Purchaser is organized, dated as of a recent date, as to the good standing of the Purchaser.

(h)                                 Opinion of Counsel.  If reasonably requested by the Company, the Company shall have received an opinion of Sidley Austin Brown & Wood LLP, counsel for the Purchaser, in the form agreed to by the Shareholders, the Company and the Purchaser.

(i)                                     Certain Collateral.  The Company shall have received evidence reasonably satisfactory to the Company that the Purchaser has replaced any performance bonds, letters of credit or deposits, or provided substitute collateral in connection therewith, for any performance bonds, letters of credit or deposits reflected on Schedule 4.02(i).

Section 4.03.                             Conditions Precedent to the Obligations of the Purchaser.  The obligations of the Purchaser to consummate the Transactions under the Sale Documents are expressly subject to the fulfillment of each of the following conditions, unless waived by the Purchaser in writing, at or before the Closing:

(a)                                  Representations and Warranties; Performance of Agreements.  (i) All of the representations and warranties of the Company and the Shareholders set forth in the Sale Documents that are qualified as to materiality shall be true and correct in all respects and all of the representations and warranties of the Company and the Shareholders set forth in the Sale Documents that are not qualified as to materiality shall be true and correct in all material respects, in each case, on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.  (ii) The Shareholders and the Company shall have performed and complied in all material respects with all of their covenants and other obligations contained in the Sale Documents required to be performed or complied with by them at or before the Closing.  (iii) The Purchaser shall have received a certificate of the president or a vice president of each Shareholder and the Company as to the fulfillment of the conditions set forth in clauses (i) and (ii) above, which certificate shall have the effect of a representation and warranty of the Company and the Shareholders as to the matters set forth therein.

(b)                                 Company Required Consents.  The Purchaser shall have received copies of all of the (i) Company Required Consents and (ii) the Required Permits and all such Company Required Consents and Required Permits shall be in form and substance reasonably satisfactory to the Purchaser and shall be in full force and effect as of the Closing Date.  All of the Required Leases shall have been assigned to the Purchaser.  In addition, the applicable waiting period required under the HSR Act and all similar Laws with respect to the Transactions shall have expired or have been terminated early; provided, however, that if the applicable waiting period necessary to comply with the HSA Act and all similar Laws with respect to the Transactions exceeds 30 days from the date of this Agreement, the Company shall have the right to terminate this Agreement.

(c)                                  No Actions.  There shall be no (i) Action by any Governmental Body or by any other Person (A) challenging or seeking to restrain or prohibit the Transactions, or (B) seeking to obtain from the Purchaser or any of its Affiliates in connection with the Transactions any damages that are material in relation to the Purchaser or any of its Affiliates, or (ii) Law in effect that has had or could reasonably be expected to have any of the consequences referred to in clause (i) above.

(d)                                 Ancillary Agreements.  The Purchaser shall have received the following, each dated the Closing Date and in full force and effect as of the Closing Date, in each case, in the form agreed to by the Shareholders, the Company and the Purchaser:

(i)                                     one or more Bills of Sale, duly executed by the Company and its Subsidiaries, as applicable (each, a “Bill of Sale”);

(ii)                                  one or more Assignment and Assumption Agreements, duly executed by the Company and its Subsidiaries, as applicable (each, an “Assignment and Assumption Agreement”);

(iii)                               one or more Intellectual Property Assignment Agreements, duly executed by the Company and its Subsidiaries, as applicable (each, an “Intellectual Property Assignment Agreement”);

(iv)                              one or more Special Warranty or Bargain and Sale Deeds, duly executed by the Company and its Subsidiaries, as applicable (each, a “Deed”);

(v)                                 an Escrow Agreement, duly executed by each of the Shareholders, the Company and the Escrow Agent (the “Escrow Agreement”);

(vi)                              a Transitional Services Agreement, duly executed by the Parent (the “Transitional Services Agreement”);

(vii)                           all other instruments of transfer, duly executed by the Company and its Subsidiaries, as applicable, as shall be necessary or appropriate to vest in the Purchaser good title to the Purchased Assets and to permit the Purchaser to conduct the Business without interruption;

(viii)                        checks or drafts payable to the order of the Purchaser, or some other method of delivering to the Purchaser the benefit of, or credit for, all funds of the Company on deposit with banks, financial institutions or other Persons, subject to the rights of Congress pursuant to the Congress Credit Agreement; and

(ix)                                such affidavits as reasonably required by the Purchaser’s title insurance company in connection with the Company Real Property.

(e)                                  Shareholder Approval.  The holders of the requisite number of each class of the Company’s Securities shall have approved the Sale Documents and the Transactions.

(f)                                    Secretary’s Certificate.  The Purchaser shall have received a certificate of the secretary, manager or general partner, as the case may be, of the Company, each of its Subsidiaries and each of the Shareholders with respect to (i) the articles of incorporation, certificate of formation or certificate of limited partnership, as the case may be, of the Company, its Subsidiaries and each of the Shareholders, (ii) the bylaws, operating agreement or limited partnership agreement, as the case may be, of the Company, each of its Subsidiaries and each of the Shareholders, (iii) the resolutions of the board of directors and shareholders, managers, members and partners, as the case may be, of the Company and each of the Shareholders approving each Sale Document to which the Company or any Shareholder is a party and the other documents to be delivered by them under the Sale Documents and the performance of the obligations of the Company or the Shareholders thereunder, and (iv) the names and true signatures of the officers, managers, members or partners, as the case may be, of the Company and each Shareholder authorized to sign each Sale Document to which they are parties and the other documents to be delivered by them under the Sale Documents.

(g)                                 Good Standing Certificate.  The Purchaser shall have received a certificate of the Secretary of State of the jurisdiction in which the Company, each of its Subsidiaries and each Shareholder is organized, dated as of a recent date, as to the good standing of the Company, each of its Subsidiaries and each Shareholder, and as to the charter documents of the Company, each of its Subsidiaries and each Shareholder on file in the office of the Secretary of State.

(h)                                 Opinion of Counsel.  If reasonably requested by the Purchaser, the Purchaser shall have received an opinion of (i) Paul, Hastings, Janofsky & Walker LLP, counsel for the Shareholders, and (ii) Leonard, Street and Deinard Professional Association, counsel for the Company, in each case, in the form agreed to by the Shareholders, the Company and the Purchaser.

(i)                                     Employment and Non-Competition Agreements.  (i) Substantially all of the Persons set forth on Schedule 4.03(i)(i) shall have entered into written employment agreements with the Purchaser in form and substance reasonably satisfactory to the Purchaser and such agreements shall be in full force and effect on the Closing Date.  In addition, substantially all of the Persons set forth on Schedule 4.03(i)(ii) shall have entered into non-competition, non-raiding and confidentiality agreements with the Purchaser in form and substance reasonably satisfactory to the Purchaser and such agreements shall be in full force and effect as of the Closing Date, unless the Parent and Purchaser agree, with or without the consent of the Person who entered into such employment or non-competition, non-raiding and confidentiality agreement with the Purchaser, to terminate such agreement prior to the Closing Date.

(j)                                     Resignations.  The officers (and the members of the board of directors) of each of the Company’s Subsidiaries designated by the Purchaser pursuant to Section 8.05 hereof shall have resigned from the Company’s Subsidiaries and the board of directors of each of the Company’s Subsidiaries.

(k)                                  [Intentionally Omitted]

(l)                                     FIRPTA.  The Purchaser shall have received from the Company a certificate executed by the Company that, as of the Closing Date, the Company is not a “foreign person” within the meaning of Section 1445 of the Code, in form and substance acceptable to counsel for the Purchaser.

(m)                               Material Adverse Effect.  Since June 30, 2003, no fact, circumstance, event or change shall have occurred, or be reasonably likely to occur, which has had, or could reasonably be expected to have, a Material Adverse Effect.

(n)                                 Order.  The Delaware Bankruptcy Court shall have entered the Parent Order in the Parent’s bankruptcy proceedings, and with respect to each Filing Entity, the bankruptcy court in which such Filing Entity’s bankruptcy or similar proceedings are filed shall have entered the Filing Entity Order, and each of the Parent Order, the Filing Entity Order or Filing Entity Orders (if more than one Filing Entity exists); provided, however, that if the Parent Order and the Filing Entity Orders shall not have been entered within 30 days of the date of this Agreement, the Company shall have the right to terminate this Agreement.

Section 4.04.                             Efforts to Close.

(a)                                  Purchaser’s Efforts.  The Purchaser will use its commercially reasonable best efforts to cause (i) the conditions to Closing set forth in Section 4.02 which are within the Purchaser’s control to be satisfied on or prior to the Target Date, and (ii) the Transactions to be consummated on the Target Date.  The Purchaser will obtain the Purchaser Required Consents at its expense.

(b)                                 Shareholders’ and the Company’s Efforts.  Each of the Shareholders, jointly and severally, will, and will cause each of the Company and its Subsidiaries to, the Company will, and the Company will cause each of its Subsidiaries to, use its respective commercially reasonable best efforts to cause (i) the conditions to Closing set forth in Section 4.03 which are within such parties’ control to be satisfied on or prior to the Target Date, and (ii) the Transactions to be consummated on the Target Date.  In addition, each of the Shareholders and the Company, jointly and severally, will obtain all Company Required Consents at the sole cost and expense of the Shareholders.

ARTICLE V

Representations and Warranties of the Company

The Company hereby represents and warrants to the Purchaser as of the date hereof and as of the Closing Date as follows:

Section 5.01.                             Existence and Power.  Each of the Company and its Subsidiaries (a) is a corporation, limited liability company or limited partnership, as the case may be, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) is duly qualified under the laws of, or is licensed to do business as a foreign company in good standing in, each jurisdiction in which such qualification or license is required to own, lease or license the Assets or to operate or carry on the Business, except where the failure to be so qualified or licensed, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, and (c) has all necessary corporate, limited liability company or partnership, as the case may be, power and authority required to own, lease or license the Assets, to operate and carry on the Business and to execute and deliver each of the Sale Documents, to consummate the Transactions and to perform their obligations under the Sale Documents.  The

Company has previously delivered to the Purchaser correct and complete copies of the certificates of incorporation, certificates of formation, certificates of limited partnership, by-laws, operating agreements, partnership agreements and other organizational documents, as the case may be, of each of the Company and its Subsidiaries.

Section 5.02.                             Authorization; Binding Effect.  The execution and delivery by each of the Company and its Subsidiaries of each of the Sale Documents to which they are parties, the performance by each of the Company and its Subsidiaries of their respective obligations under such Sale Documents and the consummation of the Transactions by each of the Company and its Subsidiaries has been duly authorized by all necessary corporate, limited liability company or partnership, as the case may be, action on the part of each of the Company and its Subsidiaries.  Each of the Sale Documents to which each of the Company and its Subsidiaries is or may become a party is, or, when executed and delivered in accordance with this Agreement will be, legal, valid and binding obligations of each of the Company and its Subsidiaries, enforceable against each of the Company and its Subsidiaries in accordance with its terms, except that such enforcement (a) may be limited by bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally and (b) is subject to the availability of equitable remedies, as determined in the discretion of the court before which such a proceeding may be brought.

Section 5.03.                             Contravention.  Neither the execution, delivery and performance of the Sale Documents by each of the Company and it Subsidiaries nor the consummation of the Transactions by each of the Company and its Subsidiaries will (with or without notice or lapse of time or both) (a) violate or breach any provision of the Company’s or any of their Subsidiaries’ certificate of incorporation, by-laws, certificate of formation, operating agreement, certificate of limited partnership, partnership agreement or other similar organizational documents, (b) assuming the receipt of all of the Company Required Consents prior to the Closing, violate or breach any material Law by which the Company, any of their Subsidiaries, the Business or any of the Assets may be bound or affected, (c) assuming the receipt of all of the Company Required Consents prior to the Closing, breach or result in a default under, result in the acceleration of, or give rise to a change in the terms of or a right of termination, cancellation, modification or acceleration or require any notice under, any Material Contract, (d) result in or require the creation or imposition of any Lien on any of the Assets, or (e) otherwise result in a Material Adverse Effect.

Section 5.04.                             Consents.  Except for the Consents set forth on Schedule 5.04 and any Consents required under the HSR Act, no material Consents are required or advisable on behalf of the Company or any of its Subsidiaries in connection with (a) the due execution and delivery by each of the Company and its Subsidiaries of the Sale Documents and the performance of each of the Company’s and its Subsidiaries’ obligations thereunder, (b) the consummation of the Transactions by each of the Company and its Subsidiaries, (c) the exercise by the Purchaser of its rights and remedies under the Sale Documents, and (d) the (i) conduct of the Business and (ii) ownership or use of the Assets, by the Purchaser and its Subsidiaries immediately following the Closing Date.  As of the Closing Date, all of the Company Required Consents will have been obtained and will be in full force and effect.

Section 5.05.                             Capitalization.

(a)                                  Authorized, Issued and Outstanding Shares.  Schedule 5.05(a) sets forth a correct and complete list and description of the authorized, issued and outstanding capital stock of the Company as of the date of this Agreement and as of the Closing Date.  All of the issued and outstanding shares of Common Stock and Preferred Stock have been duly authorized, validly issued and are fully paid and non-assessable.  Schedule 5.05(a) sets forth a correct and complete list of (i) the number of issued and outstanding shares of each class of the Company’s Equity Securities, and (ii) the number of each class of Equity Securities of the Company owned or held by each such owner.  Except as set forth on Schedule 5.05(a), there are no Equity Securities of the Company (i) authorized, issued or outstanding, (ii) held in the Company’s treasury or held by any of the Company’s Subsidiaries, or (iii) reserved for issuance.

(b)                                 Rights, Options, Warrants, Etc.  Except as set forth on Schedule 5.05(b), there are no (i) Securities of the Company or any of its Subsidiaries, (ii) statutory or contractual preemptive rights, subscriptions, conversion rights, rights of first refusal or other similar rights, or (C) Contracts, commitments or understandings of any character, in each case, that obligate the Company or any of its Subsidiaries contingently or otherwise, to (A) issue, sell or Transfer, any Securities of the Company or any of its Subsidiaries, (B) purchase, redeem, retire, defease or otherwise acquire any Securities of the Company or any of its Subsidiaries, or (C) that give any Person the right to receive any benefits or rights substantially similar to any enjoyed by or accruing to holders of any Securities of the Company or any of its Subsidiaries, and no authorization for any of the foregoing has been given.

(c)                                  No Other Agreements.  Except as set forth on Schedule 5.05(c), there are no voting trusts, stockholder agreements, investor rights agreements, proxies or any other Contracts or understandings in effect with respect to the voting or Transfer of any Securities of the Company or any of its Subsidiaries or with respect to the management or governance of the Company or any of its Subsidiaries.

Section 5.06.                             Subsidiaries and Other Securities.

(a)                                  Subsidiaries.  Schedule 5.06(a) sets forth a correct and complete list of each Subsidiary of the Company, showing for each Subsidiary (i) such Subsidiary’s name and the address of its principal place of business, (ii) the jurisdiction of its organization and all jurisdictions in which it is qualified to do business, (iii) the number of Equity Securities of each class (A) authorized and (B) issued and outstanding, (iv) the percentage of the outstanding Equity Securities owned directly or indirectly by the Company, and (v) the names of the record and beneficial holders of each class of outstanding Equity Securities and the number of such Equity Securities held by each such holder.

(b)                                 Subsidiary Securities.  All outstanding Equity Securities of each Subsidiary of the Company have been duly authorized, validly issued and are fully paid and non-assessable and are free of any preemptive rights and, except as set forth on Schedule 5.06(a), are owned, directly or indirectly, beneficially and of record by the Company free and clear of all Liens, except for Permitted Liens, and any options, warrants and other rights.  None of the Company’s Subsidiaries’ has violated the Securities Act or any applicable Law in connection with the offer, sale or issuance of any of their Securities.  Except as set forth on Schedule 5.06(a), there are no Equity Securities of any of the Company’s Subsidiaries (i) authorized, issued or outstanding, (ii) held in any such Subsidiary’s treasury, or (iii) reserved for issuance.

(c)                                  Other Securities.  Except for the Securities set forth on Schedule 5.06(a), neither the Company nor any of its Subsidiaries owns (beneficially or of record), holds or has any interest in, any Securities.

Section 5.07.                             Financial Information.

(a)                                  Balance Sheets.  The audited consolidated balance sheets of the Company and its Subsidiaries dated as of December 31, 2001 and December 31, 2000 (including the footnotes thereto) and the unaudited consolidated balance sheet of the Company and its Subsidiaries dated as of December 31, 2002 and June 30, 2003, copies of which are attached hereto as Schedule 5.07(a), were prepared in accordance with GAAP and fairly present the financial position of the Company and its Subsidiaries as of their respective dates.  Except as and to the extent set forth on the face of such balance sheets (as opposed to the notes thereto), as of the respective dates thereof, neither the Company nor any Subsidiary had any Liability.  Since June 30, 2003, neither the Company nor any Subsidiary has incurred, assumed, or otherwise become liable for any Liability, except for accounts payable and accrued liabilities incurred in the ordinary course of business, all of which will be fully set forth as Liabilities on the Final Closing Balance Sheet.

(b)                                 Other Financial Statements.  The audited consolidated statements of operations, statements of changes in shareholder’s equity and statements of cash flows of the Company and its Subsidiaries for the 12-month periods ended on December 31, 2001 and December 31, 2000 (including the footnotes thereto) and the unaudited consolidated statement of operations, statement of changes in shareholder’s equity and statement of cash flows of the Company and its Subsidiaries for the twelve-month period ended December 31, 2002 and the six-month period ended June 30, 2003, copies of which are attached hereto as Schedule 5.07(b), were prepared in accordance with GAAP (except with respect to the unaudited statements, for the absence of footnotes and subject to normal recurring year end adjustments in accordance with GAAP which were not and will not be material in amount) and fairly present the results of operations, changes in shareholder’s equity and cash flows of the Company and its Subsidiaries for such periods.

(c)                                  Interim Financial Statements.  The monthly and quarterly unaudited consolidated and consolidating balance sheets, statements of operations, statements of changes in shareholder’s equity and statements of cash flows (both summary and detailed) of the Company and its Subsidiaries heretofore provided to the Purchaser or its representatives were, and those to be provided to the Purchaser pursuant to Section 8.04 will be, prepared in accordance with GAAP (except for (i) the monthly statements, and (ii) the absence of footnotes and subject to normal recurring year end adjustments in accordance with GAAP which were not and will not be material in amount) and fairly present the information purported to be set forth therein on a basis consistent with the preparation of the other financial statements referred to in clauses (a) and (b) above.

(d)                                 [Reserved]

(e)                                  No Guarantees.  Except as set forth on Schedule 5.07(e), none of the Liabilities shown on any of the balance sheets referred to in this Section 5.07 were Guaranteed by any Person other than the Company or a Subsidiary, and none of the Liabilities incurred or assumed by the Company or a Subsidiary after June 30, 2003 and before the Closing Date will have been Guaranteed by any Person other than the Company or a Subsidiary.

(f)                                    Accounts Payable and Accounts Receivable.  (i)  Except as set forth on Schedule 5.07(f), all of the accounts payable of the Company and its Subsidiaries, whether reflected in the balance sheets referred to in Section 5.07(a), on the Closing Balance Sheet or otherwise on the books of the Company and its Subsidiaries on the Closing Date, (A) were (or will have been as of the Closing Date) incurred in the ordinary course of the Company’s business consistent with past practice, (B) arose or will arise from the purchase of goods or services on customary trade terms in the ordinary course of business, (C) accurately reflect all amounts owed by the Company and its Subsidiaries with respect to trade accounts due and other payables as of the respective dates thereof or the Closing Date, as the case may be, and (D) are not secured by any Lien, except for Permitted Liens.  The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of the accounts payable were calculated in a manner consistent with GAAP and are adequate.  Since June 30, 2003, neither the Company nor any of its Subsidiaries has paid any of its accounts payable after the date on which the Company or such Subsidiary would have paid such account payable in the ordinary course of the Company’s business consistent with past practice.

(ii)                                  Except as set forth on Schedule 5.07(f), all Accounts Receivable of the Company and its Subsidiaries, whether reflected in the balance sheets referred to in Section 5.07(a) or otherwise on the books of the Company and its Subsidiaries on the Closing Date, (A) have arisen (or will have arisen as of the Closing Date) from bona fide transactions in the ordinary course of business of the Company and its Subsidiaries consistent with past practice, (B) arose or will arise from the sale of goods or services on customary trade terms in the ordinary course of business, and (C) are and will be, as of the Closing Date, current and collectible and will be collected in full within 90 calendar days after the Closing Date net of any reserves specifically set forth on the Closing Balance Sheet (which reserves will be adequate and calculated consistent with past practice).  Since December 31, 2002, neither the Company nor any of its Subsidiaries has collected any of its accounts receivable prior to the earlier of (i) the date on which such Account Receivable is due in accordance with its terms, and (ii) the date on which the Company or such Subsidiary would have collected such Account Receivable in the ordinary course of the Company’s business consistent with past practice.  The entries for discounts, allowances and returns on the statements of operations included in the financial statements referred to in Section 5.07(b) are adequate to reflect in full the respective amounts of the discounts, allowances, credits, rebates, provisions for returns, and incentive programs relating to sales or deliveries of Inventory or services recognized during the respective periods covered by such statements (whether such amounts arose out of Inventory or services sold, delivery or performed prior or subsequent to such periods), and all such discounts, allowances, credits, rebates, and provisions for returns as of the date of any balance sheet included in the financial statements referred to in Section 5.07(b) and as of the Closing Date will be classified on such balance sheets, on the Estimated Closing Balance Sheet and the Final Closing Balance Sheet Working Capital Schedule as an offset to gross Accounts Receivable as shown thereon.

(g)                                 Accounting Changes.  Except as set forth on Schedule 5.07(g), since the date of the 2001 Audited Financial Statements, neither the Company nor any of its Subsidiaries has (i) in the preparation of any internal financial statements or any of the audited or unaudited financial statements referred to in this Section 5.07, applied any accounting principles or methodologies other than GAAP, (ii) changed any accounting methods or principles used in recording transactions on their books or in preparing their financial statements, or (iii) modified its general ledger or internal financial records by changing, adding or deleting any classifications in which transactions are recorded or by allocating similar transactions to different classifications therein.

(h)                                 Non-Recurring Items.  Schedule 5.07(h) sets forth a complete and correct list of (i) all releases from any or reversals of any reserve account made for accounting or financial reporting purposes and recognized in or otherwise affecting the statement of operations for the six months ended June 30, 2003 included in the financial statements referred to in Section 5.07(a) and (b), and (ii) all other extraordinary, non-recurring, or non-operating items (including any write-up or revaluation of, or gain recognized upon the sale of, any asset other than sale of Inventory in the ordinary course of business, and any reversal of or credit corresponding to any charge or expense recognized in a previous accounting period) recognized in or otherwise affecting such statement of operations.

Section 5.08.                             Taxes.

(a)                                  Filing of Tax Returns and Payment of Taxes.  Each of the Company and its Subsidiaries have timely filed all Tax Returns that are required to be filed by them and have timely paid all Taxes due and owing by them (whether or not such Taxes are required to be shown on a Tax Return) or has made adequate provision for the payment of all Taxes which are due and payable.  All such Tax Returns were correct and complete in all respects when filed.  The Company has delivered to the Purchaser correct and complete copies of the Company’s and its Subsidiaries’ United States federal income Tax Returns for the last three complete fiscal years prior to the date of this Agreement.  The charges, accruals and reserves on the books of the Company and each of its Subsidiaries in respect of Taxes were calculated in the ordinary course of the Company’s and its Subsidiaries’ businesses consistent with past practice in accordance with GAAP and F.A.S.B. and are accurate and adequate.  The Company has established a Tax reserve or account payable in an amount sufficient for all accrued and unpaid federal, state, local and foreign Taxes of the Company and its Subsidiaries, whether or not disputed, including any penalties, interest and related charges and fees in connection therewith, for all complete fiscal periods of the Company.

(b)                                 Withholding Taxes.  All Taxes that the Company or any of its Subsidiaries are required to withhold or collect have been withheld or collected and, to the extent required, have been paid over to the proper Governmental Body on a timely basis.  Proper amounts have been withheld by each of the Company and its Subsidiaries from their employees for all periods in compliance with Tax withholding provisions of applicable federal, state, local, domestic and foreign Laws.

(c)                                  Audits.  Schedule 5.08(c) sets forth a correct and complete list of all audits of the Company and its Subsidiaries by any Taxing authority in the past three years.  Except as set forth on Schedule 5.08(c), no such audit is in progress.  Except for adjustments disclosed to the Purchaser related to the 1998 and 1999 taxable years, there were no material adjustments to the Company’s Tax Returns as a result of any such audit.  All deficiencies proposed as a result of such examinations or audits have been paid, settled or fully reserved for on the Final Closing Balance Sheet.  Neither the Company nor any of its Subsidiaries has received any notice of any pending or threatened audit by the Internal Revenue Service or any state, local or foreign Taxing authority related to the Company’s Tax Returns or Tax liability for any period and no claim for special assessment or collection of Taxes has been asserted against the Company or any of its Subsidiaries.

(d)                                 Waivers.  Except for waivers for the 1998 and 1999 taxable years previously disclosed to the Purchaser, the Company has not entered into any agreements for any waiver or for the extension of any statute of limitations governing the time of assessment or collection of any federal, state or local Taxes or the filing of any Tax Return.

(e)                                  Claims by Certain Jurisdictions.  No claim has been made by any Taxing authority in a jurisdiction where neither the Company nor any of its Subsidiaries files any Tax Returns that the Company or one of its Subsidiaries is or may be subject to taxation in that jurisdiction.

(f)                                    Tax Liens.  Except as set forth on Schedule 5.08(f), no Tax Liens, other than Permitted Liens, have been filed with respect to any Taxes of the Company, any of its Subsidiaries or any of their Affiliates.

Section 5.09.                             Litigation.  Except as set forth on Schedule 5.09, there is no Action pending, or to the Knowledge of the Company, threatened (a) against the Company or any of its Subsidiaries, or (b) that questions the validity of any of the Sale Documents or that involves or relates to any of the Transactions, or (c) affecting any of the Assets or the Business, or (d) that could reasonably be expected to materially adversely affect the Purchaser’s and its Subsidiaries’ ability to conduct the Business after the Closing or the ownership or use by the Purchaser and its Subsidiaries of the Assets after the Closing.  Except for the matters listed on Schedule 5.09 that are marked with an asterisk, none of the matters disclosed on Schedule 5.09 has had or could reasonably be expected to have a Material Adverse Effect.

Section 5.10.                             Permits; Compliance with Laws.

(a)                                  Permits.  Schedule 5.10(a) sets forth a correct and complete list and description of all material Permits necessary to entitle or permit the Company and each of its Subsidiaries to use its corporate name, to own, lease, operate and use the Assets, and to carry on and conduct the Business at full capacity (such Permits being the “Required Permits”).  The Company and each of its Subsidiaries, as the case may be, owns, holds or possesses all Required Permits and all such Required Permits are validly held and are in full force and effect and to the Knowledge of the Company, all Required Permits were validly issued.  To the Knowledge of the Company, no Required Permit will be subject to suspension, modification, limitation, revocation, cancellation or non-renewal as a result of the consummation of the Transactions.  To the Knowledge of the

Company, no fact, issue or circumstance exists which could reasonably be expected to cause any of the Required Permits not to be renewed in the ordinary course of the Company’s business.

(b)                                 Compliance with Laws.  The Company, its Subsidiaries, their operations, the Business and the Assets are and at all times have been in compliance with each Required Permit and each Law applicable to the Company, its Subsidiaries, their operations, the Business or the Assets.  Neither the Company nor any of its Subsidiaries, nor any director, officer or employee of the Company or any of its Subsidiaries acting on behalf of the Company or one of its Subsidiaries, has at any time made any bribes, kickback payments or other illegal payments.

(c)                                  Certain Notices.  Except as set forth on Schedule 5.10(c), neither the Company nor any of its Subsidiaries has received any written notice (a) concerning the revocation, suspension, modification, limitation, cancellation or non-renewal of any Required Permit, or (b) of a violation of or default with respect to, any Required Permit or Law applicable to the Company, its Subsidiaries, their operations, the Business or the Assets.

Section 5.11.                             Absence of Certain Changes or Events.  Since June 30, 2003, except as specifically set forth on Schedule 5.11 hereto, (a) there has not occurred any event, fact, circumstance or change that has had or which could reasonably be expected to have, a Material Adverse Effect, (b) the Company and each of its Subsidiaries has conducted its business only in the ordinary course consistent with past practice, and (c) neither the Company nor any of its Subsidiaries:

(i)                                     has (A) Transferred any of the Assets, except for Inventory in the ordinary course of business consistent with past practice or obsolete Inventory, (B) caused or permitted any of the Assets to become subject to any Liens, other than Permitted Liens, (C) purchased or acquired any Securities or otherwise made or acquired any investment in any Person, or (D) incorporated or formed any Subsidiary, or merged or consolidated with or into, or entered into any business combination with any Person;

(ii)                                  has (A) issued any notes, bonds or other Debt Securities, incurred any Debt or Guaranteed any obligation of any Person, (B) waived, released, canceled, settled, written off or compromised any material Debt, obligation, claim or other right owed to the Company or any of its Subsidiaries, or (C) made any loan or advance to any Person;

(iii)                               has (A) entered into any Contract or transaction with any of its Affiliates, or (B) made or declared any Restricted Payment;

(iv)                              has (A) paid or agreed to pay any bonus, extra compensation, pension or severance pay, (B) increased the benefits payable under the Company’s or its Subsidiaries’ Benefit Plans, or (C) otherwise increased the wage, salary or compensation (of any nature) or benefits to any of its directors, officers or employees;

(v)                                 has made (A) any single capital expenditure in excess of $250,000, or (B) aggregate capital expenditures in excess of $500,000;

(vi)                              has (A) disclosed any confidential Required Intellectual Property or other confidential proprietary information of the Company or its Subsidiaries to any Person

(other than to the Purchaser), or (B) Transferred or permitted to lapse any Required Intellectual Property;

(vii)                           has (A) written down or written up (or failed to write down or write up in accordance with GAAP) the value of any Inventory or accounts receivable, (B) revalued any of the Assets, or (C) increased or changed any assumptions underlying, or methods of calculating, any bad debt, contingency or other reserves;

(viii)                        has (A) made any material change in its customary methods of operation, including, without limitation, practices and policies relating to purchasing, inventories, marketing, selling and pricing, or (B) entered into any other material transaction other than in the ordinary course of business consistent with past practice;

(ix)                                has suffered any material damage, destruction or casualty loss (whether or not covered by insurance) or any material operating or other loss or any taking of any of the Assets, by condemnation or eminent domain;

(x)                                   has allowed any Required Permit to lapse or terminate or failed to renew any Required Permit that is scheduled to terminate or expire within 60 calendar days after the Closing Date; or

(xi)                                has entered into, or authorized, any Contract to do any of the foregoing.

Section 5.12.                             Assets.

(a)                                  Purchased Assets; Transfer of Title to Purchased Assets.  The Company has good title to or leasehold interest in all of the Purchased Assets, free and clear of all Liens, except for Permitted Liens.  Assuming the receipt of all of the Company Required Consents prior to the Closing, the Company has good right, full power and lawful authority to sell, bargain, convey, transfer, deliver and assign to Purchaser all its right, title and interest in, to and under each of the Purchased Assets.  Assuming the receipt of all of the Company Required Consents prior to the Closing, upon delivery to the Purchaser at the Closing by the Company of the agreements, documents and instruments set forth in Section 4.03(d) and upon the Company’s receipt of the Initial Cash Payment Amount in accordance with Article III of this Agreement, good title to the Purchased Assets will pass to the Purchaser, free and clear of any Liens, except for Permitted Liens.

(b)                                 Subsidiary Assets; No Adverse Impact on Subsidiary Assets.  The Company’s Subsidiaries have good title to or leasehold interest in and have the legal and valid right to use all of the properties and assets, tangible or intangible, including, without limitation, all Real Property, Leaseholds, Equipment, Fixtures, Inventory, Contract rights, Intellectual Property and personal property (such properties and assets being the “Subsidiary Assets”), which, when taken together with the Purchased Assets, constitute all of the properties and assets used in or necessary for the conduct of the Business free and clear of all Liens, except for Permitted Liens.  Assuming the receipt of all of the Company Required Consents prior to the Closing, each of the Company’s Subsidiaries has good right, full power and lawful authority to sell, bargain, convey, transfer, deliver and assign to Purchaser all its right, title and interest in, to and under each of the Subsidiary Assets.  Assuming the receipt of all of the Company Required Consents prior to the

Closing, upon delivery to the Purchaser at the Closing by the Company’s Subsidiaries of the agreements, documents and instruments set forth in Section 4.03(d) and upon the Company’s receipt of the Initial Cash Payment Amount in accordance with Article III of this Agreement, good title to the Subsidiary Assets will pass to the Purchaser, free and clear of any Liens, except for Permitted Liens.

(c)                                  Sufficiency and Condition of the Assets.  The Purchased Assets and the Subsidiary Assets (together, the “Assets”) comprise all of the properties and assets reflected in the financial statements referred to in Section 5.07, except for (i) the Excluded Assets, and (ii) Inventory sold or otherwise disposed of since the respective dates thereof in the ordinary course of business consistent with past practice.  The Assets include all of the assets, properties, rights and interests used or useful in the conduct of the business and operations of the Company and its Subsidiaries, and no assets, properties, rights or interests, other than the Assets, are required for the Company and its Subsidiaries to conduct their business and operations as currently conducted or as proposed to be conducted.  The Assets (i) are in good condition and repair, except for ordinary wear and tear, and (ii) are suitable and adequate for the uses for which they are used and to carry on the Business.

Section 5.13.                             Real Property and Leaseholds.

(a)                                  Schedules.  Schedule 2.01(a)(i) sets forth a correct and complete list, legal description and location, including, without limitation, street addresses and tax map designations of all Real Property (all such Real Property being the “Company Real Property”) and Schedule 2.01(a)(ii) sets forth a correct and complete list, including location, street address, name and contact information of the lessor, rents (and paid through dates), security deposits and additional rent, of all Leaseholds (all such Leaseholds being the “Company Leaseholds”), respectively, in which the Company or any of its Subsidiaries has an interest.

(b)                                 Title to Real Property; Leasehold Interests.  The Company or one of its Subsidiaries, as the case may be, has good title in fee simple to all of the Company Real Property, free and clear of all Liens, except for Permitted Liens.  Except as set forth on Schedule 2.01(a)(i), none of the Company Real Property is subject to any lease, sublease or other similar Contract or arrangement.  The Company or one of its Subsidiaries, as the case may be, has good leasehold interest to all of the Company Leaseholds.  Except as set forth on Schedule 2.01(a)(ii), each of the Company Leaseholds is the subject of a written lease agreement, and there are no oral terms inconsistent with the written terms thereof.  Except as set forth on Schedule 5.13(b), no work has been performed on, or materials supplied to, any of the Company Real Property or Company Leaseholds within the applicable statutory period which would give rise to any mechanic’s or materialmen’s Liens.

(c)                                  No Restrictions.  The Company or one of its Subsidiaries, as the case may be, enjoys peaceful and undisturbed possession of the Company Real Property and the Company Leaseholds.  No instrument of record, easement, license, use restriction, grant or applicable zoning, building or urban redevelopment Law or other impediment of any kind prohibits or materially limits, impairs or interferes with, the use, operation, maintenance of, or access to, or affects the value of, the Company Real Property or Company Leaseholds or any item of personal property related to the Company Real Property or the Company Leaseholds.  Except as set forth on Schedule 2.01(a)(i) or Schedule 2.01(a)(ii), there are no recorded easements or encroachments by improvements on adjoining premises with respect to any of the Company Real Property or Company Leaseholds that could reasonably be expected to materially affect the ability of the Company and its Subsidiaries to conduct the Business.

(d)           Condemnation and Eminent Domain.  Except as set forth on Schedule 5.13(d), there is no pending or, to the Knowledge of the Company, threatened condemnation or eminent domain proceeding with respect to any of the Company Real Property or Company Leaseholds.

(e)           Company Leaseholds.  Except as set forth on Schedule 5.13(e):

(i)            the Company has delivered correct, and complete copies of each lease evidencing a Company Leasehold described on Schedule 2.01(a)(ii), together with all amendments, modifications, assignments, assumptions and subleases thereof (each a “Company Lease”);

(ii)           all Company Required Consents shall be delivered with respect to all Required Leases;

(iii)          each Company Lease is valid and in full force and effect on the date hereof; except as set forth on Schedule 5.13(e), the Company or one of its Subsidiaries is currently in occupancy of the premises demised under each Company Lease and all obligations required to have been performed by the tenant under each Company Lease have been performed by the Company or one of its Subsidiaries, including payment of any rent due and payable on or prior to the date hereof;

(iv)          no event or condition exists that constitutes or, with the giving of notice or passage of time or both, would constitute a default or breach of any Company Lease by the Company or one of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, and no notice of default has been received or issued by any Company or Subsidiary with respect to any such the Company Lease that has not been waived or cured;

(v)           there are no mortgages, deeds of trusts, security deeds or other encumbrances or any other Liens on any Company Leasehold that have been granted by the Company or one of its Subsidiaries, as a result of a breach by any of the Company or one of its Subsidiaries of any contractual obligation, or otherwise; and

(vi)          to the Knowledge of the Company, except as set forth on Schedule 5.13(e), the current use of the Company Leasehold or its Subsidiaries is in compliance with the uses permitted under the applicable Company Lease.

(f)            Company Real Property.  Other than this Agreement, neither the Company nor any of its Subsidiaries is a party to any Contract for the sale or other disposition of any portion of the Company Real Property.  The Company has not received written notification of any violation of any applicable Law relating to any Company Real Property, including, without limitation, any Law regarding the generation, storage, migration, disposal or existence of any hazardous waste on any Company Real Property.

(g)           Casualty.  (i)  If all or any part of the Company Real Property or the Company Leaseholds (excluding Inventory) is damaged or destroyed by fire or other casualty occurring following the date hereof and prior to the Closing Date and such fire or other casualty is fully insured by the Company’s casualty insurance policies, neither party shall have the right to terminate this Agreement and the parties shall nonetheless consummate the Transactions in accordance with the Sale Documents, without any abatement of the Purchase Price or any liability or obligation on the part of the Company by reason of said destruction or damage other than an assignment to Purchaser of all the Company’s rights to make a claim for and to retain any casualty insurance proceeds received under such casualty insurance policies in effect with respect to such damaged Company Real Property or Company Leasehold (excluding Inventory) and Purchaser shall receive a credit from the Cash Purchase Price due at Closing for the amount of the deductible on such casualty insurance policy.

(ii)           If all or any part of the Company Real Property or the Company Leaseholds (excluding Inventory) is damaged or destroyed by fire or other casualty occurring following the date hereof and prior to the Closing Date and such fire or other casualty is not fully insured by the Company’s casualty insurance policies, neither party shall have the right to terminate this Agreement and the parties shall nonetheless consummate the Transactions in accordance with the Sale Documents, without any abatement of the Purchase Price or any liability or obligation on the part of the Company by reason of said destruction or damage other than either (i) restoring and/or rebuilding or replacing such damaged property to substantially the same condition as it existed prior to the occurrence of such fire or other casualty or (ii) providing Purchaser with a credit from the Cash Purchase Price due at Closing in an amount equal to the estimated cost of such repair or restoration.

Section 5.14.          Equipment, Fixtures and Inventory.

(a)           Schedules and Possession.  Schedule 2.01(b)(i), Schedule 2.01(b)(ii) and Schedule 2.01(b)(iii) set forth a correct and complete list and description of all Equipment, Fixtures and Inventory, respectively, in which the Company or one of its Subsidiaries has an interest, and the Company or one of its Subsidiaries has exclusive possession and control of all such  Equipment, Fixtures and Inventory.

(b)           Inventory.  All Inventory classified as such in the consolidated balance sheet of the Company and its Subsidiaries dated as of June 30, 2003, and all additions to Inventory since June 30, 2003, consist of items of a quantity and quality which are usable or saleable in the ordinary course of the business of the Company or one of its Subsidiaries consistent with GAAP and are carried on the financial records of the Company at the lower of cost or market value, except for obsolete or slow moving Inventory, which has been written off or written down to net realizable value.  The charges, accruals and reserves on the consolidated balance sheet of the Company and its Subsidiaries dated as of June 30, 2003 and on the books of the Company in respect of obsolete and slow moving Inventory are, and such charges, accruals and reserves on the Closing Balance Sheet will be, adequate and calculated consistent with GAAP.  Neither the Company nor any of its Subsidiaries is under any obligation nor do they have any liability with respect to accepting returns of items of Inventory in the possession of their customers.

Section 5.15.          Material Contracts.

(a)           Schedule of Material Contracts.  Schedule 5.15(a) sets forth a correct and complete list and description of all of the Material Contracts.

The term “Material Contracts” means all of the following Contracts to which the Company or any of its Subsidiaries is a party or by which they or any of their properties, assets or rights, including, without limitation, the Business and the Assets, are or may be bound or subject:

(i)            deposit agreements, indentures, mortgages, pledge agreements, security agreements, deeds of trust, conditional sale agreements or other Contracts granting a Lien on any of the Assets to any Person;

(ii)           credit agreements, guarantees, indentures, loan agreements, purchase agreements, bonds, Capitalized Leases, bonds, debentures, notes, foreign exchange or other hedging arrangements, interest rate swaps, investments and other evidences of Debt providing for or relating to Debt in respect of which the Company or any of its Subsidiaries is in any manner directly or contingently obligated or liable;

(iii)          Contracts under which the Company or any of its Subsidiaries has, directly or indirectly, purchased or acquired any Securities or otherwise made any advance, loan, extension of credit or capital contribution to, or other investment in, any Person, and all joint venture, partnership and limited liability company Contracts;

(iv)          Contracts under which the Company or any of its Subsidiaries (A) is lessee of, or holds or operates, any Equipment, vehicle or other tangible personal property, or (B) has a Leasehold interest or (C) is the lessor or sublessor of Real Property;

(v)           Contracts (A) for the sale or for the purchase or other acquisition by the Company or any Subsidiary of, or the sale or other Transfer by the Company or any Subsidiary of, any tangible or intangible property or assets, or any services, (I) under which the Company and its Subsidiaries are obligated to pay or entitled to receive, in the aggregate, more than $250,000 in cash or the fair market value of other consideration, assuming the exercise of all options or extensions under any such Contract, or (II) except for maintenance Contracts entered into in the ordinary course of the Company’s and its Subsidiaries’ business consistent with past practice, which by their terms, assuming the exercise of all options and extensions thereunder, have a term of greater than one year from the date they were entered into, (B) granting any Person any right of first refusal, right of first offer, buy-sell or economically preferential right or other similar rights, to purchase any of the Assets, and (C) with respect to any warranty program of the Company or its Subsidiaries;

(vi)          Contracts relating in whole or in part to the Required Intellectual Property or providing for any license, sublicense, assignment, or other Transfer of any of the Required Intellectual Property (whether as licensor, licensee, sublicensor, sublicensee, assignor, assignee, Transferor, Transferee, or otherwise);

(vii)         Contracts which (A) require the Company or any of its Subsidiaries to deal on an exclusive basis with any Person, (B) restrict or purport to restrict the Company or any of its Subsidiaries from doing any kind of business or from doing business with any Person or in any geographic area or from competing with any Person, (C) require the Company or any of its Subsidiaries to maintain the confidentiality of any matter, except for maintenance and/or sales Contracts entered into in the ordinary course of the Company’s and its Subsidiaries’ business consistent with past practice, and (D) require the Company or any of its Subsidiaries to indemnify any Person, except for maintenance Contracts entered into in the ordinary course of the Company’s and its Subsidiaries’ business consistent with past practice;

(viii)        (A) employment, retainer, severance, separation, non-competition, non-solicitation and consulting Contracts with current and former employees officers, directors, consultants and independent contractors, and Contracts with any labor union or other collective bargaining group, (B) Contracts setting forth the terms of or otherwise relating to Benefit Plans, (C) sales agency, dealer, distribution, brokerage or franchise Contracts, (D) Contracts with any shareholder, member, manager, director, officer or other Affiliate of the Company or any of its Subsidiaries, (E) shareholders’ agreements, investor rights agreements, registration rights agreements, voting agreements and other similar agreements relating to the Company’s or any of its Subsidiary’s Equity Securities, and (F) proxies, voting trusts, or powers of attorney to act on behalf of the Company or any of its Subsidiaries;

(ix)           to the extent not covered above, Contracts with suppliers of goods and services to distribute or resell products, or receive commissions for acting as a sales agent for such supplier, under which the Company or any of its Subsidiaries has, in the prior 24 months, made purchases in excess of $250,000 or received commissions in excess of $250,000, including, without limitation, Contracts with Cisco, Siemens and NEC America;

(x)            maintenance Contracts; provided, however, that Schedule 5.15 will only include a standard form of such maintenance Contracts and a list of substantially all of the parties who have executed such maintenance Contracts in substantially the form of such standard form agreement;

(xi)           Contracts not made in the ordinary course of business consistent with past practice.

(b)           Copies of Material Contracts.  The Company has provided to the Purchaser correct and complete copies of all written Material Contracts, except for the maintenance Contracts referred to in clause (a)(x) above, for which the Company has provided a standard form of Contract.

(c)           Enforceability.  (i)  Each of the Material Contracts (A) has been duly authorized, executed and delivered by the Company or one of its Subsidiaries, and to the Knowledge of the Company, the other parties thereto, and is in full force and effect and (B) constitutes the legal, valid and binding obligation of the Company or one of its Subsidiaries, and to the Knowledge of

the Company, the other parties thereto, enforceable against the Company or one of its Subsidiaries, and to the Knowledge of the Company, the other parties thereto in accordance with the terms of each such Material Contract, except that such enforcement (x) may be limited by bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally and (y) is subject to the availability of equitable remedies, as determined in the discretion of the court before which such a proceeding may be brought; provided, however, that with respect to the maintenance Contracts referred to in clause (a)(x) above, this representation and warranty shall be true and correct with respect to all maintenance Contracts which individually, or in the aggregate involve payments of $100,000 during any 12-month period.

(ii)           There exists no breach or default (or event which with or without the lapse of time or the giving of notice, or both would constitute a breach or default) under the Material Contracts by the Company or one of its Subsidiaries, or to the Knowledge of the Company, the other parties thereto, and neither the Company nor any of its Subsidiaries nor any other party to any Material Contract has given or received any written notice of breach or default thereunder; provided, however, that with respect to the maintenance Contracts referred to in clause (a)(x) above, this representation and warranty shall be true and correct with respect to all maintenance Contracts which individually or in the aggregate involve payments of $100,000 during any 12-month period.  Neither the Company nor any of its Subsidiaries has given or received any notice that any party to any Material Contract intends to terminate or materially amend or modify any Material Contract; provided, however, that with respect to the maintenance Contracts referred to in clause (a)(x) above, this representation and warranty shall be true and correct with respect to all maintenance Contracts which individually or in the aggregate involve payments of $100,000 during any 12-month period.

(iii)          The consummation of the Transactions will not cause (A) any of the Material Contracts to cease to be in full force and effect, (B) the material breach of any terms or conditions of any Material Contract, (C) the forfeiture or impairment of any material rights under any Material Contract or (D) any material penalty or other material adverse consequence under any Material Contract; provided, however, that with respect to the maintenance Contracts referred to in clause (a)(x) above, this representation and warranty shall be true and correct with respect to all maintenance Contracts which individually or in the aggregate involve payments of $100,000 during any 12-month period.

(d)           Liens.  Schedule 5.15(d) sets forth a correct and complete list and description of all of the Liens affecting or attaching to the Assets.

(e)           Debt.  Schedule 5.15(e) sets forth a correct and complete list and description of the Debt outstanding or which may be outstanding under each of the Material Contracts described in Section 5.15(a)(ii).

(f)            Certain Contracts.  (i) The maintenance Contracts entered into since August 1, 2003 have a weighted average life of not less than 33 months, (ii) since August 1, 2003, all maintenance Contracts were entered into in the ordinary course of business consistent with past practice, (iii) except as set forth on Schedule 5.15(f), since August 1, 2003, neither the Company nor any of its Subsidiaries has entered into any maintenance Contracts, providing for special incentives, rebates or excessive up-front payments or other non-ordinary course incentives, and (iv) except as set forth on Schedule 5.15(f), neither the Company nor any of its Subsidiaries offered any member of their sales force any special incentives, commissions or other similar items to sell maintenance Contracts.

Section 5.16.          Intellectual Property.

(a)           Ownership or Right to Use.  Schedule 2.01(f) sets forth a correct and complete list and description of (i) all Intellectual Property (whether or not owned by the Company or any of its Subsidiaries) used by the Company or any of its Subsidiaries or which is necessary to conduct the Business, (ii) all Intellectual Property which has been developed by or arisen out of the conduct of the Business, and (iii) all other Intellectual Property (whether or not currently used in the Business) in which the Company or any of its Subsidiaries has an interest, whether as owner, licensee, licensor, sublicnesee, sublicensor or otherwise (the Intellectual Property referred to in clauses (i) and (ii) being the “Required Intellectual Property”), in each case (except where the Company or a Subsidiary is a licensee or sublicensee), including, without limitation, a correct and complete list of all jurisdictions in which all trademarks, copyrights and patents (whether owned or licensed) are registered, issued or applied for and all registration, grant and application numbers.  The Company or one of its Subsidiaries owns or has the legal and valid right to use, all Required Intellectual Property, free and clear of all Liens, except for Permitted Liens.  All Required Intellectual Property is valid, enforceable and in good standing.

(b)           No Infringement.  Neither the ownership or use of the Required Intellectual Property nor the operation of the Business has infringed, misappropriated or conflicted with in any material respect and does not infringe, misappropriate or conflict with in any material respect any Intellectual Property of any other Person.  To the Knowledge of the Company, no unauthorized Person is using or engaging in any unauthorized use of any of the Required Intellectual Property.

(c)           Loss of Rights.  There have been no claims made within the five years immediately preceding the Closing Date (whether currently pending or resolved) against the Company or any of its Subsidiaries asserting the invalidity, misuse or unenforceability of any Required Intellectual Property and, to the Knowledge of the Company, there are no grounds for any of the foregoing.  To the Knowledge of the Company, at no time during the conception or reduction of any of the Required Intellectual Property to practice was any developer, inventor or other contributor to such Required Intellectual Property subject to any employment agreement or invention assignment or non-disclosure agreement or other obligation with any third party that could reasonably be expected to materially and adversely affect the Company’s or its Subsidiary’s rights in the Required Intellectual Property.

(d)           Confidentiality of Intellectual Property.  (i)  The Required Intellectual Property has been maintained in confidence in accordance with protection procedures customarily used in the industry of the Company and its Subsidiaries to protect rights of like importance and, to the extent that any portion of the Required Intellectual Property would otherwise qualify as a “trade secret”, which would be necessary to preserve its status as trade secrets under applicable Laws.

The Company and its Subsidiaries have taken all reasonably necessary actions to maintain and protect the Required Intellectual Property.

(ii)           Except as set forth on Schedule 5.16(d), all Personnel have executed and delivered to the Company or one of its Subsidiaries (A) a proprietary information agreement restricting such Person’s right to disclose proprietary information of the Company and its Subsidiaries, and (B) appropriate instruments of assignment in favor of the Company or one of its Subsidiaries as assignee that have conveyed to the Company or one of its Subsidiaries exclusive ownership of all Intellectual Property conceived or developed by such Personnel while they were employed or otherwise working for the Company or one of its Subsidiaries.

Section 5.17.          Insurance.

(a)           Insurance.  The Company, its Subsidiaries, all of the Assets and the Business are covered by valid and currently effective insurance policies or binders of insurance, including, without limitation, general liability insurance, property insurance, workers’ compensation insurance and business interruption insurance, issued in favor of the Company or one of its Subsidiaries, in each case, in such types and amounts and covering such risks as are consistent with customary practices and standards of companies engaged in business and operations substantially similar to those of the Company and its Subsidiaries.  Neither the Company nor any of its Subsidiaries is in material default or breach with respect to its obligations under any insurance policy maintained by any of them, and all premiums thereunder will be timely paid in full for all periods up to and through the Effective Time.  Neither the Company nor any of its Subsidiaries has received any notice of cancellation or non-renewal of any such policy or arrangement.  There is no claim pending against the Company or any of its Subsidiaries under any of such policies or arrangements as to which coverage has been denied or disputed by the underwriters of such policies or arrangements.  Schedule 5.17 sets forth a correct and complete list and description of all such policies of insurance, including (i) the name of the insurer and the names of the principal insured and each named insured, (ii) the period of coverage, (iii) the type and amount of coverage, and (iv) a list of the material claims paid out under such policies during the past three years and claims that are pending.  Schedule 5.17 sets forth a correct and complete list of all risks against which the Company or any of its Subsidiaries is insured under a program of self insurance.

(b)           Bonding.  The Company and its Subsidiaries have as of the date of this Agreement, and will have, as of the Closing Date, posted all necessary employee malfeasance, performance or liability bonds in connection with the operation of the Business, and neither the Company nor any of its Subsidiaries has, nor will they have as of the Closing Date, any Liability under any such bonds.

Section 5.18.          Books and Records; Company Names; Bank Accounts; Officers and Directors.

(a)           Books and Records.  Except as set forth on Schedule 5.18(a), the books and records and other financial records of the Company and each of its Subsidiaries are in all material respects accurate, correct and complete, have been maintained in accordance with good business practices, including the maintenance of an adequate system of financial controls, accurately reflect the transactions and other information purported to be contained therein, and are reflected accurately in all material respects in the financial statements referred to in Section 5.07.  Correct and complete copies of all such books and records of the Company and each of its Subsidiaries will have been provided to, or made available to, the Purchaser or its representatives prior to the Due Diligence Termination Date.  The minute books of the Company and each of its Subsidiaries, copies of which will have been delivered to the Purchaser or its representatives prior to the Due Diligence Termination Date, contain materially accurate records of all meetings and accurately reflect all corporate action of the shareholders and the board of directors (including committees) of the Company and each of its Subsidiaries, as the case may be.  The stock books and ledgers of the Company and its Subsidiaries, copies of which will have been delivered to the Purchaser or the Purchaser’s representatives, correctly record all transfers and issuances of all Securities of the Company and each of its Subsidiaries.

(b)           Company Names; Chief Executive Office.  Neither the Company nor any of its Subsidiaries has operated or conducted any business under any name other than the name ascribed to the Company in this Agreement and for each Subsidiary on Schedule 5.05(a).  The location of the chief executive office and chief place of business of the Company and its Subsidiaries is set forth on Schedule 5.18(b).

(c)           Bank Accounts.  Schedule 5.18(c) sets forth a correct and complete list and description of (i) all bank and savings accounts, certificates of deposit and safe deposit boxes of the Company’s Subsidiaries and (ii) all corporate borrowing, depository and transfer resolutions and those Persons entitled to act thereunder.

(d)           Officers and Directors.  Schedule 5.18(d) sets forth a correct and complete list of all officers and directors of the Company’s Subsidiaries.

Section 5.19.          Customers and Suppliers.

(a)           Customers.  (i) Schedule 5.19(a) sets forth a correct and complete list and description, including, without limitation, the names and addresses, of the twenty most significant customers (by revenue to the Company and its Subsidiaries) of the Company and its Subsidiaries for the twelve-month period ended December 31, 2002 and for the six-month period ended on June 30, 2003, and the amount for which each such customer was invoiced during such period.  To the Knowledge of the Company, each such customer intends to use the products, equipment, goods and services sold to it as an end user, and none of such customers intends to act as a distributor or reseller thereof.

(ii)           Except as set forth on Schedule 5.19(a), since June 30, 2003, there has not been (A) any material adverse change in the business relationship of the Company or any of its Subsidiaries with any customer set forth on Schedule 5.19(a), including, without limitation, any such customer ceasing to purchase or use the products, equipment, goods or services of the Company or its Subsidiaries or reducing the purchase or use of such products, equipment, goods or services, or (B) any material change in any term (including credit terms) of the purchase Contracts, purchase orders or related arrangements with any such customer.  Since December 31, 2002, neither the Company nor any of its

Subsidiaries has received any notice from any customer set forth on Schedule 5.19(a) that such customer intends to take any of the actions set forth in clauses (A) or (B) above.

(iii)          Since June 30, 2003, neither the Company nor its Subsidiaries has shipped or sold to any customer any products, equipment, goods or services (A) to the Knowledge of the Company, in excess of the amount thereof that such customer is reasonably expected to use during its ordinary course of business, (B) on terms that include any volume discount, right of return, rights to rebate, or consignment, or (C) to the Knowledge of the Company, on terms that provided such customer with an incentive to take delivery of or pay for such products, equipment, goods or services prior to the date that such customer would otherwise have taken delivery of or paid for the same.

(b)           Suppliers.  Schedule 5.19(b) (i)  sets forth a correct and complete list and description, including, without limitation, the names and addresses, of the twenty most significant vendors and suppliers (by amounts billed to the Company and its Subsidiaries) of the Company and its Subsidiaries for the twelve-month period ended December 31, 2002 and for the six-month period ended June 30, 2003.

(ii)           Since June 30, 2003, there has not been (A) any material adverse change in the business relationship of the Company or any of its Subsidiaries with any supplier of goods, supplies, Inventory or merchandise or (B) any material change in any term (including credit terms) of the supply Contracts or related arrangements with any such supplier.  Since June 30, 2003, neither the Company nor any of its Subsidiaries has received any notice from any vendor or supplier set forth on Schedule 5.19(b) that such supplier intends to take any of the actions set forth in clauses (A) or (B) above.

Section 5.20.          Environmental Matters.  Except as set forth in Schedule 5.20 or with respect to any Recognized Environmental Condition contained in a report obtained by Purchaser prior to the Closing Date:

(a)           The operations of the Company and its Subsidiaries are in full compliance with Environmental Laws;

(b)           The Company and/or its Subsidiaries have obtained and are in compliance with all necessary Permits that are required under Environmental Laws to operate the facilities, Assets and Business of the Company and it Subsidiaries;

(c)           There has been no Release at any of the Relevant Properties owned or operated by the Company, its Subsidiaries or a predecessor in interest, or to the Knowledge of the Company, at any Relevant Property which received Hazardous Materials generated by the Company or its Subsidiaries or any predecessor in interest which is reasonably likely to result in Environmental Liabilities;

(d)           No Environmental Claims have been asserted against the Company, its Subsidiaries or, to the Knowledge of the Company, any predecessor in interest, nor to the Knowledge of the Company are any Environmental Claims threatened or pending against the Company, any of its Subsidiaries or any predecessor in interest which is reasonably likely to result in Environmental Liabilities;

(e)           To the Knowledge of the Company, no Environmental Claims have been asserted against any Relevant Properties that may have received Hazardous Materials generated by the Company, any of its Subsidiaries or any predecessor in interest which is reasonably likely to result in Environmental Liabilities that have an Material Adverse Effect;

(f)            The Company has delivered to Purchaser correct and complete copies of (A) all Environmental Reports, or correspondence regarding any Environmental Liabilities of the Seller at any of the Relevant Properties which are in possession of the Shareholders, Company, its Subsidiaries or their agents or (B) any Recognized Environmental Conditions (as defined by the American Society of Testing and Materials (“ASTM”) E 1527-00 (Standard Practice for ESA Phase I Environmental Site Assessment Process)) at any of the Current Properties which are in possession of the Shareholders, Company, its Subsidiaries or their agents;

(g)           To the Knowledge of the Company, no environmental Liens have been filed against any Real Property owned by the Company or any of its Subsidiaries; and

(h)           To the Knowledge of the Company, Schedule 5.20 sets forth a correct and complete list and description of all instances where any Relevant Property of the Company, any of its Subsidiaries or any predecessor in interest are not in compliance with Environmental Laws or give rise to Environmental Liabilities.

Section 5.21.          Employees; ERISA.

(a)           Schedule of Employees.  Schedule 5.21(a) sets forth a correct and complete list and description of all of the employees of, and consultants and independent contractors to, the Company and its Subsidiaries and each employee’s place of employment, compensation, bonuses, deferred or contingent compensation, pension, accrued vacation, accrued sick pay, severance, “golden parachute” and other like benefits and term of employment, in effect as of the date of this Agreement.  Since December 31, 2002, none of the employees listed on Schedule 5.21(a) has spent less than 75% of his active business hours on matters involving the Business; and since December 31, 2002 there has been no officer or employee of, or consultant or independent contractor to, the Company, any of its Subsidiaries, any Shareholder, or any of their Affiliates, other than those listed on Schedule 5.21(a), who has spent more than 25% of his active business hours on matters involving the Business.

(b)           Employment Agreements.  Except as set forth on Schedule 5.21(b), neither the Company nor any of its Subsidiaries has entered into and is not bound by any (i) employment, consulting or severance Contract with any of its directors, officers or employees, or (ii) collective bargaining agreements with its employees.  None of the Company’s or its Subsidiaries’ employees is subject to any non-compete, non-disclosure, confidentiality, employment, consulting or similar agreements relating to, affecting or in conflict with the Company’s and its Subsidiaries’ conduct of the Business.  Except as set forth on Schedule 5.21(b), the Company and its Subsidiaries have entered into normal and customary non-competition and non-solicitation agreements with all former officers and other members of management of the Company and its Subsidiaries.  Correct and complete copies of all agreements set forth on Schedule 5.21(b) and a copy of each normal and customary non-competition and non-solicitation agreement have been delivered to Purchaser or its representatives prior to the date of this Agreement.

(c)           Plans.  Schedule 5.21(c) sets forth a correct and complete list of all Benefit Plans of the Company and its Subsidiaries correct and complete copies of which and all summary plan descriptions, summaries of material modifications, most recent Form 5500 (and schedules) and actuarial reports of which have been delivered to the Purchaser or its representatives prior to the date of this Agreement.

(d)           Plan Qualifications.  Each of the Company’s Benefit Plans which is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) and intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service that the Plan is qualified and that its related trust has been determined to be exempt from taxation under Section 501(a) of the Code.  To the Knowledge of the Company, no events or circumstances have occurred (other than changes for which the remedial amendment period under Section 401(b) of the Code has not expired) since the date of such letters that will materially adversely affect the qualification or exemption of such Plan.  Except as set forth on Schedule 5.21(d), no Benefit Plan sponsored by the Company is under audit, nor, to the Knowledge of the Company, is any such audit pending.  Schedule 5.21(d) lists each employee pension benefit plan covered under Title IV of ERISA that is maintained, contributed to or required to be contributed to by a member of the Company’s Controlled Group and each “multiemployer plan” as defined under Section 3(37) of ERISA that covers employees of the Company.

(e)           Labor Relations.  (i)  Except as specifically set forth on Schedule 5.21(e), none of the Company’s or its Subsidiaries’ employees currently are covered by a unit which has been certified by the National Labor Relations Board as a unit for purposes of collective bargaining, nor are they represented by any labor union or organization.  To the Knowledge of the Company, no labor union or organization currently is engaged in any efforts to organize or represent any of the Company’s or its Subsidiaries’ employees.  The Company and each Subsidiary are in substantial compliance with all Laws respecting employment, employment practices, labor, terms and conditions of employment and wages and hours, in each case, with respect to employees.

(ii)           There is no unfair labor practice complaint against the Company or any of its Subsidiaries pending before any Governmental Body or other Person.  There is no labor strike, dispute, slowdown or stoppage at any Company or Subsidiary location and no such strike, dispute, slowdown or stoppage has ever occurred.  The Company and its Subsidiaries have timely prepared and filed all appropriate forms (including Immigration and Naturalization Service Form I-9) required by any relevant Governmental Body.

(iii)          To the Knowledge of the Company, no executive or key employee of the Company or any of its Subsidiaries nor any group of employees of the Company or its Subsidiaries has any plans to terminate their employment with the Company or its Subsidiary, as the case may be.

(f)            Compliance with Benefit Laws.  Neither a Reportable Event nor a Prohibited Transaction has occurred or is continuing with respect to any Plan of the Company or any of its Subsidiaries.  No notice of intent to terminate a Benefit Plan subject to Title IV of ERISA has been filed nor except as listed on Schedule 5.21 has any Benefit Plan been terminated.  To the Knowledge of the Company, no circumstances exist which constitute grounds under Section 4042 of ERISA entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administrate, a Benefit Plan, nor has the PBGC instituted any such proceedings.  None of the Shareholders, the Company, any of the Company’s Subsidiaries or other members of a Controlled Group with the Company or any Shareholder has completely or partially withdrawn under Section 4201 or 4204 of ERISA from a multi-employer pension plan (or is liable for any complete or partial withdrawal which occurred prior to or as of the Closing Date).  Each of the Company, its Subsidiaries and the other members of a Controlled Group has met its minimum funding requirements under ERISA with respect to all of their Plans and none of them has an Unfunded Vested Liability.  None of the Company, its Subsidiaries or other members of a Controlled Group has incurred any liability to the PBGC under ERISA, other than liability for premiums which have been paid.  None of the Company, its Subsidiaries or any of member of their Controlled Group has used the services of workers provided by contract labor suppliers, temporary employees, “leased employees” (as that term is defined in Section 414(n) of the Code), or persons who have provided services as independent contractors, to an extent that could reasonably be expected to result in the disqualification of any Benefit Plan under applicable Law, or the imposition of penalties or excise Taxes with respect to any Benefit Plan by the Internal Revenue Service, the U.S. Department of Labor, the PBGC or any other Governmental Body.  Other than claims for benefits under the claims procedures of any Benefit Plans, there are no pending or, to the Knowledge of the Company, threatened in writing, actions, claims or proceedings against the Company, a Subsidiary or any member of their Controlled Group or any Benefit Plan or its assets with respect to such plan.  Correct and complete copies of any agreement entered into with the PBGC, U.S. Department of Labor or Internal Revenue Service have been delivered to the Purchaser or its representatives prior to the date of this Agreement.  All contributions required to be made, and claims to be paid, under the terms of any Benefit Plan maintained or contributed by the Company or any Subsidiary have been timely made or reserves therefor on the balance sheet of the Company have been established, which reserves are adequate in all material respects.  None of the Parent’s or Company’s purpose for engaging in the transactions contemplated by this Agreement is for the evasion of liability under Section 4069 of ERISA.

(g)           Absence of Transaction Entitlements.  Except as set forth on Schedule 5.21(g), the consummation of the Transactions will not (i) entitle any current or former director, officer or employee of the Company or any of its Subsidiaries or any group of such Persons to any payment from the Company or any of its Subsidiaries, (ii) increase the amount of compensation due to any such director, officer or employee, (iii) accelerate the time of vesting of any compensation, stock incentive or other benefit of any such directors, officer or employee or (iv) result in any “parachute payment” under Section 280G of the Code, whether or not such payment is considered to be reasonable compensation for services rendered.

(h)           No Post-Retirement Benefits.  Except with respect to the Benefit Plans set forth on Schedule 5.21(c), neither the Company nor any of its Subsidiaries has any liability with respect to an obligation to provide benefits, including death or medical benefits (whether or not insured) with respect to any Person beyond their retirement or other termination of service with the Company or one of its Subsidiaries other than (i) coverage mandated by Part 6 of Title I of ERISA or Section 4980B of the Code or state Laws, (ii) retirement or death benefits under any employee pension plan, (iii) disability benefits under any employee welfare plan that have been fully provided for by insurance or otherwise, (iv) deferred compensation benefits accrued as liabilities on the books of the Company, or (v) benefits in the nature of severance pay.  The obligations set forth on Schedule 5.21(c) have been accrued for in the financial statements attached hereto as Schedule 5.07(a) and Schedule 5.07(b) in accordance with past practice.

(i)            Workers’ Compensation.  There are no liabilities to any of the Company’s employees relating to workers’ compensation benefits that are not fully insured against by third-party insurance carriers.

(j)            WARN Act.  Except as set forth on Schedule 5.21(j), neither the Company nor any of its Subsidiaries has laid off or involuntarily dismissed (other than for cause) any employees within the six months immediately prior to the Closing Date.  Neither the Company nor any of its Subsidiaries, has, within the 90 days immediately prior to the Closing Date, taken any action or actions which would, independently of the Transactions, result in a plant closing or mass layoff within the meaning of the WARN Act.

Section 5.22.          Certain Business Relationships with the Company or its Subsidiaries.

(a)           Certain Transactions or Arrangements.  Except as set forth on Schedule 5.22(a), no partner, shareholder, member, manager, officer, director, employee or other Affiliate of any Shareholder, the Company or any of its Subsidiaries, nor any spouse, former spouse, parent, sibling or child of any such Person or Affiliate thereof, (i) is, or has been during the 12-month period immediately preceding the date of this Agreement, involved in any business arrangement, relationship or transaction with the Company or any of its Subsidiaries, other than an employment relationship, (ii) is, or has been during the 12-month period immediately preceding the date of this Agreement, a party to Contract with the Company or any of its Subsidiaries, or (iii) will after the Closing have any interest in any of the Assets.

(b)           No Other Related Party Transactions.  Except as set forth on Schedule 5.22(b), no partner, shareholder, member, manager, officer, director, employee or other Affiliate of any Shareholder, the Company or any of its Subsidiaries, nor any spouse, former spouse, parent, sibling or child of any such Person or Affiliate thereof, owns, holds or possesses, directly or indirectly, any material financial or other interest in, or is a partner, shareholder, member, manager, officer, director, employee or other Affiliate of (i) any Person that is a supplier, vendor, customer, lessor, lessee, or competitor of the Company, any of its Subsidiaries or the Business, or (ii) any other business which engages in any transactions or other business relationships with the Company or any of its Subsidiaries.

(c)           Transactions with the Shareholders and Their Affiliates.  Schedule 5.22(c) sets forth a correct and complete list and description of all transactions between, among, involving or relating to any Shareholder or any of their Affiliates (other than the Company) on the one hand, and the Company or any of its Subsidiaries, on the other hand, including, without limitation, any Guarantees, credit support or other similar transactions, and all transactions entered into by the

Company or any of its Subsidiaries that provided a benefit to either of the Shareholders or any of their Affiliates (other than the Company).

Section 5.23.          Warranties.  Schedule 5.23 sets forth a correct and complete list and description of all oral and written warranty programs offered by the Company or any of is Subsidiaries.  The Company has delivered to the Purchaser correct and complete copies or descriptions of each such warranty program.  No material claim for breach of any express or implied warranty with respect to any of the Company’s or its Subsidiaries’ products or services has been made or, or to the Knowledge of the Company, is threatened.  Neither the Company nor any of its Subsidiaries is contemplating the recall of any products sold by them and there are no material defects in any such products.  The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of any and all warranties given by the Company and its Subsidiaries were calculated in a manner consistent with GAAP and are adequate.

Section 5.24.          Brokers, Finders.  Except for Bear, Stearns & Co. Incorporated, the fees and expenses of which will be paid entirely by the Shareholders, neither the Shareholders, the Company nor any of their Subsidiaries has retained any broker or finder in connection with the Transactions, and is not obligated and has not agreed to pay any brokerage or finder’s commission, fee or similar compensation.

Section 5.25.          Solvency of the Company.  As of the date of this Agreement, and as of the Effective Time, before and after giving effect to the Transactions, the Company is, and will be, Solvent.

Section 5.26.          Misstatements.

(a)           No Material Misstatements or Omissions.  No information, certificate, schedule or report furnished or to be furnished (as of the date furnished) by any Shareholder, the Company or any of its Subsidiaries (or by their employees, representatives, counsel, accountants or other professionals) to the Purchaser or to its representatives in connection with (i) the Transactions, (ii) the preparation or negotiation of any Sale Document or (iii) the satisfaction of any conditions set forth in any Sale Document and no representation or warranty contained in the Sale Documents, contains or will contain, as the case may be, any material misstatement of fact or omitted or will omit, as the case may be, to state a material fact or any fact necessary to make the statement contained therein not materially misleading; provided, however, that this Section 5.26(a) shall not apply to any projections or forward-looking financial data covered by Section 5.26(b) hereof.

(b)           Projections.  All projections and forward-looking financial data provided to the Purchaser or its representatives by or on behalf of the Company or any of its Subsidiaries (or by their employees, representatives, counsel, accountants or other professionals) were prepared in good faith and are based on underlying assumptions which the Shareholders and the Company reasonably believe provide a reasonable basis for the projections contained therein.  Such projections have been prepared on the basis of the assumptions set forth therein, which the Shareholders and the Company reasonably believe are fair and reasonable.

Section 5.27.          Full Disclosure.  There are no facts pertaining to the Company, its Subsidiaries, the Assets or the Business which could reasonably be expected to have a Material Adverse Effect and which have not been disclosed in this Agreement.  There is no information which would materially contradict or is inconsistent in any material respect with any representation or warranty of the Shareholders or the Company contained in the Sale Documents.

ARTICLE VI

Representations and Warranties of the Shareholders

The Shareholders, jointly and severally, hereby represent and warrant to the Purchaser as of the date hereof and as of the Closing Date as follows:

Section 6.01.          Existence and Power.  Each Shareholder (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and (b) has all necessary corporate power and authority to execute and deliver each of the Sale Documents and to consummate the Transactions and to perform its obligations under the Sale Documents.

Section 6.02.          Authorization; Binding Effect.  The execution and delivery by each Shareholder of each of the Sale Documents to which any Shareholder is a party, the performance by the Shareholders of their obligations under such Sale Documents and the consummation of the Transactions by the Shareholders has been duly authorized by all necessary corporate action on the part of the Shareholders.  Each of the Sale Documents to which any Shareholder is or may become a party is, or, when executed and delivered in accordance with this Agreement will be, legal, valid and binding obligations of the Shareholders enforceable against the Shareholders in accordance with its terms, except that such enforcement (a) may be limited by bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally and (b) is subject to the availability of equitable remedies, as determined in the discretion of the court before which such a proceeding may be brought.

Section 6.03.          Contravention.  Neither the execution, delivery and performance of the Sale Documents by each Shareholder nor the consummation of the Transactions by the Shareholders will (with or without notice or lapse of time or both) (a) violate or breach any provision of any Shareholder’s organizational or governing documents, (b) assuming the receipt of all of the Company Required Consents prior to the Closing, violate or breach any material  Law by which any Shareholder or any of their material assets or properties may be bound or affected, or (c) assuming the receipt of all of the Company Required Consents prior to the Closing, breach or result in a default under, result in the acceleration of, or give rise to a change in the terms of or a right of termination, cancellation, modification or acceleration or require any notice under, any material Contract to which any Shareholder is a party or by which any Shareholder or any of their material assets or properties, may be bound or affected.

Section 6.04.          Consents.  Except for the Consents set forth on Schedule 6.04 and any Consents required under the HSR Act, no material Consents are required or advisable on behalf of the Shareholders in connection with (a) the due execution and delivery by the Shareholders of the Sale Documents and the performance of the Shareholders’ obligations thereunder, (b) the consummation of the Transactions by the Shareholders, (c) the exercise by the Purchaser of its rights and remedies under the Sale Documents, and (d) the (i) conduct of the Business and (ii) ownership or use of the Assets, by the Purchaser and its Subsidiaries immediately following the Closing Date.  As of the Closing Date, all of the Company Required Consents will have been obtained and will be in full force and effect.

Section 6.05.          Litigation.  There is no Action against any Shareholder or, to the Knowledge of the Company, any other Person (not including the Purchaser), that involves any of the Transactions that, individually or in the aggregate, if determined adversely to any Shareholder, could reasonably be expected to have a Material Adverse Effect.

Section 6.06.          Title to Securities.  The Parent is the sole record, legal and beneficial owner of 100% of the outstanding shares of capital stock of NGC.  The Parent’s right, title and interest in such capital stock of NGC is free and clear of all Liens, voting trusts, voting Contracts and restrictions of any nature whatsoever.  Except as set forth on Schedule 6.06, NGC is the sole record, legal and beneficial owner of (i) 100% of the outstanding shares of Series B, Series C, Series F and Series G preferred stock of the Company, and (ii) 100% of the outstanding capital stock of NCC.  NCC is the sole record, legal and beneficial owner of all of the outstanding shares of Class B common stock of the Company, of which 3% of such Class B common stock is subject to a warrant in favor of a third party.  NGC’s and NCC’s respective rights, title and interest in such capital stock of the Company, and NGC’s right, title and interest in the capital stock of NCC, are each free and clear of all Liens, voting trusts, voting Contracts and restrictions of any nature whatsoever other than as set forth above.  Such shares of Preferred Stock and Common Stock are all the Securities of any kind, debt or equity, of the Company owned by NGC and NCC other than intercompany loans payable by the Company to any of the Shareholders.

ARTICLE VII

Representations and Warranties of the Purchaser

The Purchaser represents and warrants to the Shareholders and the Company as of the date hereof and as of the Closing Date as follows:

Section 7.01.          Existence and Power.  The Purchaser (a) is a corporation, validly existing and in good standing under the laws of the jurisdiction of its organization, and (b) has all necessary corporate power to execute and deliver each of the Sale Documents and to consummate the Transactions and to perform its obligations under the Sale Documents.

Section 7.02.          Authorization; Binding Effect.  The execution and delivery by the Purchaser of each of the Sale Documents to which the Purchaser is a party, the performance by the Purchaser of its obligations under such Sale Documents and the consummation of the Transactions by the Purchaser has been duly authorized by all necessary corporate action on the part of the Purchaser.  Each of the Sale Documents to which the Purchaser is or may become a party is, or, when executed and delivered in accordance with this Agreement will be, legal, valid and binding obligations of the Purchaser enforceable against the Purchaser in accordance with its terms, except that such enforcement (a) may be limited by bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally and (b) is subject to the availability of equitable remedies, as determined in the discretion of the court before which such a proceeding may be brought.

Section 7.03.          Contravention.  Neither the execution, delivery and performance of the Sale Documents by the Purchaser nor the consummation of the Transactions by the Purchaser will (with or without notice or lapse of time or both) (a) violate or breach any provision of the Purchaser’s organizational or governing documents, (b) assuming the receipt of all of the Purchaser Required Consents prior to the Closing, violate or breach any material Law by which the Purchaser or any of its material assets or properties, may be bound or affected, or (c) assuming the receipt of all of the Purchaser Required Consents prior to the Closing, conflict with, breach or result in a default under, any material Contract to which the Purchaser is a party or by which the Purchaser or any of its material assets or properties, may be bound or affected.

Section 7.04.          Consents.  No material Consents are required on behalf of the Purchaser in connection with (a) the due execution and delivery by the Purchaser of the Sale Documents and the performance of the Purchaser’s obligations thereunder, and (b) the consummation of the Transactions by the Purchaser.  As of the Closing Date, all of the Purchaser Required Consents will have been obtained and will be in full force and effect.

Section 7.05.          Litigation.  There is no Action against the Purchaser or, to the Purchaser’s knowledge, any other Person (not including the Company or the Shareholders), that involves any of the Transactions that, individually or in the aggregate, if determined adversely to the Purchaser, could reasonably be expected to materially and adversely affect the ability of the Purchaser to perform its obligations under the Sale Documents or to consummate the Transactions.

Section 7.06.          Financing.  As of the date of this Agreement, and as of the Closing Date, the Purchaser has, or has readily available pursuant to binding commitments, funds in an amount sufficient to enable the Purchaser to pay the Cash Purchase Price.

Section 7.07.          No Other Representations or Warranties.  The Purchaser acknowledges that neither the Company, any of the Shareholders nor any of their Affiliates is making any representation or warranty,  express or implied, about or with respect to the Company, its Subsidiaries, the Assets, the Business or the Shareholders, except for the representations and warranties set forth in the Sale Documents and in the exhibits, annexes and schedules thereto, and in any certificates delivered thereunder.

ARTICLE VIII

Pre-Closing Covenants of the Shareholders, the Company and the Purchaser

Section 8.01.          Conduct of Business Pending Closing.  Each of the Shareholders and the Company, jointly and severally, agree that, from the date of this Agreement through the earlier to occur of (x) the Closing Date, and (y) the date on which this Agreement is terminated in accordance with the provisions of Section 10.01 hereof, the Company will, the Shareholders will cause the Company and its Subsidiaries to, and the Company will cause its Subsidiaries to:

(a)           Conduct of Business.  Conduct the business of the Company and its Subsidiaries in a manner consistent with the past practices of the Company and its Subsidiaries and neither the Company nor any of its Subsidiaries will engage in any transactions out of the ordinary course of business consistent with past practice.

(b)           Payment of Obligations.  Subject to Section 8.01(g) hereof, cause the Company and its Subsidiaries to promptly and timely pay and discharge in the ordinary course of the Company’s business consistent with past practice, all Taxes and other material obligations assessed, levied or imposed upon, or required to be withheld by, or otherwise owing by, the Company, its Subsidiaries or with respect to the Assets or the Business and shall not incur, assume, guarantee or otherwise become liable for any additional Debt, except for Capitalized Leases and Debt under the Congress Credit Agreement.

(c)           Material Contracts.  Perform and observe all of the material terms and provisions of each Material Contract to be performed or observed by it, enforce each Material Contract in accordance with its terms and not enter into or terminate any Material Contracts or make any material amendments or modifications to any Material Contracts.  Notwithstanding the foregoing, (i) from the date of this Agreement through the Closing Date, the maintenance Contracts entered into by the Company and its Subsidiaries shall have a weighted average life of not less than 33 months, (ii) all maintenance Contracts shall be entered into in the ordinary course of business consistent with past practice, (iii) neither the Company nor any of its Subsidiaries shall enter into any maintenance Contracts, providing for special incentives, rebates or excessive up-front payments or other non-ordinary course incentives, and (iv) without the prior written consent of the Purchaser (which consent shall not be unreasonably withheld or delayed) neither the Company nor any of its Subsidiaries shall offer any member of their sales force any special incentives, commissions or other similar items to sell maintenance Contracts.  In addition, neither the Company nor any of its Subsidiaries shall amend or modify any terms or provisions of their organizational or governing documents.

(d)           Representations and Warranties; Conditions.  Not engage in any practice, take any action, fail to take any action or enter into any transaction that could reasonably be expected to (i) cause any of the representations and warranties of the Shareholders or the Company contained in the Sale Documents, including, without limitation, those contained in Section 5.11 hereof, to be untrue, inaccurate or incorrect in any material respect at any time, or (ii) result in any of the conditions set forth in Section 4.03 not being satisfied on or prior to the Purchaser Outside Date.

(e)           Sale of Assets; Liens.  Not (i) Transfer any of the Assets, except Inventory sold or disposed of in the ordinary course of business consistent with past practice, (ii) dispose of, or trade in, any of the Equipment or Fixtures, or (iii) create, incur, assume, or suffer to exist any Lien upon or with respect to any of the Assets, except for Permitted Liens.

(f)            Compensation.  Not increase the aggregate amount of compensation or benefits of the directors, officers or employees of the Company or any of its Subsidiaries, including, without limitation, base salaries and bonuses of all types, whether paid or accrued.

(g)           Restricted Payments; Affiliate Transactions; Securities.  Not (i) declare or make any Restricted Payment, (ii) issue, sell or grant any Securities of the Company or any of its Subsidiaries; provided, however, that during the period from the date of this Agreement up to the Closing Date, the Company may issue additional Equity Securities representing not more than 25% of the outstanding Equity Securities of the Company in the aggregate, (iii) sell, acquire, redeem, repurchase or amend the terms of any Securities of the Company or any of its Subsidiaries, except in each case, in connection with the termination of the Company’s stock option plan, (iv) loan or advance any funds, or any goods or property to, any Shareholder or any of their Affiliates, (v) make any payments or otherwise Transfer any consideration to any Shareholder or any of their Affiliates, whether on account of any Liability or otherwise, or permit any Shareholder or any of their Affiliates to, (vi) engage in any transaction with any Shareholder or any of their Affiliates, (vii) engage in any transaction for the benefit of either of the Shareholders or any of their Affiliates (other than the Company), or (viii) purchase or acquire any Securities of any Person; provided, however, that notwithstanding the foregoing, from the date of this Agreement through the Closing Date, the Company may make an aggregate of $2,000,000 of payments to the Shareholders.

Section 8.02.          Access to Information; Cooperation.

(a)           Access to Information.  (i)  Each Shareholder and the Company, jointly and severally, understand and acknowledge that the Purchaser has not completed its examination of the Company, its Subsidiaries, the Assets and the Business and therefore requires continuous reasonable access to the Company, its Subsidiaries, the Assets and the Business, from the date of this Agreement through the earlier to occur of (x) the Closing Date and (y) the date on which this Agreement is terminated in accordance with the provisions of Section 10.01 hereof.

(ii)           Each Shareholder and the Company, jointly and severally, agree that during the period from the date of this Agreement through the earlier to occur of (x) the Closing Date and (y) the date on which this Agreement is terminated in accordance with the provisions of Section 10.01 hereof, the Company will, the Shareholders will (only with respect to information relating to the Company and its Subsidiaries), the Parent will cause NGC and NCC (only with respect to information relating to the Company and its Subsidiaries) to, NGC and NCC will cause the Company and its Subsidiaries to, the Company will cause its Subsidiaries to, and the Company and each of the Shareholders will cause their respective Affiliates, directors, officers, employees, accountants, counsel, consultants, investment bankers and other representatives to:

(A)          upon reasonable notice to the Company, give the Purchaser and its authorized representatives, including, without limitation, investors, lenders, environmental consultants and advisors, and respective authorized employees, accountants, counsel and other representatives of any of the foregoing (I) during normal business hours, reasonable access to all plants, offices, personnel (including the Persons responsible for the preparation of Tax Returns), warehouses, facilities, properties, books, Contracts, commitments and records (including accountant’s work papers) of or relating to the Company and its Subsidiaries, including, without limitation, the Assets and the Business, and (II) such financial and operating data and other information with respect to the Business and the Assets as any of them may from time to time reasonably request; and

(B)           permit the Purchaser and its authorized representatives, including, without limitation, investors, lenders, environmental consultants and advisors, and respective authorized employees, accountants, counsel and other representatives of any of the foregoing to make such inspections thereof as any of them may reasonably request, including, without limitation, the real estate and facility audit that is currently in progress and an Environmental Site Assessment of the Current Properties and environmental compliance audits.

(b)           Cooperation.  Each Shareholder and the Company, jointly and severally, agree that during the period from the date of this Agreement through the earlier to occur of (x) the Closing Date and (y) the date on which this Agreement is terminated in accordance with the provisions of Section 10.01 hereof, the Company will, the Shareholders will, the Parent will cause NGC to, NGC will cause the Company and its Subsidiaries to, the Company will cause its Subsidiaries to, and the Company and each Shareholder will cause their respective Affiliates, directors, officers, employees, accountants, counsel, consultants, investment bankers and other representatives to cooperate with the Purchaser and its representatives in carrying out the Transactions.

Section 8.03.          Disclosure Schedules.

(a)           Updating of Disclosure Schedules.  Each Shareholder and the Company, jointly and severally, agree that during the period from the date of this Agreement through the earlier to occur of (x) the Closing Date and (y) the date on which this Agreement is terminated in accordance with the provisions of Section 10.01 hereof, the Company will promptly notify the Purchaser of (i) any and all information, facts, events, circumstances, issues or other matters that existed as of the date of this Agreement that should have been set forth or described in the schedules to this Agreement required or provided for under Articles V or VI of this Agreement as of the date of this Agreement by delivery of appropriate updates to the Schedules attached to this Agreement setting forth such information, facts, events, circumstances, issues or other matters, and (ii) any and all information, facts, events, circumstances, issues or other matters arising after the date of this Agreement which, if existing on the date of this Agreement, would have been required to be set forth or described in the schedules to this Agreement required or provided for under Articles V and VI hereof, in each case, by delivery of appropriate updates to the Schedules attached to this Agreement setting forth such information, facts, events, circumstances, issues or other matters, in each case, no later than two Business Days prior to the scheduled Closing Date (any such updates to the Schedules being referred to herein as “Schedule Updates”).

(b)           Effect of Schedule Updates.  Notwithstanding anything to the contrary set forth herein, no delivery of the Schedule Updates by the Company shall limit, restrict, or otherwise affect the schedules previously delivered under this Agreement, nor shall such delivery of the Schedule Updates affect the rights of the Purchaser or the obligations or liability of the Company or the Shareholders hereunder with respect to the schedules previously delivered under this Agreement.

Section 8.04.          Reporting Requirements.  Each Shareholder and the Company, jointly and severally, agree that during the period from the date of this Agreement through the earlier to occur of (x) the Closing Date and (y) the date on which this Agreement is terminated in accordance with the provisions of Section 10.01 hereof, the Company will prepare and promptly (and in any event not later than 15 Business Days following the end of the month to which a statement relates) deliver to the Purchaser monthly financial statements for the Company and its Subsidiaries, on a consolidated basis, as well as detailed back-up schedule therefor.  These monthly financial statements will be prepared in accordance with GAAP and in a manner consistent with the basis of presentation used in the financial statements referred to in Section 5.07.

Section 8.05.          Resignations.  On the Closing Date, the Company and the Shareholders shall cause to be delivered to the Purchaser duly signed resignations, effective as of the Effective Time, of all of the directors and officers of each of the Company’s Subsidiaries set forth on a list delivered to the Company prior to the Closing Date, and shall take such other actions as are necessary to accomplish the foregoing.

Section 8.06.          Certain Agreements.

(a)           Agreement.  The Shareholders, the Company and the Purchaser agree to accept the form, terms and provisions of the Assumption Agreement, the Escrow Agreement, the Transitional Services Agreement, the Bills of Sale, the Assignment and Assumption Agreement, the Intellectual Property Assignment Agreement, the legal opinions and the Deeds as provided to them with such changes as they shall mutually agree upon.

(b)           Transitional Services Agreement.  The Parent agrees that it will enter into the Transitional Services Agreement with the Purchaser, pursuant to which the Parent will agree to provide the Purchaser with certain insurance and tax services and such other services as may mutually be agreed by the Purchaser and the Parent.

(c)           Vendor Deposits.  The Purchaser agrees, during the period from the date of this Agreement, through the Closing Date, to use its reasonable best efforts to reduce or eliminate the Vendor Deposits, and for every dollar of Vendor Deposits for which the Purchaser receives reasonably satisfactory evidence that such Vendor Deposits will be reduced or eliminated by the Purchaser during such period, the Required Net Current Asset Amount shall be reduced by an amount (such amount being the “Vendor Deposit Reduction Amount”) equal to the product of

(i) 80%, multiplied by (ii) the aggregate dollar amount of Vendor Deposits reduced or eliminated by the Purchaser during such period.  For purposes of this Agreement the term “Vendor Deposit” means the letters of credit set forth on Schedule 8.06(c).

ARTICLE IX

Covenants of the Shareholders, the Company and the Purchaser

Section 9.01.          Public Announcements; Confidentiality.

(a)           Public Announcements.  The Shareholders, the Company and the Purchaser agree that except as required by applicable Laws or a listing agreement with a national securities exchange, without the prior written consent of the other parties hereto, the Parent will not, NGC will not, the Company will not, the Parent will cause NGC not to, NGC will cause the Company and the Company Parties not to, the Company will cause its Subsidiaries not to, nor will the Purchaser or any manager, member, partner, shareholder, director, officer, employee or other agent or representative of the Purchaser, make (i) any press release or any similar public announcement concerning the Transactions, or (ii) any general communication to any of the Shareholders’, the Company’s or any of its Subsidiaries’ employees, customers, suppliers, lenders, creditors, distributors or others having business or financial relationships with the Shareholders, the Company or any of its Subsidiaries, or any other public statement, pertaining to the Sale Documents or the Transactions.

(b)           Confidentiality.  The Shareholders, the Company and the Purchaser agree that the Confidentiality Agreement shall survive the execution and delivery of this Agreement and remain in full force and effect; provided, however, that such Confidentiality Agreement shall terminate and be of no further force or effect as of the Effective Time; and provided, further, however, that notwithstanding any provision of the Confidentiality Agreement to the contrary, until the termination of this Agreement pursuant to the provisions of Section 10.01:

(i)            the Purchaser shall have the right to meet with and interview the customers, clients, suppliers and vendors of the Company and its Subsidiaries so long as (A) the Purchaser provides the Company with prior notice of any such meeting relating to the Transactions or the Company and offers a representative of the Company the opportunity to participate in such meeting, and (B) in the event of an unsolicited call from a customer, client, supplier or vendor, the Purchaser may discuss the Transaction and the Company with such Person so long as promptly after such calls the Purchaser promptly informs the Company of the substance of such calls; and

(ii)           the Purchaser shall be entitled to meet with, and make any necessary disclosures to, any Governmental Body in order to obtain any Consents or Permits necessary to (A) consummate the Transactions or (B) allow the Company and its Subsidiaries to operate the Business immediately following the Closing without interruption.

Section 9.02.          Certain Tax Disclosures.  Notwithstanding anything to the contrary set forth in the Sale Documents the obligations of confidentiality contained herein or in any other agreement to which the parties hereto are parties, as they relate to the Transactions, shall not apply to the tax structure or tax treatment of the Transactions, and each party hereto (and any employee, representative, or agent of any party hereto) may disclose to any and all Persons, without limitation of any kind, the tax structure and tax treatment of the Transactions and all materials of any kind (including, without limitation, opinions or other tax analyses) that are provided to such Persons relating to such tax treatment or tax structure; provided, that such disclosure may not be made until the earliest of (x) the date of the public announcement of discussions relating to the Transactions, (y) the date of the public announcement of the Transactions, and (z) the date of the execution of this Agreement.  The preceding sentence is intended to cause the Transactions to be treated as not having been offered under conditions of confidentiality for purposes of Section 1.6011-4(b)(3) (or any successor provision) of the Treasury Regulations promulgated under Section 6011 of the Code, and shall be construed in a manner consistent with such purpose.

Section 9.03.          Non-Competition.

(a)           Acknowledgment.  In order to induce the Purchaser to purchase the Purchased Assets and assume the Assumed Liabilities as provided in the Sale Documents and to consummate the Transactions and in consideration of the payments made or to be made by the Purchaser to the Company under the Sale Documents and to protect the goodwill of the Business, each of the Company and the Shareholders (i) agrees to be bound by the terms and provisions of this Section, (ii) agrees, represents and warrants that the Company and the Shareholders have read and given careful consideration to all of the terms and provisions of this Section, and agrees that the terms and provisions of this Section are reasonable with respect to the subject matter thereof and necessary for the reasonable and proper protection of the Confidential Information, legitimate business interests and goodwill of the Purchaser, its Subsidiaries, the Business and the Assets, and (iii) acknowledges that the Purchaser agreed to enter into the Sale Documents in reliance on the representations, agreements and covenants of the Company and the Shareholders to abide by and be bound by the terms and provisions of this Section.

(b)           Confidential Information.  Except as may be required by applicable Law or required by any legal proceeding, each of the Company and the Shareholders, jointly and severally, agrees during the Non-Compete Period, not to, and agrees to cause its Affiliates, directors, officers, employees or agents or any investment banker, financial advisor, attorney, accountant, representative, and any other Person acting on behalf of the Company or the Shareholders not to, directly or indirectly, disclose, reveal, divulge, publish or otherwise make known any of the Confidential Information to any Person for any reason or purpose whatsoever, or use any of the Confidential Information for any reason or purpose whatsoever at any time from and after the Effective Time.  In addition, and subject to the foregoing, each of the Company and the Shareholders, jointly and severally, agrees during the Non-Compete Period, to treat the Confidential Information as confidential at all times.  Each of the Company and the Shareholders, jointly and severally, agrees to be fully responsible for any breach of this Section by any of its Affiliates, directors, officers, employees or agents or any investment banker, financial advisor, attorney, accountant, representative, or any other Person acting on behalf of such the Company or the Shareholders.

(c)           Restrictive Covenant.  Each of the Company and the Shareholders, jointly and severally, agrees that during the Non-Compete Period, neither the Company nor any Shareholder, nor any Affiliate thereof will, except in connection with the discharge of any Excluded Liabilities, engage, or hold any direct or indirect financial interest in any Person that engages, or assist any Person in engaging, either directly or indirectly, individually, or as a director, officer, employee, shareholder, manager, member, partner, owner, trustee, agent, consultant, independent contractor, investor, lender or principal, or in any other capacity, in any Competing Business in any city, county, state, country or other territory or jurisdiction anywhere in North America; provided, however, that the passive ownership by the Company or any Shareholder of not more than 3.0% of any class of equity securities of any corporation that engages in a Competing Business, if such equity securities are listed on a national securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended, will not be deemed to be a breach of this Section.

(d)           Non-Solicitation.  Each of the Company and the Shareholders, jointly and severally, agrees that during the Non-Compete Period, neither the Company nor any Shareholder, nor any Affiliate thereof will, in any manner, directly or indirectly:

(i)            solicit, induce or attempt to induce, or assist others to solicit, hire, induce or attempt to induce, any employee, contractor, consultant or agent of the Purchaser or any of its Subsidiaries to either (A) leave his or her employment, consulting or other position or business relationship with the Purchaser or any of its Subsidiaries, or (B) breach his or her employment, consulting or other agreement with the Purchaser or any of its Subsidiaries; provided, however, that the foregoing provision shall not prohibit the Company or the Shareholders from hiring any such employee, contractor, consultant or agent (x) through general advertising that is not targeted directly at the Purchaser or any of its Subsidiaries, or (y) whose employment or business relationship with the Purchaser or any of its Subsidiaries is terminated by the Purchaser or any of its Subsidiaries, as the case may be; or

(ii)           solicit, induce or attempt to induce or assist others to solicit, induce or attempt to induce, any customer, supplier, vendor, contractor or client associated with the Purchaser’s or its Subsidiaries’ businesses to terminate its, his or her business relationship or association with the Purchaser or any of its Subsidiaries, or make any disparaging, derogatory or detrimental comments about the Purchaser, any of its Subsidiaries, any of their employees, directors, officers or Affiliates, any customer or client or other Person having a business relationship with the Purchaser or any of the Purchaser’s Subsidiaries.

(e)           Non-Compete Payments.  (i)  As partial consideration for the agreements and covenants of the Shareholders and the Company set forth in this Section 9.03, upon the terms and subject to the conditions of this Agreement, if the term of the Maintenance Fee Agreement is extended beyond March 31, 2005 (the portion of the extended term beginning on April 1, 2005 through the newly-extended termination date of the Maintenance Fee Agreement being the “Extended Term”), then the Purchaser shall make payments to the Company as follows.  During the Extended Term, within 30 days after a payment received by the Purchaser from Avaya under the Maintenance Fee Agreement with respect to services provided by the Purchaser during the

Extended Term becomes non-refundable and non-disgorgeable by the Purchaser, the Purchaser shall pay to the Company (each such payment being a “Non-Compete Payment”), by wire transfer of immediately available funds, an amount equal to 20% of each such payment that is actually received by the Purchaser.  For the avoidance of doubt, no Non-Compete Payments shall be made in respect of any payments received by the Purchaser for services or maintenance provided outside of the Extended Term, even if such payments are actually received by the Purchaser during the Extended Term.

(ii)           If for any reason, the Purchaser is required to set-off, refund, reimburse or disgorge to Avaya any payment for which the Purchaser has made a Non-Compete Payment, the Shareholders and the Company shall immediately refund to the Purchaser the Non-Compete Payment made in respect of such set-off, refunded, reimbursed or disgorged payment.  Alternatively, the Purchaser shall have the right to set off such Non-Compete Payment against any other Non-Compete Payment that may be due hereunder, or against any other payment that may be due under any of the Sale Documents, including, without limitation, the Purchaser Note.

(iii)          During the Extended Term and for a period of six months thereafter, upon reasonable notice to the Purchaser, the Purchaser shall permit the Company and its representatives reasonable access to the Purchaser’s books and records relating to the Non-Compete Payments and the Maintenance Fee Agreement, for the purpose of confirming the Purchaser’s calculations of the Non-Compete Payments hereunder.

(f)            Enforcement.  Notwithstanding any other provision of the Sale Documents, if, at the time of enforcement of any provision of this Section, a court should hold that the duration or scope restrictions stated herein are unreasonable or unenforceable under circumstances then existing, the parties agree that the maximum duration or scope permitted by applicable Law under such circumstances will be substituted for the stated duration or scope.  Whenever possible, each provision of this Section will be interpreted in such manner as to be effective and valid under applicable law.  If the provisions of this Section are held unenforceable to any extent in any jurisdiction, such holding shall not impair the enforceability of this Section in any other jurisdiction.

(g)           Name Change.  Immediately following the Closing, and at all times thereafter, the Company, its Subsidiaries and the Shareholders will cease using any corporate names or tradenames that include “Expanets” (or any substantially similar names).  Immediately following the Closing, the Shareholders will change the corporate name of the Company and each of its Subsidiaries to names that do not include “Expanets” (or any substantially similar names).

Section 9.04.          [Reserved]

Section 9.05.          Release.  Each Shareholder, on behalf of itself and its Subsidiaries and Affiliates, hereby agrees, effective upon the Closing and without the need of any further notice or action, that (a) the Purchaser and its Subsidiaries and Affiliates are hereby released and forever discharged from any and all Liabilities, obligations, claims, demands, proceedings, Actions, Contracts, agreements, Debt and Guarantees whatsoever, whether known or unknown, suspected or unsuspected, both in law and in equity, that any Shareholder, or any of their

Subsidiaries or Affiliates now have, have ever had or may hereafter have arising contemporaneously with or prior to the Closing Date or on account of or arising out of any Debt or Liability owed by the Company or any of its Subsidiaries to any of the Shareholders or any of their Subsidiaries or any of their Affiliates (collectively, “Claims”), and (b) any and all Liens, if any, which any Shareholder or any of its Subsidiaries or Affiliates may have on the assets of the Purchaser or any of its Subsidiaries and Affiliates in respect of the Claims are hereby automatically and irrevocably released; provided, however, that, notwithstanding the foregoing, this release does not cover, and the Shareholders shall not be deemed to release the Purchaser from, any and all Claims the Shareholders may have or be entitled to, under any of the Sale Documents.  Each Shareholder, on behalf of itself and its Subsidiaries and Affiliates, hereby represents and warrants to the Purchaser that neither the Shareholders nor any of their Subsidiaries or Affiliates has Transferred or purported to Transfer to any Person all or any portion of any Claim released by the Shareholders and their Subsidiaries and Affiliates herein.  This Section 9.05 shall not prohibit or in any way restrict the Shareholders’ rights and ability to make a Claim or demand for payment directly against the Company or its Subsidiaries of the amounts or claims owed by the Company or its Subsidiaries to the Shareholders.

Section 9.06.          Use of Proceeds.  The Company and the Shareholders, jointly and severally, hereby agree that the Parent will cause NGC to, NGC will cause the Company to, and the Company will use the proceeds from the Transactions to, subject to any defenses, claims, set-offs or other rights or mutual agreements the Company and the Shareholders may have, repay the Company’s creditors in accordance with applicable Laws and the terms of any agreements the Company may have with such creditors.

Section 9.07.          Certain Leases.  The Shareholders and the Company will cause the leases set forth on Schedule 9.07 that are marked with an asterisk (each such lease being a “Required Lease”) to be assigned (including all security deposits in connection with such leases) to the Purchaser at the Closing.  With respect to all other leases (such other lease being the “Other Leases”) set forth on Schedule 9.07 (other than the Required Leases), the Shareholders and the Company will use their respective reasonable best efforts to cause such Other Leases to be assigned (including all security deposits in connection with such leases) to the Purchaser at the Closing; provided, however, that the failure of the Shareholders and the Company to cause all of the Other Leases to be assigned to the Purchaser shall not be considered to be a breach of this Agreement.  In any event, the Company will cause all of the Other Leases to be assigned to the Purchaser within 60 days following the Closing.

Section 9.08.          Bankruptcy Proceedings.

(a)           [Intentionally Omitted]

(b)           Additional Orders.  In the event of a bankruptcy or similar proceeding with respect to NCC or NGC (either such entity being the “Filing Entity”), the Shareholders and the Company, jointly and severally, agree (i) to file as promptly as practicable a motion in form and substance reasonably satisfactory to the Purchaser with the bankruptcy court in which such bankruptcy or similar proceeding is filed, seeking an order in form and substance reasonably satisfactory to the Purchaser, providing for the approval of all of such Filing Entity’s obligations under this Agreement and the authorization of such Filing Entity to perform all of its obligations under this Agreement as promptly as practicable, (ii) to use their commercially reasonable best efforts to cause as promptly as practicable a hearing on such motion to be held as promptly as practicable and (iii) to use their commercially reasonable best efforts to cause as promptly as practicable such bankruptcy court to approve such Filing Entity’s obligations under this Agreement as promptly as practicable, but in no event later than the earlier to occur of (x) the date which is twenty days after the date of such bankruptcy filing, and (y) the date which is three Business Days prior to the Closing Date (such earlier date being the “Filing Entity Order Date”).

(c)           Parent Order.  The Shareholders and the Company, jointly and severally, agree that they shall (i) file with the Delaware Bankruptcy Court in connection with the Parent’s bankruptcy proceedings a motion (the “Parent Motion”), in form and substance reasonably satisfactory to the Purchaser, seeking an order (the “Parent Order”) in form and substance reasonably satisfactory to the Purchaser, providing for the approval of all of the Parent’s obligations under the Sale Documents and the authorization of the Parent to perform all of its obligations under the Sale Documents, (ii) use their commercially reasonable best efforts to cause a hearing on the Parent Motion to be held as promptly as practicable on or prior to the Closing Date and (iii) use their commercially reasonable best efforts to cause the Delaware Bankruptcy Court to approve the Parent Motion and enter the Parent Order as promptly as practicable on or prior to the Closing Date.

(d)           Subsequent Filing Entity Order.  The Shareholders and the Company, jointly and severally, agree that they shall with respect to each Filing Entity (i) file with the bankruptcy court in which each such Filing Entity’s bankruptcy or similar proceedings are filed a motion (the “Filing Entity Motion”), in form and substance reasonably satisfactory to the Purchaser, seeking an order (the “Filing Entity Order”) in form and substance reasonably satisfactory to the Purchaser, providing for the approval of all of such Filing Entity’s obligations under the Sale Documents and the authorization of such Filing Entity to perform all of its obligations under the Sale Documents, (ii) use their commercially reasonable best efforts to cause a hearing on the Filing Entity Motion to be held as promptly as practicable on or prior to the Closing Date and (iii) use their commercially reasonable best efforts to cause such bankruptcy court to approve the Filing Entity Motion and enter the Filing Entity Order as promptly as practicable on or prior to the Closing Date.

Section 9.09.          Financial Statements.  After the date hereof, the Company and the Parent will (a) request Deloitte & Touche LLP to prepare and deliver for the benefit of Purchaser all material financial statements required by Purchaser to satisfy its obligations under Rule 3.05 of Regulations S-X with respect to filings to be made by it with the Securities and Exchange Commission, including, without limitation, (i) audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2002, 2001 and 2000 and (ii) audited consolidated statements of operations, statements of changes in shareholders’ equity and statements of cash flows of the Company and its Subsidiaries for the twelve-month periods ended December 31, 2002, 2001 and 2000, and (b) deliver an unaudited consolidated balance sheet of the Company and its Subsidiaries as at September 30, 2003 and an unaudited consolidated statement of operations, statement of changes in shareholders’ equity and statement of cash flows for the period ended September 30, 2003.  The Company, the Shareholders and the Parent shall use commercially reasonable efforts to have delivered to Purchaser an unqualified opinion of Deloitte & Touche LLP with respect to the foregoing audited financial statements.

The Company will engage Deloitte & Touche LLP to commence the foregoing audit within five days of the execution of this Agreement and will request Deloitte & Touche LLP to proceed diligently with such audit.  Each of the Company, the Shareholders and the Parent will make its representatives and representatives of Deloitte & Touche LLP available to Purchaser and its representatives to answer questions with respect to such financial statements; provided, that all reasonable costs, expenses and fees of Deloitte & Touche LLP in connection with such audit shall be for Purchaser’s account.

ARTICLE X

Termination and Expenses

Section 10.01.        Termination.  The obligations of the parties under the Sale Documents to consummate the Transactions may be terminated at any time prior to the Closing:

(a)           by the mutual consent of the Company and the Purchaser;

(b)           by the Company, if (i) the Closing shall not have occurred on or prior to the Company Outside Date, unless such failure to consummate the Transactions is the result of a material breach of any Sale Document by the Company or the Shareholders, or (ii) the Purchaser shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in the Sale Documents, which breach (A) would give rise to the failure of a condition set forth in Section 4.02, and (B) cannot be or has not been cured by the earlier to occur of (x) the date which is 30 days after the giving of written notice by the Company to the Purchaser specifying such breach, and (y) the Company Outside Date; provided, however, that if the Purchaser shall have breached the representation and warranty in Section 7.06, or the covenants and agreements set forth in Sections 3.01(a), (b) or (c), the Purchaser shall not be entitled to any cure right;

(c)           by the Purchaser, if (i) the Closing shall not have occurred on or prior to the Purchaser Outside Date, unless such failure to consummate the Transactions is the result of a material breach of any Sale Document by the Purchaser, or (ii) the Company or any Shareholder shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in the Sale Documents, which breach (A) would give rise to the failure of a condition set forth in Section 4.03, and (B) cannot be or has not been cured by the earlier to occur of (x) the date which is 30 days after the giving of written notice by the Purchaser to the Company specifying such breach, and (y) the Purchaser Outside Date;

(d)           by the Purchaser if (i) any Law shall have been enacted, adopted, issued or promulgated which, prohibits the Transactions, or (ii) any Governmental Body shall have issued an order, decree or ruling or taken any other action, which permanently restrains, enjoins or otherwise prohibits the Transactions, and such order, decree, ruling or other action shall have become final and non-appealable; or

or (i) by the Purchaser, if the conditions set forth in Section 4.03(n) is not satisfied prior to the Purchaser Outside Date ;

(e)           (i) by the Purchaser, if with respect to each Filing Entity, the bankruptcy court in which such Filing Entity’s bankruptcy or similar proceedings are filed shall not have approved such Filing Entity’s obligations under this Agreement and the other Sale Documents on or prior to the Filing Entity Order Date, or (iii) by the Purchaser, if any of the Shareholders or the Company shall (A) reject any of the Sale Documents in connection with a bankruptcy or similar proceeding with respect to any of the Shareholders, the Company or any of their Subsidiaries, (B) convert such proceeding into a Chapter 7 proceeding or other liquidation proceeding, or (C) file a Plan of Reorganization that excludes, prohibits or does not provide for the consummation of the Transactions.

Any such termination shall be in writing delivered to the other parties hereto in accordance with the provisions of Section 12.01 hereof.

Section 10.02.        Effect of Termination.  In the event of a termination of this Agreement under Section 10.01, this Agreement will become void and of no further force or effect, except for the provisions of (a) Section 9.01 relating to public disclosures, (b) Section 10.03 relating to the payment of fees and expenses, and (c) this Section 10.02.  Except as provided in Section 10.03(e), notwithstanding any provision of the Sale Documents to the contrary, neither the termination of this Agreement, nor anything contained in this Section 10.02, will be deemed to release any party from any liability due to, or prevent the other party from exercising their rights and remedies under the Sale Documents with respect to, (i) the breach or inaccuracy of any representation or warranty of such party set forth in the Sale Documents, or (ii) the breach by any such party of the covenants or agreements of such party in the Sale Documents, in each case, prior to the date of such termination.

Section 10.03.        Fees and Expenses.

(a)           Payment of Fees and Expenses.  Subject to clauses (b), (c) and (d) below, each of the parties hereto will be responsible for and pay its own, and prior to the Effective Time, the Shareholders, jointly and severally, will pay or reimburse the Company and each of its Subsidiaries for, legal, accounting, engineering, environmental, survey and title charges and other fees and expenses, including, without limitation, reasonable attorneys’ and accountants’ fees and expenses and the fees and expenses of financial consultants, investment bankers, lenders and environmental consultants, incurred in connection with the Transactions, including, without limitation, the due diligence review, and the negotiation, preparation and execution of the Sale Documents (collectively, all such fees and expenses being the “Fees and Expenses”).  Without limiting the generality of the foregoing, prior to the Closing, the Company shall obtain final invoices from its accountants, attorneys, investment bankers, financial advisors and other similar professionals reflecting all Fees and Expenses payable by the Company and its Subsidiaries in connection with the Transactions.  Prior to the Closing, the Company shall have paid in full all such Fees and Expenses and delivered to the Purchaser invoices from each such accountant, attorney, investment banker, financial advisor and other professional marked “paid in full”.  The Shareholders agree that any Fees and Expenses not paid by the Company and its Subsidiaries prior to the Closing shall be the sole responsibility of, and shall be timely paid by, the Shareholders.

(b)           Transaction Fees and Taxes.  The Company will be responsible for and will duly and timely pay any and all (i) filing fees, including, without limitation, HSR Act filing fees, recording charges, registration costs and expenses, and (ii) Taxes, including, without limitation, stock transfer Taxes, sales and use Taxes and real property gains and transfer Taxes, in each case, directly or indirectly attributable to the Transactions.  Except as otherwise required by applicable Law, the Company will be responsible for filing any Tax Returns and complying with any procedures required in connection with all Taxes resulting from such Transfer.

(c)           Expense Reimbursement.  On the date of the Shareholders’ execution of this Agreement, the Parent shall cause NGC to, and NGC will cause the Company to, and the Company shall, pay to the Purchaser (to an account designated by the Purchaser) by wire transfer of immediately available funds, an amount equal to $250,000 (which amount, when added to the $250,000 previously paid by the Company to the Purchaser pursuant to the Letter of Intent, shall be the “Expense Amount”) as reimbursement for the Purchaser’s Fees and Expenses incurred and to be incurred in connection with the Transactions.

(d)           Termination Fee.  In the event that either (i) this Agreement is terminated pursuant to Section 10.01(e) or (f), or (ii) both (A) this Agreement is terminated pursuant to Section 10.01(c) or the Transactions are not consummated on or prior to the Purchaser Outside Date for any reason other than as a result of a material breach of this Agreement by the Purchaser, and (B) within twelve months after the date of termination of this Agreement, NGC, NCC or the Company shall consummate any Competing Transaction (whether such Competing Transaction was proposed, contemplated or announced before or after the date of termination of this Agreement), then in the case of (i) or (ii) above, in addition to the Expense Amount payable to the Purchaser pursuant to Section 10.01(c) above, the Shareholders and the Company, jointly and severally, shall pay to the Purchaser on the first business day after the termination of this Agreement, an amount in cash equal to $4,000,000 by wire transfer of immediately available funds (the payment made to the Purchaser under (x) or (y) above being the “Termination Fee”).  Notwithstanding anything to the contrary contained in this Agreement, Purchaser shall not be entitled to receive the Termination Fee more than one time.

(e)           Acknowledgement.  The parties acknowledge and agree that the payment of the Expense Amount and Termination Fee shall constitute the sole remedy to which the Purchaser shall be entitled in the circumstance set forth in Section 10.03(d).

ARTICLE XI

Indemnification

Section 11.01.        Indemnification.

(a)           Indemnification by the Shareholders and the Company.  Each of the Shareholders and the Company, jointly and severally, will indemnify and defend the Purchaser Indemnified Persons against and hold each Purchaser Indemnified Person harmless from any and all Losses that the Purchaser Indemnified Persons may incur, suffer, sustain or become subject to arising out of, relating to, based upon, in connection with or due to:

(i)            any inaccuracy or breach of any of the representations and warranties (other than the representations and warranties set forth in Section 5.08 and 5.20 which are covered separately in clauses (iv) and (iii) below, respectively) of the Shareholders or the Company contained in any Sale Document or in any certificate delivered thereunder;

(ii)           the nonfulfillment or breach of any covenant, undertaking, agreement or other obligation (other than the covenants and agreements set forth in Section 10.03(b) which are covered separately in clause (iv) below) of the Shareholders or the Company contained in any Sale Document or in any certificate delivered thereunder;

(iii)          (A) any inaccuracy or breach of any of the representations and warranties set forth in Section 5.20 of this Agreement or in any certificate delivered thereunder, (B) any of the information, facts, events, circumstances, issues or other matters set forth on Schedule 5.20 of this Agreement, whether or not referred to as presenting an actual, alleged or contingent liability or violation of Environmental Law, or (C) any Recognized Environmental Condition identified in any Environmental Site Assessment conducted by the Purchaser;

(iv)          (A) any inaccuracy or breach of any of the representations and warranties set forth in Section 5.08 of this Agreement or in any certificate delivered thereunder, (B) any nonfulfillment of any covenant, undertaking, agreement or other obligation of the Shareholders or the Company contained in Section 10.03(b), or (C) any Taxes related to (I) the operation of the Business by the Company and its Subsidiaries prior to the Closing, (II) the ownership by the Company and its Subsidiaries of the Assets prior to the Closing, or (III) any distributions, dividends or other payments from the Company or any of its Subsidiaries to any Shareholder, or (IV) the transfer of the Purchased Assets to the Purchaser;

(v)           the Excluded Assets;

(vi)          the Excluded Liabilities, except for the Liabilities referred to in Section 2.04(a)(ix) which are covered by clause (i) and (ii) above, including, without limitation, the Company’s or any Shareholder’s failure to pay or discharge the Excluded Liabilities as and when they become due, and including any claim, Action, allegation or threat by any third party that, if upheld or granted, would result in any Purchaser Indemnified Person having any Liability in respect of any Excluded Liability; and

(vii)         the Transfer or Transfers by the Company or any of its Subsidiaries prior to the Effective Time, of any businesses, operations, assets or properties, including, without limitation, Liabilities related to representations, warranties, covenants, agreements and indemnities given by the Shareholders, the Company or any of their Subsidiaries in connection with any such Transfer, or any broker’s, finder’s or similar fees payable in connection with any such Transfers.

(b)           Indemnification by the Purchaser.  The Purchaser will indemnify and defend the Company Indemnified Persons against and hold each Company Indemnified Person harmless from any and all Losses that the Company Indemnified Persons may incur, suffer, sustain or become subject to arising out of, relating to, based upon, in connection with or due to:

(i)            any inaccuracy or breach of any of the representations and warranties of the Purchaser contained in any Sale Document or in any certificate delivered thereunder; or

(ii)           the nonfulfillment or breach of any covenant, undertaking, agreement or other obligation of the Purchaser contained in any Sale Document or in any certificate delivered thereunder.

(c)           Right to Assign and Delegate.  The parties hereto agree that the Purchaser shall have the right to assign its rights to indemnification, and delegate its obligations, under this Section 11.01 to any Person that acquires the Purchased Assets or the Business from the Purchaser, or substantially all of the assets of the Purchaser or the Equity Securities of the Purchaser, whether by sale, merger, consolidation or otherwise, in each case, so long as either (i) such Person has a net worth at least equal to the net worth of the Purchaser as of the time of such assignment, or (ii) the Purchaser remains liable for its obligations under this Agreement.

Section 11.02.        Notice and Opportunity to Defend.

(a)           Delivery of Indemnification Notice.  (i)  if there occurs an event which a party hereto asserts is an indemnifiable event pursuant to Section 11.01 hereof, the party seeking indemnification (the “Indemnitee”) will promptly notify the party obligated to provide indemnification hereunder (the “Indemnitor”) in writing (such written notice being an “Indemnification Notice”).  Such Indemnification Notice shall specify (A) the nature of the claim or Loss, (B) the facts, circumstances, issues and events with respect to such claim or Loss in reasonable detail, and (C) the amount of such claim or Loss, if determined.  Delay or failure to deliver an Indemnification Notice to the Indemnitor will only relieve the Indemnitor of its indemnification obligations hereunder to the extent, if at all, that the Indemnitor is actually prejudiced by reason of such delay or failure.

(ii)           The Indemnitor will have a period of 10 calendar days following the Indemnitor’s receipt of the Indemnification Notice (such period to be 20 calendar days if the event specified in the Indemnification Notice involves a claim or a Loss by a Person other than a Purchaser Indemnified Person or a Company Indemnified Person (a “Third Party Claim”)), in which to either (A) accept responsibility for such claim, Loss or Third Party Claim or (B) deny or dispute responsibility for such claim, Loss or Third Party

Claim (which dispute may be as to the validity of such claim or Loss, the amount thereof or both).

(b)           Third Party Claims.  (i)  Subject to the provisions of clause (iii)(B) below, if the Indemnitor accepts responsibility for a Third Party Claim in writing within such 20 calendar day period, the Indemnitor will be obligated to defend, compromise or settle such Third Party Claim and, subject to the terms, conditions and limitations set forth in this Article, the Indemnitor will be liable for the Losses in connection with such Third Party Claim, including, without limitation, the fees and expenses of counsel incurred by the Indemnitor in defending, compromising or settling such Third Party Claim; provided, however, that in such an event, the Indemnitee will have the right to participate in the defense of such Third Party Claim and employ counsel, at the Indemnitee’s expense, separate from the counsel employed by the Indemnitor, it being understood that the Indemnitor will control such defense.

(ii)           If (A) the Indemnitor fails to accept responsibility for such Third Party Claim within such 20 calendar day period or the Indemnitor does not respond within such 20 calendar day period, or (B) either (x) the Indemnitee is advised by counsel that in connection with such Third Party Claim there may be one or more legal defenses available to the Indemnitee that are not available to the Indemnitor or conflict with or are different from those available to the Indemnitor, (y) the Third Party Claim seeks an order, injunction or other relief other than money damages against the Indemnitee, or (z) the Indemnitor does not promptly provide the Indemnitee with its financial statements or other information demonstrating the Indemnitor’s ability to discharge its obligations under this Article XI in full, then in any such case, the Indemnitor will not be entitled to assume the defense of such Third Party Claim and the Indemnitee shall have the right to undertake the defense, compromise or settlement of such Third Party Claim and, subject to the terms, conditions and limitations set forth in this Article, the Indemnitor will be liable for the Losses in connection with such Third Party Claim, including, without limitation, the fees and expenses of counsel incurred by the Indemnitee in defending, compromising or settling such Third Party Claim; provided, however, that in such an event, the Indemnitor will have the right to participate in the defense of such matter and employ counsel, at the Indemnitor’s expense (provided, that such expenses shall not count towards any limitations on the Indemnitor’s obligations hereunder), separate from the counsel employed by the Indemnitee, it being understood that the Indemnitee will control such defense.

(iii)          The Indemnitor will not be liable for any settlement of any Action effected without the Indemnitor’s written consent (which consent shall not be unreasonably withheld or delayed), but if settled with the Indemnitor’s written consent or if there be a final judgment for the plaintiff in any such Action, the Indemnitor agrees, subject to the terms, conditions and limitations set forth in this Article, to indemnify and hold harmless the Indemnitee from and against any Loss by reason of such settlement or judgment.

(c)           Non-Third Party Claims.  (i)  If the Indemnitor accepts responsibility for a claim or Loss which does not involve a Third Party Claim in writing within such 10 calendar day period, or the Indemnitor does not respond within such 10 calendar day period, such claim or Loss specified by the Indemnitee in the Indemnification Notice will conclusively be deemed a liability of the Indemnitor under Section 11.01 and the Indemnitor will pay the amount of such liability to the Indemnitee on demand.

(ii)           If the Indemnitor has timely disputed its liability with respect to such claim or Loss within such 10 calendar day period, the Indemnitor and the Indemnitee will proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute will be resolved by litigation in an appropriate court of competent jurisdiction.

(d)           Contribution.  If the indemnification provided for in this Article XI is prohibited under applicable Laws to an Indemnitee (other than by reason of the exceptions, limitations and conditions set forth in this Article) then the Indemnitor, in lieu of indemnifying the Indemnitee, will contribute to the amount paid or payable by the Indemnitee as a result of the Losses in such proportion as is appropriate to reflect the relative fault of the Indemnitor, on the one hand, and of the Indemnitee, on the other, in connection with the events or circumstances which resulted in the Losses as well as any other relevant equitable considerations.  The relative fault of the Indemnitor, on the one hand, and of the Indemnitee, on the other, will be determined by reference to, among other things, such Persons’ relative intent, knowledge, access to information and opportunity to correct or prevent the events or circumstances resulting in the Losses.

Section 11.03.        Survival of Indemnification.  The representations, warranties, covenants and agreements of the parties contained in the Sale Documents or in any document delivered pursuant thereto and the rights to indemnification under this Agreement with respect thereto will survive the Closing Date and any investigation at any time made by or on behalf of the Purchaser or any other party; provided, however, that the representations and warranties set forth in the Sale Documents and the indemnification under Section 11.01(a) and (b) shall expire on the second anniversary of the Closing Date, unless prior to such date, an Indemnification Notice or other notice of the inaccuracy or breach thereof has been given; provided, however, that:

(a)           Fundamental Indemnification.  The (i) Fundamental Representations and the Fundamental Representation Indemnification and (ii) the rights to indemnification under Section 11.01(a)(ii), (v), (vi) and (vii), will survive the Closing for a period ending on the fifth anniversary of the Closing Date, and will be effective with respect to any inaccuracy therein, breach thereof or claims made thereunder, notice of which has been given within such period; and

(b)           Tax Indemnification.  The representations and warranties set forth in Section 5.08, the covenants and agreements set forth in Section 10.03(b), and the Tax Indemnification will survive the Closing for a period ending six months after the termination of the statute of limitations (or any extension thereof) on any Law applicable to the matters covered therein, and will be effective with respect to any inaccuracy therein, breach thereof or claims made thereunder, notice of which has been given within such period.

Section 11.04.        Threshold; Limitation on Liability; Release of Company.

(a)           Threshold.  No Purchaser Indemnified Person or Company Indemnified Person will be entitled to indemnification for any Losses under Section 11.01(a)(i) or 11.01(b)(i), unless and until the aggregate amount of Losses suffered, sustained, or incurred by all of the Purchaser Indemnified Persons or the Company Indemnified Persons, as the case may be, due to the inaccuracy or breach of any representations or warranties or in any certificate delivered thereunder, exceeds the Threshold Amount, calculated on a cumulative basis and not per item basis , and then such party will be entitled to recover such Losses from the first dollar of such Losses and not merely the excess of such Losses above the Threshold Amount; provided, however, that with respect to indemnification pursuant to the Fundamental Representation Indemnification, the Tax Indemnification and indemnification under Section 11.01(a)(ii), (v), (vi) and (vii), the Purchaser Indemnified Persons shall be entitled to recover any such Losses from the first dollar of such Losses without any threshold, basket or deductible of any kind, and any such payments shall count towards the Threshold Amount.

(b)           Limitations on Liability of the Shareholders and the Company.  The aggregate liability of the Shareholders and the Company for indemnification under Section 11.01(a) of this Agreement shall not exceed an aggregate amount equal to the Cash Proceeds.

(c)           Limitations on Liability of the Purchaser.  The aggregate liability of the Purchaser for indemnification under Section 11.01(b) of this Agreement shall not exceed an aggregate amount equal to 10% of the Cash Proceeds.

(d)           Release of the Company.  Notwithstanding any provision of this Agreement to the contrary, except for the provisions of Section 11.05 below which shall apply to this Section 11.04(d), effective from and after the first anniversary of the Closing Date, the Company shall have no further obligation to indemnify the Purchaser under this Article XI, except with respect to any Losses or claims made for which the Purchaser or any Purchaser Indemnified Person shall have given the Company notice on or prior to such first anniversary; provided, however, that such release of the Company shall not in any way eliminate, restrict, affect or impair the Purchaser’s and the Purchaser Indemnified Person’s rights to (i) be indemnified by the Shareholders under this Article XI for Losses related to inaccuracies or breaches of representations, warranties, covenants and agreements of the Company set forth in the Sale Documents to the extent and during the period that the Company or the Shareholders were obligated to indemnify the Purchaser or the Purchaser Indemnified Persons, (ii) be indemnified for each type of Claim by the Shareholders under this Article XI during the relevant entire periods for each type of Claim provided in Section 11.03 above, and (iii) claim against and withdraw amounts from the Escrow Amount as provided in Section 11.07(d) below.

Section 11.05.        Fraud Exception.

(a)           Purchaser Indemnified Persons.  Notwithstanding any provision contained in Article XI to the contrary, in the event any Loss or failure to discover a fact or condition by a Purchaser Indemnified Person, is due to, arises from, or is in connection with, fraud, intentional misrepresentation, grossly negligent misrepresentation or willful misconduct by any Shareholder, the Company, any of their Subsidiaries or any Person acting or purporting to act on their behalf, such Purchaser Indemnified Person will be entitled to recover any such Losses from the Shareholders and the Company, jointly and severally, without regard to any of the time limitations, dollar thresholds or dollar limitations set forth above, and will be entitled to recover the full amount of such Losses from the first dollar of any such Loss, together with any punitive, exemplary and other damages that may be assessed by any court of competent jurisdiction.

(b)           Company Indemnified Persons.  Notwithstanding any provision contained in Article XI to the contrary, in the event any Loss or failure to discover a fact or condition by a Company Indemnified Person, is due to, arises from, or is in connection with, fraud, intentional misrepresentation, grossly negligent misrepresentation or willful misconduct by the Purchaser, any of its Subsidiaries or any Person acting or purporting to act on their behalf, such Company Indemnified Person will be entitled to recover any such Losses from the Purchaser without regard to any of the time limitations, dollar thresholds or dollar limitations set forth above, and will be entitled to recover the full amount of such Losses from the first dollar of any such Loss, together with any punitive, exemplary and other damages that may be assessed by any court of competent jurisdiction.

Section 11.06.        Set-Off.  Each of the parties hereto expressly acknowledges and agrees that in the event that a Purchaser Indemnified Person is entitled to indemnification under Section 11.01(a), the Purchaser will be entitled to set-off the amount of such Losses incurred by such Purchaser Indemnified Person against and retain such amount from any obligations or payments due to any Shareholder or the Company under any Sale Document, including, without limitation, under the Purchaser Note.

Section 11.07.        Escrow.

(a)           Escrow Agreement.  On or prior to the Closing Date, the Purchaser, the Shareholders and the Company will enter into the Escrow Agreement with the Escrow Agent.

(b)           Escrow Deposit.  In order to secure the obligations of the Shareholders and the Company to (i) pay to the Purchaser any amount under Section 3.03(e) hereof, and (ii) indemnify the Purchaser Indemnified Persons under Section 11.01(a) hereof, on the Closing Date, the Purchaser will deposit the Escrow Amount with the Escrow Agent, to be held by the Escrow Agent in accordance with the Escrow Agreement.  Such Escrow Amount will be deposited into an account to be managed and paid out by the Escrow Agent in accordance with the terms of the Escrow Agreement.

(c)           Escrow Amount.  (i)  The term “Escrow Amount” means an amount in cash equal to the sum of (A) $7,500,000.00 (the “General Escrow Amount”), plus (B) the Specified Liability Escrow Amount (as defined below).

(ii)           The “Specified Liability Escrow Amount” means (i) as of the date of this Agreement, an amount equal to the sum of all of the Liabilities set forth on Schedule 11.07(c) hereof, which the parties agree is $19,024,000.00 (such amount being the “Specified Liability Amount”), and (ii) as of the Closing Date, an amount equal to (A) the Specified Liability Amount, minus (B) the Pre-Closing Extinguished Liability Amount (as defined below).

(iii)          The “Pre-Closing Extinguished Liability Amount” means, with respect to all of the Liabilities set forth on Schedule 11.07(c) for which the Company shall have received (and delivered to the Purchaser) a full, unconditional and irrevocable release of the Company, its Subsidiaries, the Purchaser and their respective successors and assigns in form and substance reasonably satisfactory to the Purchaser prior to the Closing Date (each such Liability being an “Extinguished Liability”), the aggregate amount of such Extinguished Liabilities as set forth on Schedule 11.07(c); provided, however, that in no event shall the Pre-Closing Extinguished Liability Amount exceed the Specified Liability Escrow Amount.

(d)           Right to Withdraw.  In the event that either (i) (A) the Purchaser is entitled to any amount under Section 3.03(e) hereof, or (ii) a Purchaser Indemnified Person is entitled to indemnification pursuant to Section 11.01(a), then the Purchaser, or such Purchaser Indemnified Person, as the case may be, will have the right to withdraw such amounts from the balance of the Escrow Amount pursuant to the Escrow Agreement, or (ii) the Company is entitled to any amount under Section 3.03(e) hereof, then the Company will have the right to withdraw such amount from the balance of the Escrow Amount pursuant to the Escrow Agreement.  In such an event, the Purchaser or the Company, as the case may be, will instruct the Escrow Agent in writing pursuant to the terms of the Escrow Agreement to pay the Purchaser, such Purchaser Indemnified Person or the Company, as the case may be, from the Escrow Amount the amount that is due the Purchaser, such Purchaser Indemnified Person or the Company, as the case may be.

(e)           Release of Escrow.

(i)            Post-Closing Extinguished Liabilities.  After the Closing Date, in the event that the Company shall receive (and deliver to the Purchaser) a full, unconditional and irrevocable release of the Company, its Subsidiaries, the Purchaser and their respective successors and assigns in form and substance reasonably satisfactory to the Purchaser in respect of an Extinguished Liability (except for Liabilities that are included within the definition of Pre-Closing Extinguished Liability Amount), then (A) the Escrow Amount shall be reduced by the amount of such Extinguished Liability as set forth on Schedule 11.07(c), and (B) the Escrow Agent will pay to the Company from the Escrow Amount, an aggregate amount equal to the amount of such Extinguished Liability as set forth on Schedule 11.07(c) (the sum of all such amounts being the “Post-Closing Extinguished Liability Amount”); provided, however, that in no event shall the sum of the Pre-Closing Extinguished Liability Amount, plus the Post-Closing Extinguished Liability Amount exceed the Specified Liability Escrow Amount, and provided, further, however, that in no event shall the Escrow Amount held by the Escrow Agent be reduced below the General Escrow Amount, except to the extent funds in the Escrow Account have theretofore been used to satisfy Losses or claims under Section 11.01(a).

(ii)           Second Anniversary.  On the second anniversary of the Closing Date, the Escrow Agent will pay to the Company an aggregate amount equal to the excess, if any, of (i) the amount held by the Escrow Agent in the escrow account on the second anniversary of the Closing Date, over (ii) the aggregate dollar amount of all claims made (but not paid as of the second anniversary of the Closing Date) by the Purchaser or the Purchaser Indemnified Persons under Section 3.03(c) or Section 11.01(a); provided, however, that such payment or release shall not limit or affect the rights of the Purchaser or any other Purchaser Indemnified Persons under this Article XI or otherwise.

ARTICLE XII

Miscellaneous

Section 12.01.        Notices.  All notices, requests, demands and other communications to any party or given under any Sale Document will be in writing and delivered personally, by overnight delivery or courier, by registered mail or by telecopier (with confirmation received) to the parties at the address or telecopy number specified for such parties on the signature pages hereto (or at such other address or telecopy number as may be specified by a party in writing given at least five Business Days prior thereto).  All notices, requests, demands and other communications will be deemed delivered when actually received.

Section 12.02.        Counterparts.  This Agreement may be executed simultaneously in one or more counterparts, and by different parties hereto in separate counterparts, each of which when executed will be deemed an original, but all of which taken together will constitute one and the same instrument.

Section 12.03.        Amendment of Agreement.  This Agreement may not be amended, modified or waived except by an instrument in writing signed on behalf of each of the parties hereto.

Section 12.04.        Successors and Assigns; Assignability.  This Agreement will be binding upon and inures to the benefit of and is enforceable by the respective successors and permitted assigns of the parties hereto.  This Agreement may not be assigned by any party hereto without the prior written consent of all other parties hereto, except for the assignment of all or any part of the rights and obligations of the Purchaser under this Agreement, which may be freely assigned by the Purchaser to an Affiliate of the Purchaser either prior to or after the Closing Date, in any case, so long as either (i) such Affiliate has a net worth at least equal to the net worth of the Purchaser as of the time of such assignment, or (ii) the Purchaser remains liable for its obligations under this Agreement.  Any assignment or attempted assignment in contravention of this Section will be void ab initio and will not relieve the assigning party of any obligation under this Agreement.

Section 12.05.        Governing Law.  This Agreement will be governed by, and construed in accordance with, the laws of the state of New York applicable to contracts executed in and to be performed entirely within that state, without reference to conflicts of laws provisions.

Section 12.06.        Integration.  The Sale Documents contain and constitute the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior negotiations, agreements and understandings, whether written or oral, of the parties hereto.

Section 12.07.        Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 12.08.        Further Assurances.  Promptly upon the reasonable request by the Purchaser, the parties hereto (with the expenses paid by the party responsible as provided in this Agreement) shall (a) correct any defect or error that may be discovered in any Sale Document or in the execution, delivery, acknowledgment or recordation of any Sale Document and (b) execute, acknowledge, deliver, record, file and register, any and all such further acts, deeds, conveyances, pledge agreements, mortgages, deeds of trust, trust deeds, assignments, estoppel certificates, financing statements and continuations, notices of assignment, transfers, certificates, assurances and other instruments, in each case, as such requesting party may require from time to time.

Section 12.09.        No Third-Party Rights.  This Agreement is not intended, and will not be construed, to create any rights in any parties other than the Shareholders, the Company, and the Purchaser, and no Person may assert any rights as third-party beneficiary hereunder, including, without limitation, the directors, officers and employees of the Company or any of its Subsidiaries, except (a) that any rights, obligations or remedies of the Purchaser hereunder may be exercised by an Affiliate of the Purchaser in accordance with Section 12.04 and (b) as provided in Article XI, except that the directors, officers and employees of the Company and its Subsidiaries are not parties to this Agreement, are not third-party beneficiaries of this Agreement or any other Sale Document and are not entitled to enforce any of the provisions of this Agreement or the other Sale Documents.

Section 12.10.        Enforcement.

(a)           Shareholders and the Company.  Each of the Company and the Shareholders hereby acknowledges and agrees that the provisions of this Agreement are of a special and unique nature, the loss of which cannot be accurately compensated for in damages by an action at law, and that the breach or threatened breach of the provisions of this Agreement would cause the Purchaser irreparable harm and that money damages would not be an adequate remedy for any breach or threatened breach of the provisions of this Agreement by the Company or the Shareholders.  Therefore, the parties hereto agree that the Purchaser shall be entitled to equitable relief, including, without limitation, an injunction or injunctions (without the requirement of posting a bond or other security or any similar requirement or proving actual damages) to prevent breaches or threatened breaches of this Agreement, including, without limitation, the provisions of Section 9.03 hereof, by the Company or the Shareholders and to specifically enforce the terms and provisions of this Agreement, including, without limitation, Section 9.03 hereof, this being in addition to any other remedy to which the Purchaser is or may be entitled at law or in equity.

(b)           Purchaser.  The parties hereto agree that the Company and the Shareholders shall be entitled to equitable relief, including, without limitation, an injunction or injunctions (without the requirement of posting a bond or other security or any similar requirement or proving actual damages) to prevent breaches or threatened breaches of this Agreement by the Purchaser and to specifically enforce the terms and provisions of this Agreement, this being in addition to any other remedy to which the Company and the Shareholders are or may be entitled at law or in equity.

Section 12.11.        Submission to Jurisdiction.  Each of the Shareholders, the Company, and the Purchaser hereby (a) agrees that any Action with respect to any Sale Document may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York, (b) accepts for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of such courts, (c) irrevocably waives any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any Action in those jurisdictions, and (d) irrevocably consents to the service of process of any of the courts referred to above in any Action by the mailing of copies of the process to the parties hereto as provided in Section 12.01.  Service effected as provided in this manner will become effective ten calendar days after the mailing of the process.

Section 12.12.        Waiver of Jury Trial.  EACH OF THE PARENT, THE COMPANY, AND THE PURCHASER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION TO ENFORCE OR DEFEND ANY RIGHT UNDER ANY SALE DOCUMENT OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR TO BE DELIVERED IN CONNECTION WITH ANY SALE DOCUMENT AND AGREES THAT ANY ACTION WILL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

Section 12.13.        No Waiver; Remedies.  No failure or delay by any party in exercising any right, power or privilege under this Agreement will operate as a waiver of the right, power or privilege.  A single or partial exercise of any right, power or privilege will not preclude any other or further exercise of the right, power or privilege or the exercise of any other right, power or privilege.  The rights and remedies provided in the Sale Documents will be cumulative and not exclusive of any rights or remedies provided by law.

Section 12.14.        Ambiguities.  This Agreement was negotiated between legal counsel for the parties and any ambiguity in this Agreement shall not be construed against the party who drafted this Agreement.

Section 12.15.        Incorporation of Schedules and Exhibits.  The Schedules and Exhibits hereto are incorporated into this Agreement and will be deemed a part hereof as if set forth herein in full.  References to “this Agreement” and the words “herein”, “hereof” and words of similar import refer to this Agreement (including the Schedules and Exhibits) as an entirety.  In the event of any conflict between the provisions of this Agreement and any Schedule or Exhibit, the provisions of this Agreement will control.  Capitalized terms used in the Schedules have the meanings assigned to them in this Agreement.  The Section references referred to in the Schedules are to Sections of this Agreement, unless otherwise expressly indicated.  The term “including”, as used herein, shall be deemed to be followed by the words “without limitation”.

In witness whereof, the parties have executed and delivered this Agreement as of the date first written above.

COMPANY:

Address for Notices:	EXPANETS, INC.
9780 Mt. Pyramid Court, Suite 400
Englewood, Colorado 80112
Attention: Christopher J. Younger
Telephone No.: 303-300-6111	By:	/s/ William Austin
Facsimile No.: 303-300-6125		Name: William Austin
Title:

With a copy to:

Leonard, Street and Deinard Professional Association

150 South Fifth Street, Suite 2300

Minneapolis, Minnesota 55402

Attention:  Michael G. Taylor, Esq.

Telephone No.:  612-335-1589

Facsimile No.:  612-335-1657

SHAREHOLDERS:

Address for Notices:	NORTHWESTERN CORPORATION
125 South Dakota Avenue, Suite 1100
Sioux Falls, South Dakota 57104
Attention: Eric Jacobsen
Telephone No.: 605-978-2908	By:	/s/ William Austin
Facsimile No.: 605-978-2963		Name: William Austin
Title:

With a copy to:

Paul, Hastings, Janofsky & Walker LLP

75 East 55th Street

New York, New York 10022

Attention:  Marie Censoplano, Esq.

Telephone No.:  212-318-6000

Facsimile No.:  212-319-4090

Address for Notices:	NORTHWESTERN GROWTH CORPORATION
125 South Dakota Avenue, Suite 1100
Sioux Falls, South Dakota 57104
Attention: Eric Jacobsen
Telephone No.: 605-978-2908	By:	/s/ Eric Jacobsen
Facsimile No.: 605-978-2963		Name: Eric Jacobsen
Title:

With a copy to:

Paul, Hastings, Janofsky & Walker LLP

75 East 55th Street

New York, New York 10022

Attention:  Marie Censoplano, Esq.

Telephone No.:  212-318-6000

Facsimile No.:  212-319-4090

Address for Notices:	NORTHWESTERN CAPITAL CORPORATION
125 South Dakota Avenue, Suite 1100
Sioux Falls, South Dakota 57104
Attention: Eric Jacobsen
Telephone No.: 605-978-2908	By:	/s/ Eric Jacobsen
Facsimile No.: 605-978-2963		Name: Eric Jacobsen
Title:

With a copy to:

Paul, Hastings, Janofsky & Walker LLP

75 East 55th Street

New York, New York 10022

Attention:  Marie Censoplano, Esq.

Telephone No.:  212-318-6000

Facsimile No.:  212-319-4090

PURCHASER:

Address for Notices:	AVAYA INC.
c/o Avaya Inc.
211 Mount Airy Road
Basking Ridge, New Jersey 07920
Attention: Justin Choi, Vice President	By:	/s/ Garry McGuire
Telephone: 908 953-6000		Name: Garry McGuire
Facsimile: 908 953-4912		Title: Chief Financial Officer

With copies to:

Sidley Austin Brown & Wood LLP

787 Seventh Avenue

New York, New York  10019

Attention:  Irving Rotter

Telephone:  212 839-5300

Facsimile:  212 839-5599

NOTE:  The Schedules and Exhibit to this Exhibit 2.1, which are listed on pages iv and v of this Exhibit 2.1, have been omitted as they do not contain information that is material to an investment decision and not otherwise disclosed in this Exhibit 2.1.  The Company hereby agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Commission upon request.